SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Wells Fargo & Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Explanatory Note

The Company currently has a no-action letter pending before the Securities and Exchange Commission (the “SEC”) seeking to exclude the following stockholder proposal submitted under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Item 6: Stockholder Proposal Regarding An Amendment to the Company’s Performance-Based Compensation Policy. If the SEC concurs with the Company that this proposal may be properly excluded from the Company’s proxy statement under Rule 14a-8 of the Exchange Act, the Company will exclude such proposal from its definitive proxy statement expected to be filed with the SEC and made available to stockholders on or about March 18, 2010.

WELLS FARGO & COMPANY

March [•], 2010

Dear Stockholder:

The 2010 annual meeting of stockholders of Wells Fargo & Company will be held on April 27, 2010, at 1:00 p.m., Pacific time, in The Julia Morgan Ballroom, Merchants Exchange Building, 465 California Street, San Francisco, California. Please read the notice of meeting and proxy statement accompanying this letter carefully so that you will know what you are being asked to vote on at the meeting and what you will need to do if you want to attend the meeting in person.

This year, we are again using the Securities and Exchange Commission rule that allows us to furnish our proxy materials to stockholders over the internet. This means most of our stockholders will receive only a notice containing instructions on how to access the proxy materials over the internet and vote online. If you receive this notice but would still like to request paper copies of the proxy materials, please follow the instructions on the notice or on the website referred to on the notice. If you receive paper copies of the proxy materials, we ask you to consider signing up to receive these materials electronically over the internet in the future by following the instructions in the proxy statement. By delivering proxy materials electronically to our stockholders, we can reduce the consumption of natural resources and the costs of printing and mailing our proxy materials. Please visit www.wellsfargo.com (About Us>Investor Relations>More>View Annual Reports) for more information about the electronic delivery of proxy materials.

Your vote is important. Please vote as soon as possible even if you plan to attend the annual meeting. The notice and the proxy statement contain instructions on how you can vote your shares over the internet, by telephone, or by mail. If you need help at the meeting because of a disability, please contact Wells Fargo Events Services, at least one week in advance of the meeting, at 525 Market Street, 16th Floor, San Francisco, California 94105, telephone 1-415-547-3140.

Thank you for your interest in Wells Fargo.

Sincerely,

John G. Stumpf
Chairman, President and Chief Executive Officer

WELLS FARGO & COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME:	Tuesday, April 27, 2010, at 1:00 p.m., Pacific time

PLACE:	The Julia Morgan Ballroom Merchants Exchange Building 465 California Street San Francisco, California

ITEMS OF BUSINESS:	(1) Elect as directors the 16 nominees named in the accompanying proxy statement;

(2) Vote on a non-binding advisory resolution to approve the compensation of the Company’s named executives;

(3) Vote on an amendment to the Company’s Certificate of Incorporation to increase the Company’s authorized shares of common stock from 6 billion to 9 billion;

(4) Ratify the appointment of our independent auditors for 2010;

(5) Vote on a stockholder proposal regarding an advisory vote on executive and director compensation;

(6) Vote on a stockholder proposal regarding an amendment to the Company’s performance-based compensation policy;

(7) Vote on a stockholder proposal regarding a policy to require an independent chairman;

(8) Vote on a stockholder proposal regarding a report on charitable contributions;

(9) Vote on a stockholder proposal regarding a report on political contributions; and

(10) Consider any other business properly brought before the meeting.

WHO CAN VOTE:	You may vote only if you owned shares of common stock at the close of business on February 26, 2010.

VOTING:	It is important that your shares be represented and voted at the meeting. You can vote your shares over the internet or by telephone. If you received a paper proxy card or voting instruction form by mail, you may also vote by signing, dating, and returning the proxy card or voting instruction form in the envelope provided. Voting in any of these ways will not prevent you from attending or voting your shares at the meeting. For specific instructions on how to vote your shares, see page [•] of the proxy statement. Please call Investor Relations at 1-415-396-3668, if you need directions to attend the meeting and vote in person.

MEETING ADMISSION:	You may attend the meeting only if you owned shares of our common stock at the close of business on February 26, 2010. If you or your legal proxy holder plan to attend the meeting in person, you must follow the admission procedures described beginning on page [•] of the proxy statement. If you do not comply with these procedures, you will not be admitted to the meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS:	Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on April 27, 2010. Wells Fargo’s 2010 Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2009 are available at: www.ematerials.com/wfc.

By Order of the Board of Directors,

Laurel A. Holschuh Corporate Secretary

This notice and the accompanying proxy statement, 2009 annual report, and proxy card or voting instruction form were either made available to you over the internet or mailed to you beginning on or about March [•], 2010.

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WELLS FARGO & COMPANY

420 Montgomery Street

San Francisco, California 94104

PROXY STATEMENT

GENERAL INFORMATION

You are invited to attend Wells Fargo’s 2010 annual meeting of stockholders and are entitled and requested to vote on the items of business described in this proxy statement. Please read this proxy statement carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares at the annual meeting. In this proxy statement, we refer to the notice of the 2010 annual meeting of stockholders, this proxy statement, our annual report to stockholders for the fiscal year ended December 31, 2009, and the proxy card or voting instruction form as our “proxy materials.”

In this proxy statement, the “Company,” “Wells Fargo,” “we,” “our,” or “us” all refer to the company named Wells Fargo & Company and its subsidiaries. We also refer to the Board of Directors of Wells Fargo & Company as the “Board.” We use abbreviations and other defined terms in this proxy statement. Please refer to the Glossary of Commonly Used Terms for definitions of the abbreviations and other terms frequently used in this proxy statement.

INFORMATION ABOUT THE PROXY MATERIALS

Why did I receive the proxy materials?

We have made the proxy materials available to you over the internet or, in some cases, mailed you paper copies of these materials because the Board is soliciting your proxy to vote your shares of our common stock at the annual meeting to be held on Tuesday, April 27, 2010 or at any adjournments or postponements of this meeting. The proxy materials were either made available to you over the internet or mailed to you beginning on or about March [•], 2010.

What is a proxy?

The Board is asking you to give us your proxy. Giving us your proxy means that you authorize another person or persons to vote your shares of our common stock at the annual meeting in the manner you direct. The written document you complete to designate someone as your proxy is usually called a “proxy card” or a “voting instruction form” depending on how the ownership of your shares is reflected in our records. If you are the record holder of your shares, a “proxy card” is the document used to designate your proxy to vote your shares. If you hold your shares in street name, a “voting instruction form” is the document used to designate your proxy to vote your shares. If you participate in a Company 401(k) plan or stock purchase plan, then you will receive a “voting instruction form and proxy card” to designate your proxy to vote your shares. In this proxy statement, the term “proxy card” means the proxy card, voting instruction form, and the voting instruction form and proxy card unless otherwise indicated.

What is the difference between holding shares as a “record” holder and in “street name”?

• Record Holders	If your shares of common stock are registered directly in your name on our stock records, you are considered the stockholder of record, or the “record” holder of those shares. As the record holder you have the right to vote your shares in person or by proxy at the annual meeting.

• Street Name Holders	If your shares of common stock are held in an account at a brokerage firm, bank, or other similar entity, then you are the beneficial owner of shares held in “street name.” The entity holding your account is considered the record holder for purposes of voting at the annual meeting. As the beneficial owner you have the right to direct this entity on how to vote the shares held in your account. However, as described below, you may not vote these shares in person at the annual meeting unless you obtain a legal proxy from the entity that holds your shares giving you the right to vote the shares at the meeting.

Why did I receive a notice regarding the internet availability of proxy materials instead of paper copies of the proxy materials?

This year, we are again using the SEC notice and access rule that allows us to furnish our proxy materials over the internet to our stockholders instead of mailing paper copies of those materials to each stockholder. As a result, beginning on or about March [•], 2010, we sent to most of our stockholders by mail or e-mail a notice containing instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received only a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice.

We provided some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are participants in our benefit plans, with paper copies of the proxy materials instead of a notice that the materials are electronically available over the internet. If you received paper copies of the notice or proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to stockholders by signing up to receive all of your future proxy materials electronically, as described under “How can I receive my proxy materials electronically in the future?” below.

If you own shares of common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one notice or more than one set of paper proxy materials. To vote all of your shares by proxy, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts.

How can I receive my proxy materials electronically in the future?

Although you may request to receive paper copies of the proxy materials, we would prefer to send proxy materials to stockholders electronically. Stockholders who sign up to receive proxy materials electronically will receive an e-mail prior to next year’s annual meeting with links to the proxy materials, which may give them faster delivery of the materials and will help us save printing and mailing costs and conserve natural resources. Your election to receive proxy materials by e-mail will remain in effect until you terminate your election. To receive proxy materials electronically by e-mail in the future, follow the instructions described below or on the notice.

If we sent you paper copies of the proxy materials or the notice of internet availability of the proxy materials by mail and you would like to sign up to receive these materials electronically in the future, please have your proxy card or notice available and register using one of the following choices:

• Record Holders	If you are the record holder of your shares, you may either go to www.ematerials.com/wfc and follow the instructions for requesting meeting materials or call 1-866-697-9377.

• Street Name Holders	If you hold your shares in street name, you may either go to www.proxyvote.com and follow the instructions to enroll for electronic delivery or contact your brokerage firm, bank, or other similar entity that holds your shares.

If you have previously agreed to electronic delivery of our proxy materials, but wish to receive paper copies of these materials for the annual meeting or for future meetings, please follow the instructions on the website referred to on the electronic notice you received.

Where can I find more information about the electronic delivery of proxy materials and the benefits to Wells Fargo and its stockholders?

We have more information about the electronic delivery of proxy materials and the expected benefits to Wells Fargo and its stockholders on our website, www.wellsfargo.com (About Us>Investor Relations>More>View Annual Reports).

What is “householding”?

SEC rules allow a single copy of the proxy materials or the notice of internet availability of proxy materials to be delivered to multiple stockholders sharing the same address and last name, or who we reasonably believe are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.

Because we are using the SEC’s notice and access rule, we will not household our proxy materials or notices to stockholders of record sharing an address. This means that stockholders of record who share an address will each be mailed a separate notice or paper copies of the proxy materials. However, we understand that certain brokerage firms, banks, or other similar entities holding our common stock for their customers may household proxy materials or notices. Stockholders sharing an address whose shares of our common stock are held by such entities, should contact such entity if they now receive (1) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future. Additional copies of our proxy materials are available upon request by contacting:

Wells Fargo & Company

Attention: Corporate Secretary

Wells Fargo Center

MAC #N9305-173

Sixth and Marquette

Minneapolis, Minnesota 55479

1-866-697-9377

Who pays the cost of soliciting proxies?

We pay the cost of soliciting proxies. We have retained Laurel Hill Advisory Group, LLC to help the Board solicit proxies. We expect to pay $17,500 plus out-of-pocket expenses for its help. Members of the Board and our team members may also solicit proxies for us by mail, telephone, fax, e-mail, or in person. We will not pay our directors or team members any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding the notice of internet availability of proxy materials and/or proxy materials to their customers who are street name holders and obtaining their voting instructions.

INFORMATION ABOUT THE ANNUAL MEETING

What will I be voting on at the annual meeting?

This year you will be asked to vote on the following items of business:

•	The election of the 16 director nominees named in this proxy statement (Item 1);

•	A non-binding advisory resolution to approve the compensation of the Company’s named executives (Item 2);

•	An amendment to our Certificate of Incorporation to increase the Company’s authorized shares of common stock from 6 billion to 9 billion (Item 3);

•	The ratification of KPMG LLP (KPMG) as our independent auditors for 2010 (Item 4); and

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Five stockholder proposals, if presented at the meeting, regarding an advisory vote on executive and director compensation (Item 5), an amendment to the Company’s performance-based compensation policy (Item 6), a policy to require an independent chairman (Item 7), a report on charitable contributions (Item 8), and a report on political contributions (Item 9).

As far as we know, stockholders will vote at the annual meeting only on the items listed above. However, if any other business properly comes before the meeting, the persons named as proxies for stockholders will vote on those matters in a manner they consider appropriate.

How does the Board recommend I vote?

For the reasons set forth in more detail later in this proxy statement, the Board recommends you vote:

•	FOR all the nominees for directors named in this proxy statement (Item 1);

•	FOR the non-binding advisory resolution to approve the compensation of the Company’s named executives (Item 2);

•	FOR the amendment to our Certificate of Incorporation to increase the Company’s authorized shares of common stock from 6 billion to 9 billion (Item 3);

•	FOR the ratification of KPMG as our independent auditors for 2010 (Item 4); and

•	AGAINST each of the stockholder proposals (Items 5 through 9).

Who can vote at the annual meeting?

We are required under Delaware law to establish a record date for the annual meeting so we can determine which stockholders are entitled to notice of, and to vote at the meeting. The Board has determined that the record date for the annual meeting is February 26, 2010. Stockholders who owned shares of our common stock as of the close of business on that date can vote at the meeting. On that date, we had [•] shares of common stock outstanding and entitled to vote. Each share of common stock outstanding on the record date is entitled to one vote on each of the 16 director nominees and one vote on each other item to be voted on at the meeting. There is no cumulative voting.

How do I vote if I don’t attend the annual meeting?

You don’t have to attend the annual meeting to vote. The Board is soliciting proxies so that you can vote before the annual meeting. Even if you currently plan to attend the meeting, we recommend that you vote by proxy before the meeting so that your vote will be counted if you later decide not to attend. If you are the record holder of your shares, there are three ways you can vote by proxy:

• By Internet	You may vote over the internet by going to www.eproxy.com/wfc and following the instructions when prompted. In order to vote, you will need to have the control number that appears on the notice of internet availability of proxy materials or proxy card you received.

• By Telephone	You may vote by telephone by calling 1-800-560-1965 and following the recorded instructions. To vote by telephone, you will also need your control number referred to above.

• By Mail	You may vote by completing, signing, dating, and returning the proxy card you received in the mail, if you received paper copies of the proxy materials.

If your shares are held in street name, you may vote your shares before the meeting over the internet by following the instructions on the notice of internet availability of proxy materials you received or, if you received a voting instruction form from your brokerage firm, bank, or other similar entity by mail, by completing, signing, and returning the form you received. You should check your voting instruction form to see if internet or telephone voting is available to you.

If you received more than one notice of internet availability of proxy materials or proxy card, this means you hold shares of our common stock in more than one account. You must complete, sign, date, and return each proxy card or vote all shares over the internet or by telephone for each of your accounts. If you vote over the internet or by telephone, you should not mail back any proxy card you received.

If you vote using one of the methods described above, you will be designating Patricia R. Callahan, Michael J. Loughlin, and James M. Strother, each of whom is an executive officer, as your proxies to vote your shares as you instruct. If you sign and return your proxy card or vote over the internet or by telephone without giving specific voting instructions, these individuals will vote your shares by following the Board’s recommendations above. If any other business properly comes before the meeting, these individuals will vote on those matters in a manner they consider appropriate.

Can I vote in person at the annual meeting?

Yes. If you are a stockholder of record on the record date, you can vote your shares of common stock in person at the annual meeting. If your shares are held in street name, you may vote your shares in person only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote the shares it holds for you in its name. If you attend the meeting and vote your shares by ballot, your vote at the meeting will revoke any vote you submitted previously over the internet, by telephone or by mail. Even if you currently plan to attend the meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

How do I vote the shares I hold in a Company 401(k) Plan or Stock Purchase Plan?

If you participate in any of the Company Plans, you received a separate voting instruction form and proxy card with your proxy materials for each plan in which you participate. The voting instruction form and proxy card reflects all shares of our common stock you may vote under the particular plan as of the record date. If you participate in any of the Company Plans and you have a Company e-mail address, you received the proxy materials electronically by e-mail. Participants who do not have a Company e-mail address received paper copies of the proxy materials.

Under the terms of the Company 401(k) Plans, the applicable trustee of the plan will vote any shares you hold in these plans, but you have the right to instruct the trustee how to vote these shares. You can instruct the 401(k) plan trustee how to vote your 401(k) plan shares by voting over the internet or by telephone by following the instructions on the voting instruction form and proxy card, or by completing, signing, and returning your voting instruction form and proxy card. All of the voting instructions and votes given by participants in the Company 401(k) Plans will be tabulated and the voting results for each Company 401(k) Plan will be provided to the applicable plan trustee. Each of the trustees of the Company 401(k) Plans will determine the ratio of votes for and against and abstentions on each item and will vote all shares held in the applicable plan according to these ratios and the terms of the applicable plan. If you do not instruct the trustee how to vote your 401(k) plan shares, each of the trustees will vote them in proportion to the voting instructions the trustee actually receives from all other 401(k) plan participants in accordance with the terms of the respective plan.

Under the Company SPP, you can vote all your SPP shares directly through the custodian for the Company SPP. You can direct the SPP custodian to vote your SPP shares by voting over the internet or by telephone by following the instructions on the voting instruction form and proxy card, or by completing, signing, and returning your voting instruction form and proxy card. If you do not provide voting directions for your SPP shares, these shares will not be voted.

May I change my vote?

Yes. If you are the record holder of the shares, you may change your vote by:

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Submitting timely written notice of revocation to our Corporate Secretary, Laurel A. Holschuh, at MAC #N9305-173, Sixth and Marquette, Minneapolis, Minnesota 55479 at any time prior to the vote at the annual meeting;

•	If you completed and returned a proxy card, submitting a new proxy card with a later date and returning it prior to the vote at the annual meeting;

•	If you voted over the internet or by telephone, voting again over the internet or by telephone by the applicable deadline shown in the table below; or

•	Attending the annual meeting in person and voting your shares by ballot at the meeting.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your brokerage firm, bank, or other similar entity or, if you have obtained a legal proxy from your brokerage firm, bank or other similar entity giving you the right to vote your shares, you may change your vote by attending the meeting and voting in person. If you participate in the Company Plans, you may change your vote by submitting new voting instructions to the applicable trustee or custodian of the plan before the applicable deadline shown below.

What is the deadline for voting?

If You Are:	Voting By:	Your Vote Must Be Received:
A record holder	• Mail	• Prior to the annual meeting
	• Internet or telephone	• By 12 noon, Central time, on April 26, 2010
A street name holder	• Mail	• Prior to the annual meeting
	• Internet or telephone	• By 11:59 p.m., Eastern time, on April 26, 2010
A participant in the Company Plans	• Mail • Internet or telephone	• By 11:59 p.m., Eastern time, on April 23, 2010 • By 11:59 p.m., Eastern time, on April 25, 2010

Are there any rules regarding admission to the annual meeting?

Yes. You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our stockholders on the record date. Before we will admit you to the meeting, we must be able to confirm:

•	Your identity by reviewing a valid form of photo identification, such as a driver’s license; and

•	You were, or are validly acting for, a stockholder of record on the record date by:

➢	verifying your name and stock ownership against our list of registered stockholders, if you are the record holder of your shares;

➢	reviewing other evidence of your stock ownership, such as your most recent brokerage or bank statement, if you hold your shares in street name, or your most recent plan statement, if you are a participant in one of the Company Plans; or

➢	reviewing a written proxy that shows your name and is signed by the stockholder you are representing, in which case either the stockholder must be a registered stockholder or you must have a brokerage or bank statement for that stockholder as described above.

If you do not have a valid form of picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of our common stock on February 26, 2010, you will not be admitted to the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement, or your plan statement if you are a participant in one of the Company Plans, as your proof of ownership and any written proxy you present as the representative of a stockholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above. The annual meeting will begin at 1:00 p.m., Pacific time. Please allow ample time for the admission procedures described above.

What is a broker non-vote?

The NYSE allows its member-brokers to vote shares held by them for their customers on matters the NYSE determines are routine, even though the brokers have not received voting instructions from their customers. The NYSE currently considers the proposals to approve the non-binding advisory resolution regarding the compensation of the Company’s named executives (Item 2), the amendment to our Certificate of Incorporation to increase the Company’s authorized shares of common stock (Item 3), and the ratification of our independent auditors (Item 4) as routine matters. Your broker, therefore, may vote your shares in its discretion on these routine matters if you do not instruct your broker how to vote on them. If the NYSE does not consider a matter routine, then your broker is prohibited from voting your shares on the matter unless you have given voting instructions on that matter to your broker. Unlike previous years, the NYSE no longer considers the election of directors to be routine (Item 1). Therefore, brokers holding shares for their customers will not have the ability to cast votes with respect to the election of directors unless they have received instructions from their customers. It is important, therefore, that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to the election of directors is counted. In addition to the election of directors (Item 1), the NYSE does not consider any of the stockholder proposals (Items 5 through 9) as routine matters, so your broker may not vote on these matters in its discretion. Your broker, therefore, will need to return a proxy card without voting on these non-routine matters if you do not give voting instructions with respect to these matters. This is referred to as a “broker non-vote.”

How many votes must be present to hold the annual meeting?

A quorum must be present before we can conduct any business at the meeting. This means we need the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting as of the record date to be present in person or represented by proxy at the meeting. We urge you to vote promptly by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough shares will be present for us to hold the meeting. Solely for purposes of determining whether we have a quorum, we will count:

•	Shares present in person or by proxy and voting;

•	Shares present in person and not voting; and

•	Shares for which we have received proxies but for which stockholders have abstained from voting or that represent broker non-votes.

What vote is required to approve each item?

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Election of Directors (Item 1).    Under our By-Laws, a nominee for director will be elected to the Board if the votes cast “FOR” the nominee exceed the votes cast “AGAINST” the nominee. As required by our Corporate Governance Guidelines, each nominee for director has tendered an irrevocable resignation that will become effective if he or she fails to receive the required vote for election at the annual meeting and the Board accepts the tendered resignation. For more information on the director resignation provisions in our Corporate Governance Guidelines, see the information under “Director Election Standard” below.

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Non-Binding Advisory Resolution to Approve the Compensation of the Company’s Named Executives (Item 2).    Under our By-Laws, the non-binding advisory resolution to approve the compensation of the Company’s named executives will be approved if a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on this item vote “FOR” this item.

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Amendment to Certificate of Incorporation to Increase the Company’s Authorized Shares of Common Stock ( Item 3).    Under Delaware law, the amendment to the Company’s Certificate of Incorporation to increase our shares of authorized common stock will be approved if a majority of the issued and outstanding shares of common stock entitled to vote at the meeting vote “FOR” this item.

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Ratification of KPMG (Item 4).    Under our By-Laws, the ratification of KPMG will be approved if a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on this item vote “FOR” this item.

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Stockholder Proposals (Items 5 through 9).    Under our By-laws, each of the stockholder proposals presented at the annual meeting will be approved if a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on each stockholder proposal vote “FOR” each item.

How are votes counted?

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Election of Directors (Item 1).    You may vote “FOR” or “AGAINST” each director nominee, or “ABSTAIN” from voting on a director nominee. We will not count abstentions or broker non-votes as either for or against a director, so abstentions and broker non-votes have no effect on the election of a director.

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Non-Binding Advisory Resolution to Approve the Compensation of the Company’s Named Executives (Item 2).    You may vote “FOR” or “AGAINST” this item, or “ABSTAIN” from voting on this item. Abstentions are counted as votes present and entitled to vote at the meeting and will have the same effect as votes against this item.

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Amendment to Certificate of Incorporation to Increase the Company’s Authorized Shares of Common Stock (Item 3).    You may vote “FOR” or “AGAINST” this item, or “ABSTAIN” from voting on this item. Abstentions are counted as votes present and entitled to vote at the meeting and will have the same effect as votes against this item.

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Ratification of KPMG (Item 4).    You may vote “FOR” or “AGAINST” this item, or “ABSTAIN” from voting on this item. Abstentions are counted as votes present and entitled to vote at the meeting and will have the same effect as votes against this item.

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Stockholder Proposals (Items 5 through 9).    You may vote “FOR” or “AGAINST” each of these items, or “ABSTAIN” from voting on each of these items. Abstentions are counted as votes present and entitled to vote at the meeting and will have the same effect as votes against each of these items. Broker non-votes are not considered to be entitled to vote on each of these items at the meeting and, therefore, will have no effect on the voting results of each of these items.

Is my vote confidential?

Yes. It is our policy that documents identifying your vote are confidential. The vote of any stockholder will not be disclosed to any third party before the final vote count at the annual meeting except:

•	To meet legal requirements;

•	To assert claims for or defend claims against the Company;

•	To allow authorized individuals to count and certify the results of the stockholder vote;

•	If a proxy solicitation in opposition to the Board takes place; or

•	To respond to stockholders who have written comments on proxy cards or who have requested disclosure.

The Inspector of Election and those who count stockholder votes may not be team members of Wells Fargo & Company but may be team members of one of our affiliated banks who have been instructed to comply with this policy. Third parties unaffiliated with the Company will count the votes of participants in the Company Plans.

OWNERSHIP OF OUR COMMON STOCK

Directors and Executive Officers

To further align the interests of our directors and executive officers with your interests as stockholders, we require our non-employee directors and our executive officers to own shares of our common stock. Under our stock ownership guidelines, non-employee directors are expected to own, within five years of joining the Board, stock equal to five times the cash portion of the annual retainer we pay them. We require our executive officers to hold, until one year following their retirement, shares equal to at least 50% of the after-tax profit shares (assuming a 50% tax rate) each time they exercise an option under the LTICP or receive shares upon vesting of RSRs. For purposes of this requirement, shares counted towards ownership include shares a non-employee director has deferred pursuant to the Directors Plan and any applicable predecessor director compensation and deferral plans, and shares an executive officer holds, or is deemed to hold, in the Company 401(k) Plans, Supplemental 401(k) Plan, Deferred Compensation Plan, the Direct Purchase Plan administered by our transfer agent, and shares owned by an executive officer’s spouse.

The following table shows how many shares of common stock our current directors and nominees for director, our executive officers named in the Summary Compensation Table in this proxy statement (named executives), and all directors and executive officers as a group owned on February 26, 2010 and the number of shares they had the right to acquire within 60 days of that date. This table also shows, as of February 26, 2010, the number of common stock units credited to the accounts of our non-employee directors, named executives, and all directors and executive officers as a group under the terms of the various applicable benefit and deferral plans available to them. None of our directors or executive officers, individually or as a group, beneficially owned more than 1% of our outstanding common stock.

	Amount and Nature of Ownership(1)
	(a)	(b)	(c)	(d)
Name	Common Stock Owned(2)(3)	Options Exercisable within 60 days of 2/26/10	Common Stock Units(4)(5)	Total
Non-Employee Directors
John D. Baker II	28,955	2,670	19,073	50,698
John S. Chen	13,691	21,389	2,598	37,678
Lloyd H. Dean	3,872	30,804	21,027	55,703
Susan E. Engel	2,200	65,518	64,979	132,697
Enrique Hernandez, Jr.	2,550	51,604	48,273	102,427
Donald M. James	3,863	3,201	17,810	24,874
Richard D. McCormick	70,038	65,518	115,980	251,536
Mackey J. McDonald	5,909	2,670	16,077	24,656
Cynthia H. Milligan	64,052	65,518	27,622	157,192
Nicholas G. Moore	2,058	25,702	30,010	57,770
Philip J. Quigley	83,660	65,518	98,850	248,028
Donald B. Rice(6)	221,406	24,542	46,291	292,239
Judith M. Runstad	51,658	65,518	15,345	132,521
Stephen W. Sanger	2,400	46,892	44,333	93,625

	Amount and Nature of Ownership(1)
	(a)	(b)	(c)	(d)
Name	Common Stock Owned(2)(3)	Options Exercisable within 60 days of 2/26/10	Common Stock Units(4)(5)	Total
Robert K. Steel(7)	599,696	301,320	—	901,016
Susan G. Swenson	54,204	65,518	32,040	151,762
Named Executives
John G. Stumpf*	795,185	5,576,099	68,139	6,439,423
Howard I. Atkins	261,411	3,146,351	92,275	3,500,037
David M. Carroll	34,962	501,930	—	536,892
David A. Hoyt	403,772	5,021,127	108,568	5,533,467
Mark C. Oman(8)	717,498	4,462,435	110,809	5,290,742
All directors and executive officers as a group (28 persons)	4,194,827	27,399,670	1,095,241	32,689,738

*	Also a director.

(1)	Unless otherwise stated in the footnotes below, each of the named individuals and each member of the group has sole voting and investment power for all shares of common stock shown in the table.

(2)	The amounts shown for executive officers include shares of common stock allocated to the account of each executive officer under one or more Company Plans as of February 26, 2010.

(3)	For the following directors, named executives, and for all directors and executive officers as a group, the share amounts shown in column (a) of the table include certain shares over which they may have shared voting and investment power:

•

John D. Baker II, 5,297 shares held in a trust of which he is a co-trustee and a partnership in which he is a managing member; also includes 639 shares held for the benefit of family members as to which he disclaims beneficial ownership;

•	John S. Chen, 4,000 shares held in a trust of which he is a co-trustee;

•	Lloyd H. Dean, 1,122 shares held in a trust of which he is a co-trustee;

•	Enrique Hernandez, Jr., 2,550 shares held in a trust of which he is a co-trustee;

•	David A. Hoyt, 288,731 shares held in trusts of which he is a co-trustee;

•	Cynthia H. Milligan, 10,000 shares held by her spouse;

•	Nicholas G. Moore, 1,000 shares held in a trust of which he is a co-trustee;

•	Mark C. Oman, 581,333 shares held jointly with his spouse, 8,320 shares held as custodian for his children, and 110,000 shares held in a family limited liability company;

•	Philip J. Quigley, 83,660 shares held in a trust of which he is a co-trustee;

•	Donald B. Rice, 3,040 shares held by his spouse in an IRA account;

•	Judith M. Runstad, 40,000 shares held by her spouse;

•	Stephen W. Sanger, 2,400 shares held in a trust of which he is a co-trustee;

•	John G. Stumpf, 596,817 shares held in a trust of which he is a co-trustee and 4,810 shares held by his spouse in an IRA account.

(4)	For executive officers, includes the following common stock units credited to their accounts as of February 26, 2010 under the terms of the Supplemental 401(k) Plan and Deferred Compensation Plan, which amounts will be paid only in shares of common stock:

Common Stock Units under Employee Benefit Plans

Name	Supplemental 401(k) Plan	Deferred Compensation Plan
John G. Stumpf	68,139	—
Howard I. Atkins	33,215	59,060
David M. Carroll	—	—
David A. Hoyt	54,221	54,347
Mark C. Oman	110,809	—
All executive officers as a group	378,443	116,490

(5)	For non-employee directors, includes common stock units credited to their accounts pursuant to deferrals made under the terms of the Directors Plan and predecessor director compensation and deferral plans. All of these units, which are credited to individual accounts in each director’s name, will be paid in shares of our common stock except for 69,605 shares in the aggregate, which will be paid in cash.

(6)	Mr. Rice is retiring as a director at the annual meeting.

(7)	Mr. Steel’s total includes 396,224 shares of unvested restricted stock.

(8)	Mr. Oman has pledged an aggregate of 440,866 shares in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements. Mr. Oman also owns 3,000 shares of the Company’s 8% Preferred Stock, Series J, held jointly with his spouse, which represents less than 1% of the outstanding shares of that series of preferred stock.

Principal Stockholders

The following table contains information regarding the persons and groups we know of that beneficially owned more than 5% of our common stock as of December 31, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock Owned
(a)	(b)	(c)
Warren E. Buffett Berkshire Hathaway Inc. 3555 Farnam Street Omaha, Nebraska 68131	344,475,585(1)	6.7%

Edward C. Johnson 3d FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	289,807,093(2)	5.6%

(1)	Based on the amended Schedule 13G filed on February 16, 2010 with the SEC by Berkshire Hathaway Inc., a diversified holding company which Mr. Buffett may be deemed to control.

Mr. Buffett and Berkshire Hathaway share voting and dispositive power over 342,235,585 reported shares, which include shares beneficially owned by certain subsidiaries of Berkshire Hathaway. Mr. Buffet reports sole voting and dispositive power over 2,240,000 of the shares.

(2)	Based on the amended Schedule 13G filed jointly with the SEC on February 16, 2010 by FMR LLC and Edward C. Johnson 3d, its chairman; each has sole dispositive power over all reported shares, and FMR LLC has sole voting power over 22,055,523 of the shares.

On January 29, 2010, BlackRock, Inc., 40 East 52nd Street, New York, New York, 10022, filed a Schedule 13G with the SEC reporting that as of December 31, 2009, BlackRock, Inc. beneficially owned, and has sole voting and dispositive power over, 256,523,629 shares of our common stock. Based on our outstanding shares of common stock on December 31, 2009, of 5,179,225,304, BlackRock, Inc. beneficially owned 4.95% of our common stock on such date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and related regulations require our directors, executive officers, and anyone holding more than 10% of our common stock to report their initial ownership of our common stock and any changes in that ownership to the SEC and the NYSE. We are required to disclose in this proxy statement the failure to file these reports by any reporting person when due. We assist our directors and executive officers in complying with these requirements. Except as described in this paragraph, all reporting persons of the Company satisfied these filing requirements during 2009. A required Form 5 report was not filed on a timely basis to report gifts of common stock from David A. Hoyt, an executive officer, to his children in 2008. A required Form 4 report was not filed on a timely basis to report the forfeiture of shares of restricted stock for David M. Carroll, an executive officer. Required Form 4 reports were not filed on a timely basis to report acquisitions and dispositions of shares of common stock by entities controlled by John D. Baker II, a director, following a transfer of shares between two of such entities, distributions of shares from a mutual fund to certain of such entities, and the sale of shares from one of such entities. In each such case, the reports were promptly filed after becoming aware of the transactions and the need to report them.

ITEM 1—ELECTION OF DIRECTORS

Director Nominees for Election

The Board has set 16 directors as the number to be elected at the annual meeting and has nominated the individuals named below. Donald B. Rice, a current director, will retire as a director at the annual meeting. All nominees are currently directors of Wells Fargo & Company and have been previously elected by the stockholders. The Board has determined that except for John G. Stumpf, each nominee for election as a director at the annual meeting is an independent director as discussed below under “Director Independence.”

The Board recommends you vote FOR each of the nominees set forth below.

Directors are elected to hold office until the next annual meeting and until their successors are elected and qualified. All nominees have told us that they are willing to serve as directors. If any nominee is no longer a candidate for director at the annual meeting, the proxyholders will vote for the rest of the nominees and may vote for a substitute nominee in their discretion. In addition, as described below under “Director Election Standard,” each of the nominees has tendered his or her resignation as a director in accordance with our Corporate Governance Guidelines to be effective if he or she fails to receive the required vote for election to the Board and the Board accepts the tendered resignation.

As described under “Director Nomination Process,” the Board has identified certain minimum qualifications for its directors, including having a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role, such as a chief executive officer, president or partner, in a large or recognized organization or governmental entity. The Board believes that this particular qualification provides our directors with substantial experience relevant to serving as a director of our Company, including in areas such as financial management, risk management, strategic planning, human resources, including management succession planning, business development, corporate governance, and business operations. Each of our nominees satisfies our director qualification standards and during the course of their business and professional careers as a chief executive officer or other senior leader has acquired extensive business management experience in these and other areas. In addition, the Governance and Nominating Committee and the Board believe that each nominee brings to the Board their own unique background and particular expertise, knowledge, and experience that provide the Board as a whole with the necessary and appropriate mix of skills, characteristics, and attributes that enable the Board to work together in a professional and collegial atmosphere and that are required for the Board to fulfill its oversight responsibility to the Company’s stockholders.

The following provides information regarding each of the nominees, including their age and the year in which they first became a director of the Company, their business experience for at least the past five years, the names of publicly-held companies (other than Wells Fargo) where they currently serve as a director or served as a director during the past five years, and additional information about the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that such person should serve as a director for the Company:

John D. Baker II, 61 Director since 2009

Business Experience:    Mr. Baker has served as President, Chief Executive Officer, and a director of Patriot Transportation Holding, Inc., Jacksonville, Florida (motor carrier and real estate company) since February 2008. He served as President from May 1989, and Chief Executive Officer from February 1997 of Florida Rock Industries, Inc. until November 2007.

Other Public Company Directorships:    Patriot Transportation Holding, Inc. and Progress Energy Inc.; and a former director of Florida Rock Industries, Inc., Hughes Supply, Inc., Vulcan Materials Company, and Wachovia Corporation

Additional Information: As the CEO of two public companies during the past thirteen years, including recently with a company involved in real estate activities, Mr. Baker brings leadership and business management experience to the Board. As a former board member of Wachovia, Mr. Baker has extensive knowledge and experience regarding Wachovia’s businesses, which generate a significant portion of the Company’s revenues. Mr. Baker has extensive financial management expertise that he gained as a CEO and as a past member of the audit committees of two other public companies, as well as a current member of the Company’s Audit and Examination and Credit Committees. In addition, Mr. Baker provides unique insight into the Company’s Florida banking market, which is one of the Company’s largest markets. Mr. Baker has a law degree from University of Florida School of Law, which also provides him with additional perspective on risk matters.

John S. Chen, 54 Director since 2006

Business Experience:    Mr. Chen has served as Chairman, Chief Executive Officer, President, and a director of Sybase, Inc., Dublin, California (computer software) since November 1998.

Other Public Company Directorships:    Sybase, Inc. and The Walt Disney Company

Additional Information:    Mr. Chen has leadership and business management experience as the current CEO of Sybase, one of three successful technology companies that he has led during his business career. Mr. Chen also served as president of the Open Enterprise Computing Division of Siemens Nixdorf, and president and chief operating officer of Pyramid Technology Corporation. Mr. Chen’s experience and perspective on information technology and software matters is particularly important to the Company’s business, which utilizes numerous complex information technology applications and systems and frequently is involved in system integrations, including the current Wachovia integration. Mr. Chen also brings to the Board finance experience and, as a result of his membership on several public sector organizations, a focus on international relations. Mr. Chen holds a Master of Science from California Institute of Technology.

Lloyd H. Dean, 59 Director since 2005

Business Experience:    Mr. Dean has served as President and Chief Executive Officer of Catholic Healthcare West, San Francisco, California (health care) since April 2000.

Other Public Company Directorships:    None

Additional Information:    As the president and CEO of Catholic Healthcare West, a large multi-state healthcare organization that is the nation’s eighth largest hospital system, and as a former executive vice president and chief operating officer of Advocate Health Care and executive of The Upjohn Company, Mr. Dean brings over 20 years of leadership and business management experience to the Board. Similar to the Company, Catholic Healthcare West is subject to significant regulatory oversight, which also provides Mr. Dean with additional insight in analyzing and advising on complex regulatory issues affecting the Company. Mr. Dean has finance, systems operations, and service quality skills as a result of his responsibilities with Catholic Healthcare, and he has gained extensive banking and related financial management expertise as a member of the Company’s Audit and Examination and Finance Committees for the past five years. Mr. Dean holds a Master’s Degree in Education from Western Michigan University and also is a graduate of Pennsylvania State University’s Executive Management Program.

Susan E. Engel, 63 Director since 1998

Business Experience:    Ms. Engel serves as Chief Executive Officer of Portero, Inc., Armonk, New York (an online retailer of pre-owned luxury branded personal accessories) since July 2009. She served as Chairwoman, Chief Executive Officer, and a director of Lenox Group Inc., Eden Prairie, Minnesota (a tabletop, collectibles and giftware marketer, manufacturer and wholesaler) from November 1996 until she retired in January 2007.

Other Public Company Directorships:    SUPERVALU INC; and a former director of Lenox Group, Inc.

Additional Information:    Ms. Engel has extensive business management, leadership, and sales and marketing experience, which she has acquired as the CEO of several public and private companies over the past eighteen years. In addition to her current executive position with Portero and her previous leadership positions with Lenox

Group, Ms. Engel served as the president and chief executive officer of Champion Products, Inc., the athletic apparel division of Sara Lee Corporation for approximately three years and was a consultant with Booz Allen Hamilton, a large management consulting firm, for over 14 years. She has served on several public and private boards, and also provides entrepreneurial, retail, and online sales experience to the Board, which is important to our many consumer businesses. Ms. Engel has extensive knowledge and experience relating to the Company’s businesses, which she gained as a result of her over 11 years of service on the Company’s Board, including as a director of the former Norwest, and she has been a member of the Company’s Credit and Finance Committees for the past 11 years. Ms. Engel has a Master of Business Administration from Harvard Business School.

Enrique Hernandez, Jr., 54 Director since 2003

Business Experience:    Mr. Hernandez has served as Chairman, President, Chief Executive Officer, and a director of Inter-Con Security Systems, Inc., Pasadena, California (security services) since 1984.

Other Public Company Directorships:    Chevron Corporation, McDonald’s Corporation, and Nordstrom, Inc. (Chairman of the Board); and a former director of Tribune Company.

Additional Information:    Mr. Hernandez brings leadership and business management experience to the Board as the chairman, president and CEO of Inter-Con Security Systems, Inc., a global security services provider, and as the chairman of the board of Nordstrom, Inc., a large publicly traded retail company. Mr. Hernandez also has extensive experience in the banking and financial services industry, as well as banking and related financial management expertise, as a former member of the boards and audit committees of two other large financial institutions, Great Western Financial Corporation from 1993 to 1997 and Washington Mutual, Inc. from 1997 to 2002. Mr. Hernandez has been the chair of the audit committees of McDonald’s Corporation and Nordstrom, and currently serves on the Company’s Audit and Examination Committee and has been chair of the Finance Committee since 2008. Mr. Hernandez has a law degree from Harvard Law School and practiced as a litigation attorney for four years with a large law firm in California, which provides him with additional insight on risk management issues.

Donald M. James, 61 Director since 2009

Business Experience:    Mr. James has served as Chairman, Chief Executive Officer, and a director of Vulcan Materials Company, Birmingham, Alabama (construction materials) since May 1997.

Other Public Company Directorships:    Vulcan Materials Company and Southern Company; and a former director of Protective Life Corporation and Wachovia Corporation

Additional Information:    As a former board member of Wachovia, SouthTrust Corporation, which was acquired by Wachovia in 2004, and Protective Life Corporation, Mr. James has substantial knowledge and experience in the banking and financial services industry and has extensive knowledge and experience regarding Wachovia’s businesses. Mr. James also has leadership and business management experience as the chairman and CEO of Vulcan Materials Company where he also served in various senior management positions since 1996, including as president and chief operating officer. Before joining Vulcan, Mr. James practiced law as a partner in a large law firm in Alabama and was chairman of the firm’s litigation practice group, which also provides him with additional perspective in dealing with complex legal, regulatory, and risk matters affecting the Company. Mr. James holds a Master of Business Administration from the University of Alabama and a law degree from the University of Virginia.

Richard D. McCormick, 69 Director since 1983

Business Experience:    Mr. McCormick is Chairman Emeritus of US WEST, Inc., Denver, Colorado (communications). He served as Chairman of US WEST, Inc. from June 1998 until he retired in 1999 and as Chairman, President, and Chief Executive Officer from May 1992 to June 1998.

Other Public Company Directorships:    United Technologies Corporation; and a former director of Nortel Networks Corporation, Nortel Networks Limited, and Unocal Corporation

Additional Information:    Mr. McCormick brings leadership and business management skills to the Board, as well as tremendous knowledge and experience regarding the Company’s businesses gained as a result of his over 26 years of service on the Company’s Board. As head of US WEST, Mr. McCormick’s leadership skills were instrumental in expanding the company’s presence in numerous international markets in over 20 countries and his company was an early pioneer in building new wireless phone networks, and his insight on strategic planning and development is valuable to the Board. He has served on several public and private boards, and as a member and/or chair of governance, compensation, and audit committees, including as the former chair of the Company’s Finance Committee for over 18 years. Mr. McCormick is vice chairman of the U.S. Council for International Business, and he formerly served as chairman of the International Chamber of Commerce, which provides additional global perspective to the Board.

Mackey J. McDonald, 63 Director since 2009

Business Experience:    Mr. McDonald served as Chairman of VF Corporation, Greensboro, North Carolina (apparel manufacturer) from 1998, and as a director since 1993, until he retired in August 2008. He also served as Chief Executive Officer of VF Corporation from 1996 to January 2008, and as President from 1993 to March 2006.

Other Public Company Directorships:    Hyatt Hotels Corporation and Kraft Foods, Inc.; and a former director of Hershey Foods Corporation, Tyco International Ltd., VF Corporation, and Wachovia Corporation.

Additional Information: Mr. McDonald brings leadership, business management, and sales and marketing experience to the Board, which he acquired during a 25-year career at VF Corporation, including over 10 years as CEO. Mr. McDonald was a board member of Wachovia for over 10 years and he gained substantial knowledge and experience in the banking and financial services industry and has extensive knowledge and experience regarding Wachovia’s businesses. He has served on the compensation and governance committees of several large public companies, including as chair of Tyco’s compensation committee following the reorganization of its board in 2002, and he has extensive experience dealing with complex executive compensation and corporate governance matters. Mr. McDonald was recognized as an “Outstanding Director” in 2006 by the Outstanding Directors Exchange. Mr. McDonald holds a Master of Business Administration in marketing from Georgia State University.

Cynthia H. Milligan, 63 Director since 1992

Business Experience:    Ms. Milligan served as Dean of the College of Business Administration at the University of Nebraska-Lincoln, Lincoln, Nebraska (higher education) from June 1998 to May 2009, when she was named Dean Emeritus of the College of Business Administration.

Other Public Company Directorships:    Calvert Funds and Raven Industries, Inc.

Additional Information:    Ms. Milligan has extensive experience in the financial services industry, including as a bank regulator and lawyer, which provides valuable insight to the Board on regulatory and risk management issues. Ms. Milligan served as the Director of Banking and Finance for the State of Nebraska from 1987 until 1991 and in this role was responsible for supervising several hundred banks and other financial institutions, and she also served as a Director, Omaha Branch, of the Kansas City Federal Reserve for approximately six years. In addition, Ms. Milligan served as president of her own consulting firm for financial institutions for approximately seven years, and she acquired significant banking and related financial management expertise in this role, as well as during her service as a bank regulator and as Dean of the College of Business Administration for the University of Nebraska, Lincoln. She has substantial knowledge and experience regarding the Company’s businesses, including regulatory matters, and has served on many of the Board’s committees, including its Audit & Examination Committee for over 16 years. Ms. Milligan has a law degree from George Washington University National Law Center and was a senior partner at a law firm in Nebraska, as well as an Adjunct Professor of Law in taxation at Georgetown University Law Center and in banking at the University of Nebraska College of Law.

Nicholas G. Moore, 68 Director since 2006

Business Experience:    Mr. Moore served as Global Chairman of PricewaterhouseCoopers, New York, New York from June 1998 until he retired in June 2001, and as Chief Executive Officer of the U.S. firm until June 2000. He also served as Chairman and Chief Executive Officer of Coopers & Lybrand LLP from 1994 until 1998, when it merged with Price Waterhouse LLP.

Other Public Company Directorships:    Gilead Sciences, Inc. and NetApp, Inc.; and a former director of Brocade Communications Systems, Inc.

Additional Information:    Mr. Moore brings extensive accounting and financial reporting expertise to the Board as the former global chairman of PricewaterhouseCoopers and the chairman and CEO of its predecessor, Coopers & Lybrand International. Mr. Moore has been the chair of the audit committee of four public companies and two private companies, and currently serves as the chair of the Company’s Audit and Examination Committee. Mr. Moore’s background with PricewaterhouseCoopers and Coopers & Lybrand, as well as his service as chair of the Company’s Audit and Examination Committee, has provided him with substantial banking and risk management experience. As a former chairman and CEO of two large accounting firms, Mr. Moore also has extensive leadership and business management experience and skills. In addition to his current service on two other public company boards, Mr. Moore serves as a director of Bechtel Group, Inc., which is a large engineering and construction company. Mr. Moore is member of the American Institute of CPAs and the New York and California Society of CPAs (inactive). He also holds a law degree from Hastings College of Law, University of California at Berkeley, and is a member of the California Bar Association.

Philip J. Quigley, 67 Director since 1994

Business Experience:    Mr. Quigley served as Chairman, President, and Chief Executive Officer of Pacific Telesis Group, San Francisco, California (telecommunications) from April 1994 until he retired in December 1997.

Other Public Company Directorships:    Nuance Communications, Inc.

Additional Information:    Mr. Quigley has extensive leadership and business management experience, which he acquired over a 30-year career in the telecommunications industry, including during that time as chairman, president and CEO of Pacific Telesis Group, as president and CEO of Pacific Bell, chief operating officer PacTel Corporation, and CEO of PacTel Personal Communications. Mr. Quigley’s experience at Pacific Telesis and Pacific Bell included mergers and acquisitions, and also provided him with extensive financial management experience.

Mr. Quigley has been a director of the Company since 1994 and has been a member and/or chair of several Board committees, including the Company’s Audit & Examination Committee, which he chaired for over 11 years. His knowledge and experience regarding corporate governance matters and the Company, as well as his previous leadership experience, make him an ideal Lead Director for the Board, and he has served as Lead Director since January 2009.

Judith M. Runstad, 65 Director since 1998

Business Experience:    Ms. Runstad is a former partner of, and has been of counsel since January 1997 to the law firm of Foster Pepper PLLC, Seattle, Washington. She is a former Chairwoman of the Board of the Federal Reserve Bank of San Francisco.

Other Public Company Directorships:    Potlatch Corporation; and a former director of SAFECO Corporation.

Additional Information:    As a former director and Chairwoman of the Board of the Federal Reserve Bank of San Francisco, as well as a former director and Chairwoman of the Federal Reserve’s Seattle branch, Ms. Runstad has substantial banking and finance experience, as well as strong leadership skills. She has been practicing law in the areas of real estate development and land use and environmental law for over 35 years with a large law firm, and her legal background and experience provide her with additional insight in dealing with complex legal, regulatory, and risk matters affecting the Company. Ms. Runstad has a broad understanding of the Company’s businesses, which she has acquired during the past 11 years as a director, and she has been a member of the Company’s Finance Committee for over 10 years and was a past member of the Company’s Audit and Examination Committee for 8 years. Ms. Runstad received her law degree from the University of Washington.

Stephen W. Sanger, 63 Director since 2003

Business Experience:    Mr. Sanger served as Chairman of General Mills, Inc., Minneapolis, Minnesota (packaged food producer and distributor) from May 1995, and as a director since 1992, until he retired in May 2008. He also served as Chief Executive Officer of General Mills from May 1995 to September 2007.

Other Public Company Directorships:    Pfizer Inc. and Target Corporation; and a former director of General Mills, Inc.

Additional Information:    Mr. Sanger brings leadership, business management, and sales and marketing experience to the Board, as well as valuable experience in corporate strategy and mergers and acquisitions. Mr. Sanger joined General Mills in 1974 and he held various management positions at General Mills before becoming chairman and CEO in 1995. Mr. Sanger led General Mills through the complex acquisition and integration of Pillsbury, which doubled the size of General Mills and provided him with experience relevant to the Company as it integrates Wachovia’s businesses. He has served on the audit, compensation and governance committees of several large public companies, including the audit and governance committees at Pfizer and the compensation and governance committees of Target, where he enhanced his corporate governance and human resources skills, and he has served on the Company’s Human Resources Committee for over six years and as the chair of the committee since 2006. Mr. Sanger holds a Master of Business Administration from the University of Michigan.

Robert K. Steel, 58 Director since 2009

Business Experience:    Mr. Steel served as President, Chief Executive Officer, and a director of Wachovia Corporation, Charlotte, North Carolina (banking and financial services) from July 2008 until December 2008 when Wells Fargo acquired Wachovia. From October 2006 to July 2008, he served as the Under Secretary of the U.S. Department of the Treasury for Domestic Finance. From February 2004 to September 2006, he served as a senior fellow at the Center for Business and Government at the John F. Kennedy School of Government at Harvard University, and prior to Harvard spent more than 25 years with Goldman Sachs Group, Inc., serving as a Vice Chairman before his departure.

Other Public Company Directorships:    Former director of Barclays PLC and Wachovia Corporation

Additional Information:    Mr. Steel has extensive knowledge and experience in finance, capital markets, and the banking and financial services industry, including in both the private and public sectors. In addition to his experience at Wachovia, Mr. Steel worked for over 25 years at Goldman Sachs where he had management responsibility for various businesses relevant to the Company, including Fixed Income, Currency and Commodities, and he headed the firm’s European Equities Division and was co-head of the U.S. Equities Division before becoming a vice chairman of Goldman Sachs. Mr. Steel also served as a director of Barclays PLC, a large, global financial services company engaged in retail, corporate and investment banking businesses similar to the Company. Mr. Steel also brings extensive regulatory and governmental experience to the Board as a result of his service as Under Secretary of the U.S. Department of the Treasury for Domestic Finance. In this position, Mr. Steel was the chief advisor to the secretary on financial and economic matters and was involved in various regulatory matters, which brings a unique perspective to the Board. Mr. Steel has a Master of Business Administration from the University of Chicago.

John G. Stumpf, 56 Director since 2006

Business Experience:    Mr. Stumpf has served as our Chairman since December 2009, Chief Executive Officer since June 2007, and as our President since August 2005. He also served as our Chief Operating Officer from August 2005 to June 2007, and as Group Executive Vice President, Community Banking from July 2002 to August 2005.

Other Public Company Directorships:    None

Additional Information:    Mr. Stumpf has been employed with the Company for over 27 years in a variety of management and senior management positions and he brings to the Board tremendous experience and knowledge regarding the financial services industry and the Company’s businesses, as well as a complete understanding of the Company’s vision and strategy. Mr. Stumpf joined the former Norwest in 1982 and held a number of senior management positions with the former Norwest, including regional president of its Colorado/Arizona operations and its Texas operations, and he led the former Norwest’s acquisition of over 30 Texas banks. Following the former Norwest’s merger with the former Wells Fargo in 1998, Mr. Stumpf served as head of the Company’s southwestern and western banking groups, led the integration of the Company’s acquisition of First Security Corporation, and served as Group EVP of Community Banking. As CEO, he led the acquisition of Wachovia and is leading the largest banking integration in U.S. history. Mr. Stumpf has extensive leadership experience and he also serves on the board of directors for The Clearing House and the Financial Services Roundtable. He has a Master of Business Administration from the University of Minnesota.

Susan G. Swenson, 61 Director since 1994

Business Experience:    Ms. Swenson has served as President and Chief Executive Officer of Sage Software-North America, the North American operations of The Sage Group PLC located in the United Kingdom (business management software and services supplier) since March 2008. Ms. Swenson held positions as the Chief Operating Officer of Atrinsic, Inc. (formerly known as New Motion, Inc.) from August 2007 to March 2008, Amp’d Mobile, Inc. from October 2006 to July 2007, and T-Mobile USA from February 2004 to October 2005, and as President and Chief Operating Officer and a director of Leap Wireless International, Inc. from July 1999 to January 2004.

Other Public Company Directorships:    None

Additional Information:    Ms. Swenson brings extensive leadership, business management, and information technology experience to the Board, as well as substantial knowledge and experience regarding the Company, which she acquired during her 15 years as a director. Ms. Swenson has over 30 years experience in the telecommunications industry, including as the CEO or COO of several public and private companies. Ms. Swenson’s experience and management responsibilities during this time have included information technology, business operations and customer care and loyalty, each of which is particularly important to the Company. She has served on several public and private boards, including as chair of the audit committee for Palm, Inc. from 1999 to 2004. She has extensive banking and related financial management expertise and has been a member of the Company’s Audit and Examination Committee since 1996.

Board and Committee Meetings; Annual Meeting Attendance

Directors are expected to attend all Board meetings and meetings of committees on which they serve. Directors are also expected to attend each annual stockholders meeting. Each director and nominee for director attended last year’s annual stockholders meeting.

The Board held fifteen meetings (seven regular and eight special meetings) during 2009. Director attendance at meetings of the Board and its committees averaged 98% during 2009. Each director attended at least 75% of the total number of 2009 meetings of the Board and committees on which he or she served. The Board met in executive session without management present during five of its 2009 meetings. During 2009, the Lead Director, Philip J. Quigley, served as the chair of executive sessions of the Board. For more information on the duties of the Lead Director, see “Board Leadership Structure and Lead Director” below.

Committees of the Board

The Board has established five standing committees: Audit and Examination, Credit, Finance, Governance and Nominating, and Human Resources. These committees act on behalf of the Board and report on their activities to the entire Board. The Board appoints the members of each committee based on the recommendation of the Governance and Nominating Committee.

The following table provides membership information for each of the Board’s standing committees as of the date of this proxy statement.

Name	Audit and Examination Committee	Credit Committee	Finance Committee	Governance and Nominating Committee	Human Resources Committee
John D. Baker II	✓	✓
John S. Chen					✓
Lloyd H. Dean	✓	✓
Susan E. Engel		✓	✓		✓
Enrique Hernandez, Jr.	✓		✓*
Donald M. James			✓		✓
Richard D. McCormick			✓		✓
Mackey J. McDonald				✓	✓
Cynthia H. Milligan	✓	✓*		✓
Nicholas G. Moore	✓*	✓
Philip J. Quigley	✓			✓*
Donald B. Rice				✓	✓
Judith M. Runstad		✓	✓
Stephen W. Sanger			✓		✓*
Robert K. Steel		✓	✓
Susan G. Swenson	✓			✓

*	Committee Chair

The Board has adopted a charter for each committee that addresses its purpose, authority, and responsibilities and contains other provisions relating to, among other matters, membership and meetings. In its discretion each committee may form and delegate all or a portion of its authority to subcommittees of one or more of its members. As required by its charter, each committee annually reviews and assesses its charter’s adequacy, but it may recommend amendments at any time. The Board must approve any recommended charter amendments. In addition, each committee’s charter requires the committee to review its performance annually. Stockholders and other interested persons may view a copy of each committee’s charter on our website, www.wellsfargo.com (About Us>Corporate Governance).

Audit and Examination Committee

Authority and Responsibilities.    The purpose of the Audit and Examination Committee (AEC) is to:

•	Assist the Board in fulfilling its responsibilities to oversee:

➢	policies and management activities related to accounting and financial reporting, internal controls, auditing, operational risk, and legal and regulatory compliance;

➢	the integrity of our financial statements and the adequacy and reliability of disclosures to our stockholders; and

➢	the qualifications and independence of the outside auditors and the performance of internal and outside auditors.

•	Prepare the AEC report included in our annual proxy statement in accordance with SEC rules;

•	Perform the audit committee and fiduciary audit committee functions on behalf of our bank subsidiaries in accordance with federal banking regulations; and

•	Oversee reputation risk related to the AEC’s responsibilities described in its charter.

In carrying out its oversight function, the AEC is responsible for, among other things:

•	Reviewing and discussing with management and our outside auditors our financial statements and other financial reporting matters generally;

•	Recommending to the Board whether to include the audited financial statements in our Annual Report on Form 10-K;

•	Selecting and evaluating our outside auditors;

•	Approving all audit engagement fees and terms and all non-audit engagements of the outside auditors;

•	Reviewing information related to the independence of our outside auditors and discussing such matters with our outside auditors;

•	Reviewing with management the results of internal and external audits;

•	Reviewing regulatory examination reports and other communications from regulators;

•	Reviewing legal, compliance, and risk management matters with management; and

•	Overseeing the policy and procedures regarding the receipt, retention, and treatment of complaints concerning accounting, internal accounting controls, and auditing matters.

Membership and Meetings.    Under its charter, the AEC must have a minimum of three members. No AEC member may serve on the audit committee of more than two other public companies. Each member of the AEC is independent, as independence for audit committee members is defined by NYSE and SEC rules, as discussed below under “Director Independence.” The Board has determined, in its business judgment, that each current member of the AEC (John D. Baker II, Lloyd H. Dean, Enrique Hernandez, Jr., Cynthia H. Milligan, Nicholas G. Moore, Philip J. Quigley, and Susan G. Swenson) is financially literate as required by NYSE rules, and that each member qualifies as an “audit committee financial expert” as defined by SEC regulations.

The AEC holds at least seven regular meetings a year, and may call special meetings. In 2010, the AEC met ten times. As permitted by its charter, the AEC has delegated pre-approval authority for audit and permissible non-audit services to each of three designated AEC members for time-sensitive engagements. See also “Item 4—Appointment of Independent Auditors—Audit and Examination Committee Pre-Approval Policies and Procedures” and “—Audit and Examination Committee Report.”

Credit Committee

Authority and Responsibilities.    The purpose of the Credit Committee is to:

•	Review the quality of, and the trends affecting our credit portfolio;

•	Oversee the effectiveness and administration of credit-related policies;

•	Review the adequacy of the allowance for credit losses;

•	Provide oversight and guidance to the Board regarding the credit-related aspects of implementing the Basel II Capital Accord; and

•	Oversee reputation risk related to the Credit Committee’s responsibilities described in its charter.

Within this broad framework, the Credit Committee is responsible for, among other things:

•	Monitoring the performance and quality of our credit portfolio;

•	Overseeing the administration and effectiveness of, and compliance with our credit policies; and

•	Reviewing and approving credit-related activities that are required by law or regulation to be approved by the Board.

Membership and Meetings.    Under its charter, the Credit Committee must have a minimum of three members. The Credit Committee holds at least three regular meetings a year, and may call special meetings. In 2009, the Credit Committee met four times.

Finance Committee

Authority and Responsibilities.    The purpose of the Finance Committee is to:

•	Oversee the administration and effectiveness of financial risk management policies and processes;

•	Oversee the administration and effectiveness of the Company’s capital management policy;

•	Review financial strategies for achieving financial objectives;

•	Review financial performance results; and

•	Oversee reputation risk related to the Finance Committee’s responsibilities described in its charter.

Within this broad framework, the Finance Committee is responsible for, among other things:

•	Reviewing and approving our financial risk management policies used to assess and manage market risk, interest rate risk, liquidity risk and investment risk;

•	Reviewing and approving our annual capital plan, capital adequacy assessment and forecasting processes, and compliance with regulatory capital guidance;

•	Reviewing and recommending to the Board the declaration of dividends with respect to our common stock; and

•	Reviewing information regarding our outstanding debt and other securities issuances and recommending financings to the Board.

Membership and Meetings.    Under its charter, the Finance Committee must have a minimum of three members. The Finance Committee holds at least three regular meetings a year, and may call special meetings. In 2009, the Finance Committee met three times.

Governance and Nominating Committee

Authority and Responsibilities.    The purpose of the Governance and Nominating Committee (GNC) is to:

•	Assist the Board by identifying individuals qualified to become Board members and to recommend to the Board nominees for director and director nominees for each committee;

•	Recommend to the Board changes to our Corporate Governance Guidelines;

•	Oversee an annual review of the Board’s performance;

•	Recommend to the Board a determination of each non-employee director’s “independence” under applicable rules and guidelines;

•	Review from time to time director compensation and recommend any changes for approval by the Board;

•	Oversee the Company’s policies and procedures related to social responsibility matters of significance to the Company, including policies and practices related to the environment and human rights; and

•	Oversee reputation risk related to the GNC’s responsibilities described in its charter.

Within this broad framework, the GNC is responsible for, among other things:

•	Determining whether an individual meets the Board-approved minimum qualifications for Board membership and recommending to the Board nominees for director;

•	Reviewing and making recommendations to the Board regarding the size of the Board and matters relating to retirement of Board members;

•	Considering any offer to resign from a Board member and recommending to the Board the action to be taken on the tendered resignation;

•	Overseeing the Company’s political and charitable giving programs; and

•	Annually reviewing and assessing the adequacy of our Corporate Governance Guidelines and recommending changes, if any, to the Board.

Membership and Meetings.    Under its charter, the GNC must have a minimum of three members. Each member of the GNC is independent, as independence is defined by NYSE rules, as discussed below under “Director Independence.” The GNC holds at least two regular meetings a year, and may call special meetings. In 2009, the GNC met two times.

Director Compensation Process and Procedures.    Information about the GNC’s process and procedures for establishing director compensation appears below under “Director Compensation.”

Human Resources Committee

Authority and Responsibilities.    The purpose of the Human Resources Committee (HRC) is to:

•	Discharge the Board’s responsibilities relating to compensation of our executive officers;

•	Prepare the Compensation Committee Report on our CD&A for inclusion in our annual proxy statement;

•	Evaluate our CEO’s performance;

•	Oversee talent management and results of succession planning and diversity initiatives;

•	Evaluate and approve the compensation plans, policies, and programs applicable to our executive officers; and

•	Oversee reputation risk related to the HRC’s responsibilities.

Within this broad framework, the HRC is responsible for, among other things:

•

Reviewing and approving benefit, compensation, and perquisite plans and arrangements applicable to executive officers of the Company, including a review of such plans to help ensure the plans do not encourage executive officers to take excessive risks;

•	Reviewing, evaluating, and approving:

➢	For our CEO:

■

corporate goals and objectives for CEO compensation including, for long-term compensation, the Company’s performance and relative stockholder return, the value of similar awards to CEOs at comparable companies and past CEO awards; and

■	the CEO’s performance and compensation in light of the achievement of these goals.

➢	For our other executive officers:

■	annual base salaries, annual incentive opportunities and awards, employment agreements, severance arrangements and change-in-control agreements, and any special or supplemental benefits;

■	stock option grants and other equity awards under the LTICP; and

■	benefits, compensation, and perquisite plans and arrangements; and

•	Reviewing stockholder proposals related to compensation matters.

Membership and Meetings.    Under its charter, the HRC must have a minimum of three members. All HRC members must meet the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act and be an independent director under NYSE rules. The Board has determined that each current HRC member is independent under these rules, as discussed below under “Director Independence.” The HRC holds at least three regular meetings a year, and may call special meetings. In 2009, the HRC met six times.

HRC and GNC Use of Compensation Consultant

The HRC and GNC, similar to other Board committees, are authorized to obtain advice and assistance from legal, accounting, or other advisors at our expense without prior permission of management or the Board. The HRC and GNC use a consultant to assist them in the evaluation of executive compensation and non-employee director compensation, respectively. Under its charter, the HRC has sole authority to retain and terminate any consultant to be used to assist in the evaluation of executive compensation, replace the consultant or hire additional consultants at any time, and approve the consultant’s fees and other retention terms. The HRC and GNC charters may be viewed on our website, www.wellsfargo.com (About Us>Corporate Governance).

The HRC and GNC have hired Cook & Co. a nationally recognized executive compensation consulting firm, to provide independent advice on matters related to executive and non-employee director compensation. Unlike many other executive compensation consulting firms that provide a diverse array of compensation, benefits and human resources related consulting services, the business of Cook & Co. is limited to providing independent executive compensation consulting services to its clients. It does not provide any other management or human resources related services. It is 100% owned by its senior consultants and has no outside equity or reciprocal financial relationships.

The HRC’s and GNC’s agreement with Cook & Co. provides that Cook & Co. works directly on behalf of the HRC and GNC, as the case may be, and prohibits Cook & Co. from performing other services for Wells Fargo without the prior consent of the Chair of the HRC or GNC. To ensure the independence of any consultant retained by the HRC, the HRC charter was amended in September 2007 to require the HRC to pre-approve all services performed by any executive compensation consultant used by the HRC other than services performed for the GNC relating to non-employee director compensation.

Cook & Co. compiles compensation data for the financial services companies the HRC considers our Peer Group from time to time, and reviews with the HRC the Company’s executive compensation programs generally and in comparison to those of the Peer Group. Cook & Co. also advises the HRC on the reasonableness of compensation levels in comparison with those of the Peer Group, and on the appropriateness of the compensation program structure in supporting the Company’s business objectives. Cook & Co. provides services to the GNC with respect to non-employee director compensation similar to those it provides to the HRC with respect to executive compensation. The HRC annually reviews the services performed by and the fees paid to Cook & Co. The total amount of fees the Company paid Cook & Co. in 2009 was $229,756, which included the fees paid for services provided as the independent compensation consultant to the HRC and GNC, reimbursement of Cook & Co.’s reasonable travel and business expenses, and a fee of less than $5,000 for a survey of long-term incentives which is used for benchmarking for other positions throughout Wells Fargo.

Compensation Committee Interlocks and Insider Participation

John S. Chen, Susan E. Engel, Donald M. James, Richard D. McCormick, Mackey J. McDonald, Donald B. Rice, and Stephen W. Sanger served as members of the HRC in 2009. Michael W. Wright also served on the HRC prior to his retirement as a director in April 2009. During 2009, no member of the HRC was an employee, officer, or former officer of the Company. None of our executive officers served in 2009 on the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that had an executive officer serving as a member of our Board or the HRC. As described under “Related Person Transactions,” all HRC members had banking or financial services transactions in the ordinary course of business with our banking and other lending subsidiaries. Donald B. Rice, who is retiring as a director at the annual meeting has a family member who is employed by Wells Fargo and earned more than $120,000 in 2009.

Other Matters Relating to Directors

Susan E. Engel, one of our directors, served as chairwoman and chief executive officer of Lenox Group Inc., a tabletop, giftware and collectibles company, from November 1996 until she retired in January 2007. In November 2008 Lenox Group filed a voluntary petition for relief under Chapter 11 in the U.S. Bankruptcy Court for the Southern District of New York. Susan G. Swenson, one of our directors, served as a director and as president and chief operating officer of Leap Wireless International, Inc., a wireless communications provider, from July 1999 to January 2004. In April 2003 Leap Wireless filed a voluntary petition for relief under Chapter 11 in the U.S. Bankruptcy Court for the Southern District of California, and in August 2004 Leap Wireless completed its financial restructuring and emerged from Chapter 11. She also served as chief operating officer of Amp’d Mobile, Inc., a mobile technology provider, from October 2006 until July 2007. In June 2007 Amp’d Mobile filed a voluntary petition for relief under Chapter 11 in the U.S. Bankruptcy Court for the District of Delaware, and in July 2007 Amp’d Mobile ceased operations and thereafter sold its assets.

Director Compensation

The table below provides information on 2009 compensation for non-employee directors. Our employee directors, including Mr. Stumpf and Richard M. Kovacevich in 2009, do not receive separate compensation for their Board service. Mr. Stumpf’s 2009 compensation is set forth in the Summary Compensation Table. Mr. Kovacevich, who retired as Chairman and a director on December 30, 2009, received a salary of $995,000 for 2009. He is also entitled to certain post-retirement benefits for his 17 years of service as Chairman and/or CEO as described in the CD&A under “Other Compensation Components—Post-Retirement Arrangements” and other benefits earned by him as an officer of the Company. The Company reimburses directors for expenses incurred in their Board service, including the cost of attending Board and committee meetings. Following the table is additional information on director compensation, including the process for determining the individual components and amount of compensation.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compen- sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
John D. Baker	$155,000	$93,351	$125,388	—	—	—	$373,739
John S. Chen	113,000	70,011	106,778	—	—	—	289,789
Lloyd H. Dean	157,000	70,011	106,778	—	—	—	333,789
Susan E. Engel	131,000	70,011	106,778	—	—	—	307,789
Enrique Hernandez, Jr.	150,000	70,011	106,778	—	—	—	326,789
Donald M. James	123,000	93,351	125,388	—	—	—	341,739
Robert L. Joss(4)	90,671	70,011	106,778	—	—	—	267,460
Richard D. McCormick	121,000	70,011	106,778	—	—	—	297,789
Mackey J. McDonald	121,000	93,351	125,388	—	—	—	339,739
Cynthia H. Milligan	143,455	70,011	106,778	—	—	—	320,244
Nicholas G. Moore	183,000	70,011	106,778	—	—	—	359,789
Philip J. Quigley	167,000	70,011	106,778	—	—	—	343,789
Donald B. Rice(5)	124,000	70,011	106,778	—	—	—	300,789
Judith M. Runstad	117,000	70,011	106,778	—	—	—	293,789
Stephen W. Sanger	141,000	70,011	106,778	—	—	—	317,789
Robert K. Steel	117,000	93,351	125,388	—	—	—	335,739
Susan G. Swenson	129,000	70,011	106,778	—	—	—	305,789
Michael W. Wright(6)	47,000	—	—	—	—	—	47,000

(1)	Includes fees earned in 2009 but paid in 2010 and fees earned in 2009 but deferred at the election of the director (see “Deferral Program” below). The following table categorizes cash compensation earned by our non-employee directors in 2009.

Component	Amount
Annual Cash Retainer	$75,000
Annual Lead Director Fee	30,000
Annual AEC Chair Fee	30,000
Annual Credit Committee Chair Fee	15,000
Annual Finance Committee Chair Fee	15,000
Annual GNC Chair Fee	15,000
Annual HRC Chair Fee	20,000
Regular or Special Board or Committee Meeting Fee	2,000

(2)	On April 28, 2009, we granted 3,594 shares of our common stock to each non-employee director elected at the 2009 annual meeting of stockholders. The total grant date fair value of this award was $70,011, based on the NYSE closing price of our common stock on the grant date of $19.48. On January 2, 2009, following their election to the Board on January 1, 2009, we granted a prorated stock award of 778 shares of common stock to each of Messrs. Baker, James, McDonald and Steel. The total grant date fair value of this award was $23,340, based on the NYSE closing price of our common stock on the grant date of $30. See “Equity Compensation” below for more information about stock awards to non-employee directors.

(3)	On April 28, 2009, we granted to each non-employee director an option to purchase 12,330 shares of our common stock at an exercise price per share of $19.48, the NYSE closing price of our common stock on the grant date. The total grant date fair value of each award was $106,778, based on a fair value of $8.66 per option share using a Black-Scholes valuation model reflecting the following assumptions: option term of 4.5 years, annual stock price volatility of 59.8%, annual dividend rate of $0.20 and a risk-free interest rate of 1.8%. On January 2, 2009, following their election to the Board on January 1, 2009, we granted to each of Messrs. Baker, James, McDonald and Steel a prorated option to purchase 2,670 shares of our common stock at an exercise price per share of $30.00, the NYSE closing price of our common stock on the date of grant. The total grant date fair value of each award was $18,601, based on a fair value of $6.97 per option share using a Black-Scholes valuation model reflecting the following assumptions: option term of 4.4 years, annual stock price volatility of 40.2%, annual dividend yield of 4.5% and a risk-free interest rate of 1.6%. For more information about the valuation model used to calculate the grant date fair value of stock options, refer to “Note 18 (Common Stock and Stock Plans)” to our 2009 financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC. See “Equity Compensation” below for more information about option grants to non-employee directors.

The table below shows for each non-employee director, the aggregate number of shares of our common stock underlying unexercised options at December 31, 2009. Except for options granted in 2009 (see above), which vest on the first anniversary of the grant date, all options were fully exercisable at December 31, 2009. At December 31, 2009, Mr. Steel also held 396,224 shares of unvested restricted stock from his service as Wachovia’s CEO that vest if the price of our common stock reaches certain thresholds, ranging from $110.45 per share to $175.79 per share.

Name	Number of Securities Underlying Unexercised Options
John D. Baker II	15,000
John S. Chen	33,719
Lloyd H. Dean	43,134
Susan E. Engel	77,848
Enrique Hernandez, Jr.	63,934
Donald M. James	15,531
Richard D. McCormick	77,848
Mackey J. McDonald	15,000
Cynthia H. Milligan	77,848
Nicholas G. Moore	38,032
Philip J. Quigley	77,848
Donald B. Rice	36,872
Judith M. Runstad	77,848
Stephen W. Sanger	59,222
Robert K. Steel	313,650
Susan G. Swenson	77,848

(4)	Mr. Joss resigned as a director effective July 23, 2009.

(5)	Mr. Rice will retire as a director effective at the 2010 annual meeting.

(6)	Mr. Wright retired as a director effective at the 2009 annual meeting.

Determination of Director Compensation.    The GNC reviews the individual components and total amount of director compensation at least annually. Historically the GNC has recommended changes in director compensation to the Board for its approval every other year, based on its review of competitive pay data for non-employee directors of the financial services companies in the Company’s Peer Group. It may recommend changes to director compensation more or less frequently based on its analysis of this competitive data. The GNC uses the same Peer Group for this purpose as used by the HRC to determine competitive pay for named executives (see “Peer Data Review” in the CD&A below). As discussed above under “HRC and GNC Use of Compensation Consultant,” the GNC has retained Cook & Co. to act as the GNC’s independent compensation consultant. The GNC most recently reviewed director compensation in January 2009, and determined not to change the amount or composition of compensation.

Equity Compensation.    Each non-employee director elected at the Company’s annual meeting of stockholders receives, as of the date of such meeting, a common stock award and an option grant under the LTICP. The number of shares subject to the common stock award is determined by dividing $70,000 by the NYSE closing price of our common stock on the grant date (rounded up to the nearest whole share). Stock awards vest in full on the grant date. The number of shares of common stock subject to the option grant is determined by dividing $60,000 by 25% of the NYSE closing price of our common stock on the grant date (rounded up to the nearest even 10 shares). The grant date fair value of these stock options shown in the Director Compensation table differs from $60,000 because a different method is used to value such options pursuant to SEC regulations. See footnote (3) above for a description of that method. The exercise price per share of the option grant is the NYSE closing price of our common stock on the grant date. A non-employee director who joins the Board as of any other date receives, as of such other date, a prorated stock award and option grant to reflect the number of months remaining until the next annual meeting of stockholders, rounded up to the nearest full month.

Options granted in 2009 vest in full one year from the grant date, consistent with the general minimum vesting period for option grants under the LTICP. Options remain exercisable for 10 years from the grant date, unless earlier terminated in accordance with their terms. Directors who exercise an option granted before September 28, 2004 by delivering shares of previously owned common stock or shares purchased in the open market will receive a reload option to purchase the same number of whole shares of common stock, at the NYSE closing price per share of our common stock on the date the reload option is granted, as were delivered to pay the option exercise price. A reload option is exercisable at any time during the remaining term of the original option. No reload stock options will be granted with respect to an option granted on or after September 28, 2004.

Deferral Program.    A non-employee director may defer all or part of his or her cash compensation and stock awards. Cash compensation may be deferred into either an interest-bearing account or common stock units with dividends reinvested. The interest rate paid in 2009 on interest- bearing accounts was 3.66%. Stock awards may be deferred only into common stock units with the reinvestment of dividends. Deferred amounts are paid either in a lump sum or installments as elected by the director.

Stock Ownership Guidelines.    Within five years after joining the Board, directors are expected to own shares of our common stock having a value equal to five times the cash portion of the annual retainer. Each director has met, or any director who has served fewer than five years is on track to meet, these ownership requirements.

CORPORATE GOVERNANCE

The Board is committed to sound and effective corporate governance principles and practices. The Board has adopted Corporate Governance Guidelines to provide the framework for the governance of the Board and the Company. These Guidelines, among other matters, set forth Board membership criteria, director retirement and resignation policies, our Director Independence Standards, information about the committees of the Board, and information about other policies and procedures of the Board, including management succession planning, the Board’s leadership structure and the responsibilities of the Lead Director.

The Board has also adopted a Director Code of Ethics, which states our policy and standards for ethical conduct by our directors and our expectation that directors will act in a manner that serves the best interests of the Company. We also expect all of our team members to adhere to the highest possible standards of ethics and business conduct with other team members, customers, stockholders, and the communities we serve, and to comply with all applicable laws, rules, and regulations that govern our businesses. Accordingly, we have had in effect for over 100 years a code of ethics for all team members.

Stockholders and other interested persons may view our Corporate Governance Guidelines and our Codes of Ethics on our website, www.wellsfargo.com (About Us>Corporate Governance).

Director Election Standard

Our By-Laws provide that directors will be elected using a majority vote standard in an uncontested director election (i.e., an election where the only nominees are those recommended by the Board, such as at this meeting). Under this standard, a nominee for director will be elected to the Board if the votes cast for the nominee exceed the votes cast against the nominee. However, directors will be elected by a plurality of the votes cast in a contested election.

Our Corporate Governance Guidelines provide that the Board will nominate for election and appoint to Board vacancies only those candidates who have tendered or agreed to tender an advance, irrevocable resignation that would become effective upon their failure to receive the required vote for election and Board acceptance of the tendered resignation. Each director nominee named in this proxy statement has tendered an irrevocable resignation as a director in accordance with our Corporate Governance Guidelines, which resignation will become effective if he or she fails to receive the required vote for election at the annual meeting and the Board accepts his or her resignation.

Our Corporate Governance Guidelines also provide that the GNC will consider the tendered resignation of a director who fails to receive the required number of votes for election, as well as any other offer to resign that is conditioned upon Board acceptance, and recommend to the Board whether or not to accept such resignation. The GNC, in deciding what action to recommend, and the Board, in deciding what action to take, may consider any factors they deem relevant. The director whose resignation is under consideration will abstain from participating in any decision of the GNC or the Board regarding such resignation. If the Board does not accept the resignation, the director will continue to serve until his or her successor is elected and qualified. The Board will publicly disclose its decision on the resignation within 90 days after certification of the voting results.

Director Independence

Our Corporate Governance Guidelines provide that a significant majority of the directors on the Board, and all members of the AEC, GNC, and HRC must be independent under applicable standards. Each year the Board affirmatively determines the independence of each director and each nominee for election as a director. Under NYSE rules, in order for a director to be considered independent, the Board must determine that the director has no direct or indirect material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). To assist the Board in making its independence determinations, the Board adopted the Director Independence Standards appended to our Corporate Governance Guidelines, which are available on our website, www.wellsfargo.com (About Us>Corporate Governance). These Director Independence Standards consist of the NYSE’s “bright line” standards of independence and the Board’s categorical standards of independence, which are described below.

Based on the Director Independence Standards and the NYSE rules, including applicable SEC rules, the Board considered information in January 2010 regarding banking and financial services, commercial, charitable, familial, and other ordinary course, non-preferential relationships between each director, his or her respective immediate family members, and/or certain entities affiliated with such directors and immediate family members, on the one hand, and the Company, on the other, to determine the director’s independence from management of the Company. After reviewing the information presented to it and considering the recommendation of the GNC, the Board determined that, except for John G. Stumpf, who is a Wells Fargo employee, all current directors and director nominees (John D. Baker II, John S. Chen, Lloyd H. Dean, Susan E. Engel, Enrique Hernandez, Jr., Donald M. James, Richard D. McCormick, Mackey J. McDonald, Cynthia H. Milligan, Nicholas G. Moore, Philip J. Quigley, Donald B. Rice, Judith M. Runstad, Stephen W. Sanger, Robert K. Steel, and Susan G. Swenson) are independent under the Director Independence Standards and NYSE rules, including applicable SEC rules. The Board determined, therefore, that 15 of the Board’s 16 director nominees are independent. Robert L. Joss, a former director, was an independent director prior to his resignation from the Board in July 2009, and Michael W. Wright, a former director, was an independent director prior to his retirement as a director in April 2009.

Under the Board-adopted categorical standards of independence, the Board has considered and determined that the following types of relationships between a director, his or her immediate family members and/or certain entities affiliated with a director and his or her immediate family members, on the one hand, and the Company, on the other, are not material relationships for purposes of determining whether a director is independent:

•

A relationship, transaction, or arrangement involving any banking or financial services the Company offers to its customers, if such relationship, transaction, or arrangement is in the ordinary course of business, is on substantially the same terms as those prevailing for comparable transactions with persons not affiliated with the Company, complies with applicable banking laws, and, to the extent applicable, if such relationship, transaction or arrangement is with an entity where the director is an employee or an immediate family member is an executive officer, the payments to, or payments received from, the Company for such banking or financial services are, in any fiscal year, less than the greater of $1 million or 2% of such other entity’s consolidated gross revenues;

•	A business relationship, transaction, or arrangement involving property or non-financial services, or other standard contractual arrangements (including standard lease agreements for the Company’s branch offices), if such relationship, transaction, or arrangement is in the ordinary course of business, is on substantially the same terms as those prevailing for comparable transactions with persons not affiliated with the Company, and the payments to, or payments received from, the Company for such property or non-financial services, or under such contractual arrangement, are, in any fiscal year, less than the greater of $1 million or 2% of such other entity’s consolidated gross revenues;

•

A relationship, transaction or arrangement with an entity that is providing legal services to the Company, if neither the director nor the immediate family member performs the services to the Company, and such relationship, transaction or arrangement is otherwise immaterial under the Board’s categorical standards;

•

Contributions made by the Company or a Company-sponsored charitable foundation to a tax-exempt organization where a director or an immediate family member of the director serves or is employed as an executive officer, or where a director serves as chairman of the board, if the contributions in any fiscal year, excluding the Company’s matching funds, are less than the greater of $1 million or 2% of the tax-exempt organization’s consolidated gross revenues;

•

Employment by the Company of an immediate family member if the family member was not or is not one of our executive officers, does not reside in the same home as the director, and we provide compensation and benefits to the person in accordance with our employment and compensation practices applicable to employees holding comparable positions; and

•

Any other relationship, transaction, or arrangement between the Company and an entity where a director or an immediate family member serves solely as a non-management board member, a member of a trade or other similar association, an advisor or a member of an advisory board, a trustee, a limited partner, an honorary board member or trustee, or in any other similar capacity with such entity, or where an immediate family member is employed by such entity in a non-executive officer position.

In connection with making its independence determinations, the Board specifically considered under the Board’s categorical standards of independence the following relationships and transactions, in addition to those relationships with some of our directors described under “Related Person Transactions,” in which it was determined that neither the director nor, to the extent applicable, his or her immediate family member had a direct or indirect material interest:

•

The Company’s banking and other lending subsidiaries had ordinary course banking and financial services relationships in 2009 with most of our directors, as well as some of their respective immediate family members and/or certain entities affiliated with such directors and their immediate family members, all of which were on substantially the same terms, including interest rates, collateral, and repayment, as those available at the time for comparable transactions with persons not related to the Company, and none of which involved more than the normal risk of collectibility or presented other unfavorable features;

•

Mr. Chen and Ms. Swenson are both chief executive officers of computer software companies from which the Company purchased software and other related products and services in the ordinary course of business in 2009;

•

Mr. James has a relative (the spouse of a sibling) and Mr. Steel has an immediate family member who in each case is a partner at a law firm that provided legal services to the Company in the ordinary course of business in 2009, although neither Mr. James’s relative nor Mr. Steel’s immediate family member provided such services to the Company;

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The Company or a Company-sponsored charitable foundation made charitable contributions in 2009 to tax-exempt organizations on which Mr. Dean serves as an executive officer or board chair, and on which Mr. McDonald serves as a board chair, which involved contributions to each of such organizations of significantly less than $1 million; and

•

Mr. Joss, a former director, is an executive officer of a non-profit educational institution from which the Company leased property for branch and retail locations in the ordinary course of business and made charitable contributions in 2009, and an immediate family member of Mr. Wright, a former director, is employed with the Company.

The Board determined that each of the foregoing relationships, as well as those relationships with some of our directors described under “Related Person Transactions,” satisfied the NYSE “bright line” independence standards and was immaterial under the Board’s categorical standards of independence.

For purposes of determining Mr. Steel’s independence, the Board also considered that Mr. Steel was formerly employed as chief executive officer and president of Wachovia prior to the Wachovia merger. The Board determined that Mr. Steel’s prior employment relationship with Wachovia did not violate the NYSE “bright line” independence standards because Mr. Steel’s employment was terminated in connection with the Wachovia merger. The Board also determined that this prior relationship was not a material relationship because Mr. Steel was employed by Wachovia for only three months before Wachovia’s board of directors approved the merger with the Company and for less than six months when the merger was completed, before joining Wachovia he had no previous employment relationships with either Wells Fargo or Wachovia, Mr. Steel did not receive any severance payments or additional equity awards in connection with the termination of his employment with Wachovia, and he does not receive any compensation from the Company for his prior service to Wachovia that is contingent on providing any continued services to the Company.

Board Leadership Structure and Lead Director

As provided in the Corporate Governance Guidelines, the Board does not have a fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this time, the offices of the Chairman of the Board and the Chief Executive Officer are combined, with Mr. Stumpf serving as Chairman and CEO. The Company is a large, complex financial institution and Mr. Stumpf, with over 27 years of experience at Wells Fargo, including over four years as President and Chief Operating Officer, has the knowledge, expertise, and experience to understand the opportunities and challenges facing the Company, as well as the leadership and management skills to promote and execute the Company’s values and strategy, particularly during the current difficult economic environment and as the Company integrates the Wachovia businesses, which doubled the size of the Company. The Board believes that combining the Chairman and CEO positions is the right corporate governance structure for the Company at this time because it most effectively utilizes Mr. Stumpf’s extensive experience and knowledge regarding the Company, including by allowing him to lead board discussions regarding the Company’s business and strategy, and provides unified leadership for the Company.

Although the Board believes that it is more effective to have one person serve as the Company’s Chairman and CEO, it also recognizes the importance of strong independent leadership on the Board. Accordingly, in addition to maintaining a significant majority of independent directors (15 of the 16 director nominees are independent under NYSE rules and the Director Independence Standards) and independent Board committees, in 2009 the Board enhanced our corporate governance practices by creating the new position of Lead Director and amending our Corporate Governance Guidelines to identify the responsibilities of the Lead Director. Our Corporate Governance Guidelines provide that each year a majority of the independent directors will appoint the Lead Director, and in early 2010, the independent directors appointed Philip J. Quigley to continue to serve as the Board’s Lead Director and expanded the duties and responsibilities of the Lead Director. The Board believes that the Lead Director structure provides the same independent leadership, oversight, and benefits for the Company and the Board that would be provided by an independent Chairman. The duties and responsibilities of the Lead Director are specifically and clearly described in the Corporate Governance Guidelines and include the following:

•	Together with the Chairman and CEO, with input from the other directors, approving Board meeting agendas;

•	Together with the Chairman and CEO, with input from the other directors, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•

Presiding at executive sessions or special meetings of non-management and independent directors and, as appropriate, providing prompt feedback to the Chairman and CEO and otherwise serving as a liaison between the independent directors and the Chairman;

•	Calling executive sessions of the Board or of the non-management or independent directors and advising the Chairman and/or CEO of actions or deliberations at such sessions;

•	Working with committee chairs to ensure coordinated coverage of Board responsibilities;

•

Facilitating communication between the Board and senior management, including advising the Chairman or the CEO of the Board’s informational needs and approving the types and forms of information sent to the Board;

•	Serving as an additional point of contact for Board members and stockholders and, if requested by major stockholders, being available for consultation and direct communication;

•	Acting as a “sounding board” and mentor to the Chairman and CEO;

•	Contributing to the performance review of the Chairman and CEO; and

•	Staying informed about the strategy and performance of the Company and reinforcing that expectation for all Board members.

The Board’s Role in Risk Oversight

The Board performs its risk oversight function primarily through its five standing committees, which report to the whole Board and are comprised solely of independent directors. In addition, the whole Board periodically receives reports and information about the Company’s enterprise risk management program directly from management.

As described under “Committees of the Board,” each of the Board’s committees is responsible for oversight of specific risks as outlined in each of its charters. For example, the Credit Committee’s risk oversight responsibilities include oversight of the annual credit plan and lending policies, credit trends, the allowance for loan loss policy, and high risk portfolios and concentrations. The risk oversight responsibilities of the Board’s Finance Committee include oversight of market, interest rate, liquidity and funding risks, as well as equity exposure and fixed income investments. In addition to overseeing matters relating to the Company’s internal controls over financial reporting and financial statements, as well as risk assessment and management policies, the Audit and Examination Committee’s risk oversight responsibilities include legal and regulatory compliance risk, operational risks covered by certain corporate risk management programs, and the Company’s operational risk profile. The Governance and Nominating Committee and the Human Resources Committee also oversee various specific risks, including, in the case of the GNC, risks associated with social responsibility issues and, in the case of the Human Resources Committee, risks relating to executive compensation practices. Each of the committees also is responsible for overseeing reputation risk related to its specific responsibilities and duties set forth in its charter. To provide appropriate oversight of risk without unnecessary duplication, the committee chairs communicate as they deem advisable regarding risk issues, and directors are usually members of more than one committee to foster cross-committee communication. As described under “Board Leadership Structure and Lead Director,” the Lead Director also works with the committee chairs to ensure coordinated coverage of Board responsibilities.

Each Board committee and its chair work closely with management in overseeing risk and each committee receives reports and information regarding risk issues directly from management and, in some cases, management risk committees. These include the Company’s Enterprise Risk Management Committee (ERMC), which is chaired by the Company’s head of compliance and enterprise risk management and includes other senior executives responsible for managing risk across the Company. Committee chairs also talk with management outside of regular committee meetings and receive updates on risk issues, as appropriate. The full Board receives reports at each of its meetings from the committee chairs about committee activities, including risk oversight matters, and receives a quarterly report from the ERMC, and from time to time meets directly with the chair of the ERMC, regarding current or emerging risk issues.

Communications with Directors

Stockholders and other interested parties who wish to communicate with the Board, including the Lead Director and other non-employee directors, should refer to the information provided on our website, www.wellsfargo.com (About Us>Corporate Governance>How to Contact the Board of Directors).

Director Nomination Process

The GNC is responsible for managing the director nomination process, which includes identifying, evaluating, and recommending for nomination candidates for election as new directors and incumbent directors. The goal of the GNC’s nominating process is to assist the Board in attracting and retaining competent individuals with the requisite management, financial, and other expertise who will act as directors in the best interests of the Company and its stockholders. The GNC regularly reviews the composition of the Board in light of its understanding of the backgrounds, industry, professional experience, and various geographic and demographic communities represented by current members. The GNC also reviews Board self-evaluations and information with respect to the business and professional expertise represented by current directors in order to identify any specific skills desirable for future Board members. It also monitors the expected service dates of Board members, any planned retirement dates, and other anticipated events that may affect a director’s continued ability to serve.

Although the GNC does not have a separate policy regarding diversity, as described in the Corporate Governance Guidelines, the GNC will consider, in identifying first-time candidates,

nominees for director, or evaluating individuals recommended by stockholders, the current composition of the Board in light of the diverse communities and geographies we serve and the interplay of the candidate’s or nominee’s diverse individual experience, education, skills, background and other qualities and attributes with those of the other Board members. The GNC incorporates this broad view of diversity into its review and evaluation of new candidates and incumbent nominees in its director nomination process to ensure that the Board’s composition reflects the particular needs of the Board and the Company, and the GNC and the Board monitor its effectiveness through the GNC’s and Board’s self-evaluation process. As described under “Director Nominees for Election,” the GNC and the Board believe that the current composition of the Board reflects a group of highly talented individuals with diverse backgrounds, skills, professional and industry experience, and other personal qualities and attributes best suited to perform oversight responsibilities for the Company and its stockholders.

The GNC identifies potential candidates for first-time nomination as a director primarily through recommendations it receives from our current Board members, our Chairman and/or CEO, and our contacts in the communities we serve. The GNC also has the authority to conduct a formal search using an outside search firm selected and engaged by the GNC to identify potential candidates. If the GNC identifies a potential new director nominee, it obtains publicly available information on the background of the potential nominee to make an initial assessment of the candidate in light of the following factors:

•	Whether the individual meets the Board-approved minimum qualifications for director nominees described below;

•	Whether there are any apparent conflicts of interest in the individual’s serving on our Board; and

•	Whether the individual would be considered independent under our Director Independence Standards, which are described above under “Director Independence.”

The Board requires that all nominees for service as a director have the following minimum qualifications:

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A demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role (e.g., chief executive officer, managing partner, president) in a large or recognized organization or governmental entity;

•	Financial literacy or other professional or business experience relevant to an understanding of our businesses; and

•	A demonstrated ability to think and act independently, as well as the ability to work constructively in a collegial environment.

Candidates also must be individuals of the highest character and integrity. The GNC will determine, in its sole discretion after considering all factors it considers appropriate, whether a potential nominee meets these minimum qualifications and also will consider the composition of the entire Board in light of the various other factors described above. If a candidate passes this initial review, the GNC will arrange an introductory meeting with the candidate and our Chairman and/or CEO, and the GNC Chair and/or another director to determine the candidate’s interest in serving on our Board. If the candidate is interested in serving on our Board, members of the GNC, together with several members of the Board, our CEO, and, if appropriate, other key executives of the Company, then conduct an interview with the candidate. If the Board and the candidate are both still interested in proceeding, the candidate provides us additional information for use in determining whether the candidate satisfies the applicable requirements of our Corporate Governance Guidelines, Director Code of Ethics, and any other rule, regulation, or policy applicable to members of the Board and its committees and for making any required disclosures in our proxy statement. Assuming a satisfactory conclusion to the process outlined above, the GNC then presents the candidate’s name for approval by the Board or for nomination for approval by the stockholders at the next stockholders meeting, as applicable.

The GNC will consider an individual recommended by one of our stockholders for nomination as a new director if the stockholder making the recommendation follows the procedures for submitting a proposed nominee’s name required by our By-Laws and as described under “Advance Notice Procedures.” In order for the GNC to consider a stockholder-proposed nominee for election as a director, the stockholder must submit the name of the proposed nominee, in writing, to our Corporate Secretary at: Wells Fargo & Company, MAC #N9305-173, Sixth & Marquette, Minneapolis, Minnesota 55479. All such submissions must include the following information:

•	The stockholder’s name and address and the number of shares of our common stock he or she beneficially owns;

•	The name of the proposed nominee and the number of shares of our common stock he or she beneficially owns;

•	Sufficient information about the nominee’s experience and qualifications for the GNC to make a determination whether the individual would meet the minimum qualifications for directors; and

•	Such individual’s written consent to serve as a director of the Company, if elected.

Our Corporate Secretary will present all stockholder-proposed nominees to the GNC for its consideration. The GNC has the right to request, and the stockholder will be required to provide, any additional information with respect to the stockholder nominee as the GNC may deem appropriate or desirable to evaluate the proposed nominee in accordance with the nomination process described above.

Succession Planning and Management Development

A primary responsibility for the Board is identifying and developing executive talent at the Company, especially the senior leaders of the Company and the CEO. Continuity of excellent leadership at all levels of the Company is part of the Board’s mandate for delivering superior performance to stockholders. Toward that goal, the executive talent development and succession planning process is integrated in the Board’s annual activities. Our Corporate Governance Guidelines require that our CEO and management annually report to the HRC and the Board on succession planning (including plans in the event of an emergency) and management development. The Corporate Governance Guidelines also require that the CEO and management provide the HRC and the Board with an assessment of persons considered potential successors to certain senior management positions at least once each year. The Board has assigned to the HRC, as set forth in its charter, the responsibility to oversee the Company’s talent management and succession planning process, including CEO succession planning.

Management and the Board take succession planning very seriously and while the Corporate Governance Guidelines require an annual review, the process for management development and succession planning occurs much more frequently and involves regular interaction between management, the HRC and the Board. Management regularly identifies high potential executives for additional responsibilities, new positions, promotions or similar assignments to expose them to diverse operations within the Company, with the goal of developing well-rounded, experienced, and discerning senior leaders. Identified individuals are often positioned to interact more frequently with the Board so that directors may gain familiarity with these executives.

As part of the annual Board process, the CEO and Human Resources executives collaborate with the HRC to prepare the succession and management development review. The HRC often requires additional information or planning from management in evaluating the succession and management development plans. The HRC reports to the full Board on its findings and the Board deliberates in executive session on the CEO succession plan.

INFORMATION ABOUT RELATED PERSONS

Related Person Transactions

Lending and Other Ordinary Course Bank Services Transactions.    During 2009 all of our executive officers, almost all of our directors (including all HRC members), each of the persons we know of that beneficially owned more than 5% of our common stock on December 31, 2009, and some of their respective immediate family members and/or affiliated entities had loans, other extensions of credit and/or other banking or financial services transactions (such as deposit, trust, brokerage, custody, transfer agent, or similar services) in the ordinary course of business with our banking and other lending subsidiaries. Except for the relocation loans to three of our executive officers as described below, all of these lending, banking, and financial services transactions were on substantially the same terms, including interest rates, collateral, and repayment, as those available at the time for comparable transactions with persons not related to the Company, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Relocation Program.    Under our Relocation Program, as in effect prior to the July 30, 2002 revisions described below, executive officers who relocated at our request were eligible to receive a first mortgage loan (subject to applicable lending guidelines) from Wells Fargo Home Mortgage (WFHM) on the same terms as those available to our team members, which terms included waiver of the loan origination fee. Executive officers who relocated to a designated high cost area were eligible to receive from the Company a mortgage interest subsidy on the first mortgage loan of up to 25% of the executive’s annual base salary, payable over a period of not less than the first three years of the first mortgage loan, and a 30-year, interest-free second mortgage down payment loan in an amount up to 100% of his or her annual base salary to purchase a new primary residence. The down payment loan must be repaid in full if the executive terminates employment with the Company or retires, or if the executive sells the home. Our Relocation Program was revised effective as of July 30, 2002 in response to Sarbanes-Oxley to eliminate these loan benefits for executive officers. Under the revised Relocation Program, any executive officer who received the mortgage interest subsidy and interest-free down payment loan benefit described above prior to July 30, 2002 was allowed to continue to receive those benefits, but is not allowed to amend the terms of the loan to which these benefits relate.

We currently have interest-free loans outstanding under this Relocation Program to two of our executive officers. Each of these loans was made either before July 30, 2002 or before the individual was named as an executive officer. The following table provides information about these loans as of December 31, 2009:

Executive Officer	Original Loan Amount	Highest Principal Balance During 2009	12/31/09 Balance	Principal and Interest Paid During 2009	Interest Rate	Purpose
Richard D. Levy Executive Vice President and Controller	$325,000	$325,000	$325,000	$0	0%	Loan made in connection with his relocation from New Jersey to California following his employment by the Company.

James M. Strother Executive Vice President and General Counsel	310,000	310,000	310,000	0	0	Loan made in connection with his relocation from Iowa to California after he assumed a new position with the Company and before he became an executive officer.

In connection with his retirement from the Company on December 30, 2009, Mr. Kovacevich repaid a $995,000 interest-free loan, which was the original loan amount and the highest principal balance of such loan during 2009, made under the Relocation Program in connection with his relocation from Minnesota to California following the Norwest merger. The relocation benefits available under our Relocation Program prior to July 30, 2002, as described above, continue to be made available to our eligible team members who are not executive officers. After July 30, 2002, executive officers are still eligible (subject to applicable lending criteria) to receive a first mortgage loan from WFHM, except that the loan must be on substantially the same terms as those available to other residential home mortgage customers.

Under the revised Relocation Program, our relocating executives and team members may also be eligible to receive additional benefits, such as the following:

•	A transfer bonus in an amount determined by senior management on the earlier of the date he or she commences employment or purchases a new home, and annually thereafter;

•	The payment of customary home selling and purchasing closing costs (such as real estate commissions, title and appraisal fees, and other routine closing costs);

•	The purchase of a relocating executive’s home at its appraised market value by a third party relocation company using Company funds;

•	Certain cash incentives to executives who locate buyers for their homes directly;

•	The payment of expenses related to moving household goods; and

•	The reimbursement or gross-up of the amount of taxes paid on the taxable portion of amounts received by the executive under the Relocation Program.

Except for expenses paid to or on behalf of the executive officer to move household goods and sell his or her home, the benefits described above are treated as taxable income to the executive. Information about the transfer bonus received under the Relocation Program in 2009 by our CEO appears in the Perquisites table included in footnote (9) to column (i), “All Other Compensation” in the Summary Compensation Table.

Transactions with Entities Affiliated with Directors.    Enrique Hernandez, Jr., one of our directors, is chairman, president, chief executive officer, and a director of Inter-Con Security Systems, Inc. Mr. Hernandez owns a 25.99% interest in Inter-Con. In 2009, Inter-Con provided guard services to certain Company stores located in Southern California under an agreement we entered into in 2005. Annual payments to Inter-Con under this contract did not exceed 1% of Inter-Con’s 2007, 2008, or 2009 consolidated gross revenues, and each year since 2006 the Board has determined that our relationship with Inter-Con does not impair Mr. Hernandez’s independence under our Director Independence Standards. In 2009, we paid Inter-Con approximately $2.6 million for services under this contract. We believe that these services were provided on terms at least as favorable as would have been available from other parties. The Company intends to continue its dealings with Inter-Con in the future on similar terms.

Family Relationships.    The Company employs family members of three of our directors (including one who served on the HRC in 2009) and one of our executive officers. These family members are adults who do not share the home of the related director or executive officer, and the related director or executive officer does not have a material interest in the employment relationship. As of the end of 2009, these individuals were three of more than approximately 280,000 team members. None of these individuals is, nor reports directly to, one of our executive officers. We established the compensation paid to each of these individuals in 2009 in accordance with our employment and compensation practices applicable to team members with equivalent qualifications and responsibilities and holding similar positions. In addition to this compensation, these individuals also received employee benefits generally available to all of our team members. We regard each of these individuals as a highly educated, trained, and competent team member. We believe these employment relationships are beneficial to the Company and its stockholders. We also believe that these employment relationships do not have any impact on or impair the independence of the related directors or their ability to represent your best interests. Each related director also has a sizeable interest in our common stock, as shown in the “Ownership of Our Common Stock” table, which serves to align their interests with, and enables them to represent fairly all stockholders.

Since 2004, Wells Fargo Bank has employed Cynthia H. Milligan’s brother, James A. Hardin, as a private client advisor. In 2009, James Hardin received compensation of approximately $260,000. On February 24, 2009, we granted him an option to purchase 1,700 shares of our common stock at an exercise price of $13.05 per share. Ms. Milligan was unaware of her brother’s job discussions with Wells Fargo Bank, and Wells Fargo Bank was unaware of the family relationship with Ms. Milligan until after Mr. Hardin accepted the position.

Since 2006, Wells Fargo has employed Philip J. Quigley’s son, Scott P. Quigley, who currently is employed as a Director in Wells Fargo’s Securities Investment Group. In 2009, Scott P. Quigley received compensation of approximately $728,000. On February 24, 2009, we granted him an option to purchase 12,000 shares of our common stock at an exercise price of $13.05 per share. Mr. Quigley was unaware of his son’s job discussions with Wells Fargo Foothill (Scott P. Quigley’s initial employer), and Wells Fargo Foothill was unaware of the family relationship with Mr. Quigley until after the job offer had been made.

Since 1992, Wells Fargo Bank has employed Donald B. Rice’s son, Joseph J. Rice, who currently is employed as a senior lending manager. In 2009, Joseph Rice received compensation of approximately $494,000, including perquisites and benefits received under our Supplemental 401(k) Plan. On February 24, 2009, we granted him an option to purchase 40,000 shares of our common stock at an exercise price of $13.05. Joseph Rice joined Wells Fargo Bank when his father was not serving as a director of Wells Fargo & Company. Mr. Rice is retiring as a director of the Company at the meeting.

Since 1998, Wells Fargo Financial, Inc. has employed Mark C. Oman’s brother-in-law, Ty S. Fuerhoff, as a technology manager. In 2009, Ty Fuerhoff received compensation of approximately $185,000. On February 24, 2009, we granted him an option to purchase 8,000 shares of our common stock at an exercise price of $13.05 per share.

Related Person Transaction Policy and Procedures

The Board has adopted a written policy and procedures for the review and approval or ratification of transactions between the Company and its related persons and/or their respective affiliated entities. We refer to this policy and procedures as our Related Person Policy. “Related persons” under this policy include our directors, director nominees, executive officers, holders of more than 5% of our common stock, and their respective immediate family members. Their “immediate family members” include spouses, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and any person (other than a tenant or employee) who shares the home of a director, director nominee, executive officer, or holder of more than 5% of our common stock.

Except as described below, the Related Person Policy requires either the GNC or AEC, depending upon the related person involved, to review and either approve or disapprove all transactions, arrangements or relationships in which:

•	The amount involved will, or may be expected to, exceed $100,000 in any fiscal year;

•	The Company is, or will be a participant; and

•	A related person or an entity affiliated with a related person has, or will have a direct or indirect interest.

We refer to these transactions, arrangements, or relationships in the Related Person Policy as “Interested Transactions.” The Board, however, has determined that the GNC or AEC does not need to approve the following Interested Transactions even if the amount involved will exceed $100,000:

•

Lending transactions with related persons or their affiliated entities that comply with applicable banking laws and are in the ordinary course of business, non-preferential, and do not involve any unfavorable features;

•	Banking or financial services transactions with related persons or their affiliated entities made in the ordinary course of business on non-preferential terms;

•	Employment of an executive officer if his or her compensation is required to be reported in our proxy statement because he or she is a named executive officer;

•

Employment of an executive officer if he or she is not an immediate family member of another Company executive officer or director and his or her compensation would be reported in our proxy statement if he or she was a “named executive officer” and the HRC approved (or recommended that the Board approve) such compensation;

•	Compensation paid to one of our directors if the compensation is required to be reported in our proxy statement;

•

Transactions with another entity at which a related person’s only relationship with that entity is as a non-executive officer employee, director (other than chairman of the board), limited partner, or holder of less than 10% of that entity’s ownership interests, if such transactions are in the ordinary course of business, non-preferential, and the amount involved does not exceed the greater of $1 million or 2% of such other entity’s consolidated gross revenues;

•

Charitable contributions by the Company or a Company-sponsored charitable foundation to tax-exempt organizations at which a related person’s only relationship is as a non-executive officer employee or a director (other than chairman of the board), if the amount involved (excluding Company matching funds) does not exceed the lesser of $1 million or 2% of such organization’s consolidated gross revenues;

•	Transactions where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis; and

•

Transactions with holders of more than 5% of our common stock and/or such holders’ immediate family members or affiliated entities, if such transactions are in the ordinary course of business of each of the parties, unless such stockholder is one of our executive officers, directors or director nominees, or an immediate family member of one of them.

The GNC reviews, approves, or ratifies all Interested Transactions involving a director and/or his or her immediate family members or affiliated entities. The AEC reviews, approves, or ratifies all Interested Transactions involving our executive officers, holders of more than 5% of our common stock, and/or their respective immediate family members or affiliated entities. Under the Related Person Policy, if it is not feasible to get prior approval of an Interested Transaction, then the GNC or AEC, as applicable, will consider the Interested Transaction for ratification at a future committee meeting. When determining whether to approve or ratify an Interested Transaction, the GNC and AEC will consider all relevant material facts, such as whether the Interested Transaction is in the best interests of the Company, whether the Interested Transaction is on non-preferential terms, and the extent of the related person’s interest in the Interested Transaction. No director is allowed to participate in the review, approval, or ratification of an Interested Transaction if that director, or his or her immediate family members or their affiliated entities are involved. The GNC or AEC annually reviews all ongoing Interested Transactions.

In February 2010, in connection with its review of Interested Transactions involving executive officers, the AEC specifically considered charitable contributions from the Company to a tax-exempt organization for which Mr. Kovacevich served as one of three vice presidents during 2009, which contributions were significantly less than $1 million. The AEC determined that Mr. Kovacevich did not have a direct or indirect material interest in the Company’s charitable transactions with this organization.

EQUITY COMPENSATION PLAN INFORMATION

The table on the following page provides information about our equity compensation plans in effect on December 31, 2009, aggregated for plans approved by stockholders and for plans not approved by stockholders. The material features of the equity compensation plans not approved by stockholders are described following the table. All outstanding awards relate to shares of our common stock. Information is as of December 31, 2009, unless otherwise indicated.

Equity Compensation Plan Information(1)

	(a)		(b)	(c)
Plan Category	# of Shares to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	# of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	303,255,908	(3)	$26.92	304,693,027	(4)
Equity compensation plans not approved by security holders	60,788,495	(5)	67.06	4,476,909	(6)
Total	364,044,403		$33.06	309,169,936

(1)	The table above does not include information about equity compensation plans assumed in mergers under which we will not grant awards. Under these assumed plans a total of 13,816,851 shares of common stock was issuable upon exercise of options and 102,436 shares upon distribution of vested but deferred share-based awards. The weighted average exercise price per share of our common stock of the outstanding options was $123.01.

(2)	Does not reflect RSRs, restricted share units (RSUs) or restricted share awards (RSAs) or deferred compensation benefits because they have no exercise price.

(3)	For the LTICP, consists of 294,149,971 shares subject to options, 1,308,244 shares subject to unvested RSRs, 90,832 shares issuable upon distribution of vested but deferred RSRs and a maximum of 1,423,500 performance shares. For the Supplemental 401(k) Plan, consists of 4,838,033 shares issuable upon distribution of benefits. For the Directors Plan, consists of 853,633 shares subject to options, 200,490 shares issuable upon distribution of vested but deferred stock awards, and 391,205 shares issuable upon distribution of deferred compensation benefits.

(4)	We could have issued the number of shares of our common stock indicated in the following table pursuant to any of the award types listed for the plan or, if indicated for the plan, pursuant to distributions of deferred compensation benefits. Each share of common stock issued under the LTICP pursuant to awards other than options or SARs counts as two shares.

Plan	Number of Shares	Award Types
LTICP	304,135,550	Stock options, stock, SARs, restricted stock, RSRs, performance shares, performance units
Supplemental 401(k) Plan	453,495	Deferral distribution
Directors Plan	103,982	Stock options, deferral distribution

(5)	For the 2003 SIP, consists of 36,404,854 shares subject to options and 600,711 shares subject to RSAs. For the PartnerShares Plan, consists of 16,865,597 shares subject to options. For the other plans, consists of 6,917,333 shares of common stock issuable upon distribution of deferred compensation benefits.

(6)	We could have issued the number of shares of our common stock indicated in the following table pursuant to any of the award types listed for the plan or, if indicated for the plan, pursuant to distributions of deferred compensation benefits. No information is provided for the 2003 SIP, PartnerShares Plan, the Norwest Corporation Directors’ Formula Stock Award Plan and the Norwest Corporation Directors’ Stock Deferral Plan because no future awards or deferrals will be made under these plans and because column (a) reflects all shares issuable under those plans upon exercise or distribution of outstanding awards or deferred compensation benefits.

Plan	Number of Shares	Award Types
Deferred Compensation Plan	3,886,032	Deferral distribution
Non-Qualified Deferred Compensation Plan for Independent Contractors	590,877	Deferral distribution

Material Features of Equity Compensation Plans Not Approved by Stockholders

The 2003 SIP.    The Amended and Restated Wachovia Corporation 2003 Stock Incentive Plan (2003 SIP) was originally approved by Wachovia’s shareholders in 2003 and prior to the merger had been used for equity awards to Wachovia’s executive officers and other key employees. We assumed the 2003 SIP in the merger and in February 2009 used substantially all remaining available shares for stock option grants to legacy Wachovia team members. No awards have been granted since then, and no future awards will be granted under the 2003 SIP.

At December 31, 2009, only options and stock awards in the form of RSAs were outstanding under the 2003 SIP. The options generally expire on the tenth anniversary of the date of grant and vest ratably over a three-year period from the grant date. The option price is payable to us in full by methods the HRC designates, including, but not limited to, in cash or its equivalent, by tendering or withholding shares of our common stock having a fair market value at the time of exercise equal to the total option price, or by a combination of the foregoing. Unless the HRC determines otherwise or except as prohibited by applicable law, options may also be exercised by a “cashless exercise” where the participant gives irrevocable instructions to a broker to promptly deliver to us the amount of sale proceeds from the shares covered by the option exercised, together with any withholding taxes due to Wells Fargo. The proceeds from any cash payments upon option exercise are added to our general funds and used for general corporate purposes. The outstanding RSAs vest upon the achievement of the specified performance criteria. Prior to vesting, the holders of RSAs may exercise full voting rights with respect to those shares and are entitled to receive all dividends and other distributions paid with respect to those shares. Each participant’s award agreement will state the extent, if any, to which the participant may receive unvested stock awards following termination of employment.

PartnerShares Plan.    We used the PartnerShares Stock Option Plan (PartnerShares Plan) from 1996 to 2002 primarily for equity awards to team members not eligible for grants under the LTICP. The plan was in effect at December 31, 2009, only as to the issuance of common stock upon exercise of outstanding options. No future awards may be granted under the PartnerShares Plan.

Options under the PartnerShares Plan are exercisable at the closing share price of our common stock as of the trading day immediately before the grant date. All options granted under the plan were vested at December 31, 2009. Options are exercisable for ten years from the grant date or one year from the participant’s death, whichever occurs first. If a participant leaves Wells Fargo other than because of death, permanent disability or discharge for cause, the option terminates immediately or three months after termination, as specified in the grant terms. If a participant is discharged for cause, the option terminates immediately. Participants can pay the exercise price in cash or by cashless exercise through a broker.

Deferred Compensation Plan.    Under the Deferred Compensation Plan eligible team members may defer receipt of salary, bonuses and certain other compensation subject to the terms of the plan. Deferral elections are irrevocable once made except for limited re-deferral opportunities. We treat amounts deferred by a participant as if invested in the earnings options selected by the participant, and determine the deferred compensation benefit payable to the participant based on the performance of those earnings options. The plan offers a number of earnings options, including one based on our common stock with dividends reinvested. For deferral years 2000 through 2009, participants were required to allocate at least 20% of their deferral to the common stock option. We generally distribute amounts allocated to the common stock option in shares of common stock. Participants have no direct interest in any of the earnings options and are general unsecured creditors of Wells Fargo with respect to their deferred compensation benefits under the plan.

Non-Qualified Deferred Compensation Plan for Independent Contractors.    Under the Non-Qualified Deferred Compensation Plan for Independent Contractors participants who perform qualifying investment or other financial services for participating affiliates as independent contractors may defer all or part of their eligible compensation payable to them by the affiliate subject to the terms of the plan. Deferral elections are irrevocable once made. Amounts deferred by a participant are treated as if invested in the earnings options selected by the participant, which determine the deferred compensation benefit payable to the participant. The plan offers a number of earnings options, including one based on our common stock with dividends reinvested. We generally distribute amounts allocated to the common stock option in shares of common stock. The plan is sponsored by a wholly owned subsidiary, Wells Fargo Deferred Compensation Holdings, Inc. We have guaranteed its obligations under the plan. Participants have no direct interest in any of the earnings options and are general unsecured creditors of the plan sponsor and Wells Fargo with respect to their deferred compensation benefits under the plan.

Norwest Corporation Directors’ Formula Stock Award Plan.    Under the Norwest Corporation Directors’ Formula Stock Award Plan we awarded shares of common stock to non-employee directors. The plan allowed participants to defer receipt of all or a portion of their awards, with dividends reinvested, until a future year or years as selected by the participants subject to the terms of the plan. Participants can elect one time to defer commencement of distribution of their deferral accounts if the election is made sufficiently in advance of the original distribution commencement date and the new distribution commencement date is sufficiently beyond the original distribution commencement date. Participants have no direct interest in the shares deferred under the plan and are general unsecured creditors of the Company with respect to payment of their deferred stock awards under the plan. No future stock awards or deferrals may be made under this plan.

Norwest Corporation Directors’ Stock Deferral Plan.    Under the Norwest Corporation Directors’ Stock Deferral Plan a participating director could defer receipt of all or part of the annual cash retainer and meeting fees payable to the director until a future year or years as selected by the director subject to the terms of the plan. A participating director could elect distribution of his or her deferral account in a lump sum in either cash or whole shares of common stock, or a combination of both. Alternatively, the director could elect to receive the distribution in up to ten annual installments of cash. A participant can elect one time to defer commencement of distribution of his or her deferral account if the election is made sufficiently in advance of the original distribution commencement date and the new distribution commencement date is sufficiently beyond the original distribution commencement date. No future deferrals may be made under this plan.

EXECUTIVE COMPENSATION

Compensation Committee Report

The HRC, in its capacity as the compensation committee of the Board, has reviewed and discussed with management the CD&A below. Based on this review and these discussions, the HRC has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Members of the Human Resources Committee:

Stephen W. Sanger, Chair	Richard D. McCormick
John S. Chen	Mackey J. McDonald
Susan E. Engel	Donald B. Rice
Donald M. James

Compensation Discussion and Analysis

Introduction

This CD&A describes and explains the Company’s executive compensation decisions for 2009 for the five executive officers named in the Summary Compensation Table. These named executives are: John G. Stumpf, Chairman, President and CEO; Howard I. Atkins, Senior Executive Vice President and CFO; David M. Carroll, Senior Executive Vice President, Wealth Management, Brokerage, and Retirement Services; David A. Hoyt, Senior Executive Vice President, Wholesale Banking; and Mark C. Oman, Senior Executive Vice President, Home and Consumer Finance.

Two significant recent events related to the global financial crisis shaped and prescribed the Company’s compensation decisions for the named executives in 2009:

•

On October 3, 2008, the Company agreed to acquire Wachovia Corporation in the midst of the financial crisis. The acquisition was completed on December 31, 2008, creating a financial services company with $1.3 trillion in assets, 280,000 team members, and financial operations in all 50 states and over 100 foreign locations. For 2009 and the foreseeable future, our ability to successfully integrate the Wachovia acquisition is of paramount strategic importance to the Company, its stockholders, and the U.S. financial system. The success of our integration efforts depends to a large degree upon our ability to retain the leadership of the named executives and other members of senior management.

•

On October 28, 2008, the U.S. Treasury Department invested $25 billion in Wells Fargo preferred stock under the TARP CPP. As a result of this investment and subsequent statutory and regulatory restrictions imposed on companies who received similar investments, the Company was subject to extensive restrictions on executive compensation. The Company repaid the entire TARP CPP investment on December 23, 2009, which enabled it to make certain forward-looking executive compensation decisions at year-end that were not subject to the restrictions that had applied while the TARP CPP investment was outstanding. Going forward, the TARP CPP executive compensation restrictions will not apply to the Company; however, continued legislative and regulatory scrutiny may impact our future executive compensation policies and practices.

In 2009, the HRC attempted to balance the Company’s need for sustained leadership in the face of the global financial crisis and the largest financial services merger integration in U.S. history against the compensation restrictions imposed by the TARP CPP investment. For the named executives, the TARP CPP restrictions on executive compensation largely determined the type of compensation the Company would be permitted to pay in 2009. This CD&A generally describes these restrictions, their impact on the compensation paid to our named executives, and the specific compensation decisions made by the HRC, both while we were subject to these restrictions and after we repaid the Treasury Department’s TARP CPP investment.

TARP CPP Compensation Restrictions

The executive compensation restrictions applicable to the Company as a result of the TARP CPP investment provided, among other requirements, that:

•

We could not pay or accrue compensation for named executives (other than under employment contracts in effect as of February 11, 2009) in the form of bonus, retention awards, or incentive compensation, including stock options and equity awards except as described in the following bullet;

•

We would be permitted to make grants of long-term restricted stock, provided the grant was not more than one-third of the named executive’s total annual compensation, including the total fair market value of the grant for the year in which the grant was made, was not transferable prior to repayment of certain percentages of the TARP CPP investment, and would be forfeited in the event of certain reasons for termination of employment;

•	We could increase base salary and also pay salary in stock, including stock subject to a holding period or transfer restrictions;

•	We could provide perquisites to named executives, subject to complying with various regulatory reporting requirements for perquisites in excess of $25,000 to any individual;

•	We could not deduct for tax purposes named executive compensation greater than $500,000, regardless of whether it was performance related; and

•

We were required to adopt enhanced “clawback” policies, requiring named executives to forfeit compensation awarded based on materially inaccurate financial information or any other materially inaccurate performance-metric criteria.

Because the Company does not offer employment arrangements to its executives that include “golden parachute” or severance payments, the additional restrictions against such payments applicable to the Company as a result of the TARP CPP investment were not material factors in the HRC’s named executive compensation decisions in 2009.

Review of Compensation Policies and Practices Related to Risk Management

In early 2009, the HRC undertook a risk review of the Company’s compensation practices in response to preliminary Treasury Department executive compensation regulations applicable to companies participating in the TARP CPP. As required by these regulations, the HRC met with the Company’s senior risk officers to review incentive compensation arrangements for the Company’s named executives and identify whether these arrangements had any features that might encourage unnecessary and excessive risk-taking that could threaten the value of Wells Fargo. In this risk review, the HRC noted that, while the Company’s incentive compensation programs reward named executives based in part on their business line performance, and thus presented the potential for excessive risk taking, the HRC concluded that the emphasis on overall Company performance in compensation decisions, the existence of robust compliance, internal control, disclosure review and reporting programs and clawback policies, the Code of Ethics prohibition on, and right to discipline employees for manipulating business goals for compensation purposes and its prohibitions on derivative and hedging transactions in Company common stock, and the Company’s stock ownership guidelines provided adequate safeguards that would either prevent or discourage excessive risk taking.

The HRC also continues to monitor a separate, on-going risk assessment by senior management of the Company’s broader employee compensation practices as part of the Federal Reserve’s regulatory initiative on incentive compensation paid by bank holding companies. Under this initiative, senior Company human resources, compliance, credit, and legal personnel compiled and analyzed extensive information about the Company’s incentive plans, including plan documents, eligibility criteria, payout formulas and payment history, and held extensive interviews with business line managers to understand how evaluation of business risk affects incentive plan performance measures and compensation decisions. After completing this review, the Company provided information about, and discussed the Company’s incentive plans with the Federal Reserve.

In light of these risk reviews, and the HRC’s and the Company’s practice of paying long-term compensation as the most significant portion of total compensation, the Company and the HRC have not identified any risks arising from our compensation policies and practices for our named executives and our employees generally that are reasonably likely to have a material adverse effect on the Company.

2009 Compensation Actions for Named Executives

Prior to repayment of the TARP CPP investment in December 2009 and in compliance with the applicable compensation restrictions discussed above, the HRC approved (and in the case of Mr. Stumpf, recommended to the Board for approval, and the Board approved and ratified) an increase in annual base salaries and awarded RSRs to Messrs. Stumpf, Atkins, Hoyt, and Oman. These decisions reflect the balance between retaining and motivating the named executives in light of the important challenges facing the Company while complying with the TARP CPP compensation restrictions. Given these goals and restrictions, the HRC believes the 2009 compensation decisions made for each of the named executives provided compensation that was reasonable in relation to pay offered for comparable positions by financial services companies included in our Peer Group. In addition, the HRC granted stock options and made retention payments to Mr. Carroll as required by his employment agreement with the Company dated December 30, 2008.

Following the Company’s repayment of the TARP CPP investment, the HRC granted Retention Performance Shares to Messrs. Stumpf, Atkins, Hoyt, and Oman, subject to achievement of certain future performance objectives and other conditions, and awarded Mr. Carroll RSRs in lieu of a cash incentive award contemplated by his employment agreement. Since most TARP CPP compensation restrictions were lifted following repayment of the investment, the HRC intended these compensation decisions to provide additional retention and future performance incentives to the named executives for the critical three-year integration period following the Wachovia merger.

Additional information about the compensation paid to the named executives, including certain terms, is provided below under “2009 Annual Base Salary Increases,” “2009 RSR and Retention Performance Share Awards,” and “Employment Agreement with Mr. Carroll.”

Other than the compensation referred to above, the perquisites customarily provided by the Company to its named executives, and the retirement, health and welfare benefits the Company generally makes available to its employees, all of which are discussed in this CD&A and included in the compensation tables below, named executives received no other compensation during 2009.

Peer Data Review.    In connection with determining the 2009 compensation actions for named executives, as well as to track competitive pay trends generally, the HRC reviewed compensation data from a group of large, publicly traded financial services companies to establish appropriate competitive pay levels for our named executives. These “Peer Group” companies make up the Company’s competitive compensation benchmarks for attracting and retaining top management talent. The HRC periodically reviews and may adjust the companies included in the Peer Group as part of its regular review of executive compensation pay and practices in connection with future compensation decisions.

For 2009 compensation purposes, the Peer Group consisted of the following 10 financial services companies:

Bank of America Corporation

BB&T Corporation

Capital One Corporation

Citigroup Inc.

Fifth Third Bancorp

JPMorgan Chase & Co.

The PNC Financial Services Group, Inc.

Regions Financial Corporation

SunTrust Banks, Inc.

U.S. Bancorp

To set approximate competitive benchmarks for 2009 compensation for our named executives while complying with the applicable TARP CPP executive compensation restrictions, the HRC reviewed data compiled by Cook & Co., the HRC’s independent compensation consultant. This data presented Peer Group annual salary, long-term equity, and total compensation amounts as reported in the 2009 proxy statements for Peer Group named executive officers whose positions and responsibilities most closely match those of our named executives. For each position, this compensation data was ranked within the Peer Group by the combined total amount of annual salary, annual target and actual incentive awards, plus the annualized grant date value of long-term cash and equity compensation. The HRC also reviewed Cook & Co.’s calculations (excluding any Company pay data) of the average, median, and top quartile amounts for each of these pay components as well as for total compensation. The HRC used this proxy statement information, together with changes in Peer Group compensation gathered from other SEC filings during 2009, to help develop competitive benchmarks for the 2009 compensation for our named executives.

Role of Executive Officers in Compensation Decisions.    Our CEO recommended to the HRC 2009 base salaries and equity awards for named executives other than himself, as well as compensation for the Company’s other executive officers. In making a recommendation for any executive officer who does not report directly to him, the CEO considered compensation recommendations made by the executive officer’s manager. The CEO participated in the portion of the HRC meeting at which this compensation was discussed. In approving this compensation for 2009, the HRC considered the CEO’s recommendations. The HRC made its own determinations regarding the compensation for our CEO, which were then ratified and approved by the Board.

2009 Annual Base Salary Increases.    The HRC historically sets base salaries for named executives at or near the median of the estimated base salaries paid by the Peer Group to executive officers with comparable positions. The Company pays base salaries to its named executives in order to be consistent with the competitive pay practices of its Peer Group. The HRC annually reviews base salaries, and has increased them as necessary to address competitive increases in median salaries by the Peer Group or to reflect increases in a particular named executive’s responsibilities. In February 2009, the HRC concluded that in setting salaries it would consider, for each named executive, his expertise and business line responsibilities, including the significance of that business line to the Company’s overall success as well as the increased responsibilities in light of the Wachovia merger. As a result of that review, the HRC increased the annual base salaries of Messrs. Atkins and Hoyt to $700,000 from $600,000, effective March 1, 2009.

In June 2009, the Treasury Department issued regulations clarifying that annual salary could be increased and paid in either in cash or stock, but that no incentive compensation could be paid, except for certain limited RSRs. Following issuance of these regulations and in response to developing pay practices in the Company’s Peer Group, many of which were also subject to TARP CPP restrictions, in August 2009 the HRC approved (and in the case of Mr. Stumpf, the HRC recommended and the Board ratified) increases in the annual base salaries of Messrs. Stumpf, Atkins, Hoyt, and Oman. The salary increases, and for Mr. Stumpf, the value of an RSR granted to him at the same time as discussed below, raised the total annual compensation for these named executives to approximately the average pay for similar executives at Peer Group companies, even though the HRC noted that the Company’s growth in revenue, market share, net income and profitability had been at or near the top of the Peer Group over the relevant periods. The cash salaries for these named executives did not change as a result of the increase; the increase was payable, after taxes and other withholdings, entirely in Company common stock. After giving effect to these increases, the annual base salaries for these named executives were: Mr. Stumpf—$900,000 in cash, $4,700,000 in stock; Mr. Atkins—$700,000 in cash, $2,639,156 in stock; Mr. Hoyt—$700,000 in cash, $3,166,667 in stock; and Mr. Oman—$600,000 in cash, $3,266,667 in stock. The common stock salary portion was issued under the Company’s LTICP and is subject to the provisions of, and applicable rules and interpretations under the LTICP.

As a condition to the common stock salary payments, each named executive agreed that he could not sell any of the shares until the Company had repaid the Treasury Department’s investment in the Company under the TARP CPP, which subsequently occurred on December 23, 2009.

In addition to the Peer Group pay analysis, in approving these increases the HRC considered the Company’s demonstrated ability to increase revenue, market share, net income, and profitability over the short- and long-term and its reliance on these named executives’ continued leadership in light of the Wachovia integration and the difficult economic conditions. The HRC believed that these pay actions reasonably balanced the need to appropriately compensate and retain top management critical to the Company’s future growth with its responsibilities as a recipient of the TARP CPP investment.

At its February 2010 meeting, subsequent to the close of the Company’s 2009 reporting year specifically covered by this CD&A and the related compensation tables, the HRC reduced the annual base salaries for Messrs. Stumpf, Atkins, Hoyt, and Oman to the following amounts, effective March 1, 2010: Mr. Stumpf, $2,800,000; Mr. Atkins, $ 1,700,000; Mr. Hoyt, $2,000,000; and Mr. Oman, $2,000,000. The HRC also increased Mr. Carroll’s annual base salary to $1,500,000, effective March 1, 2010. The revised annual base salaries for these named executives will also be paid entirely in cash, resulting in a mix of compensation more in salary and less in short-term incentives to further mitigate compensation risk.

2009 RSRs and Retention Performance Share Awards

RSR Awards Prior to TARP CPP Repayment.    Historically, the HRC has granted stock awards in February of each year. The stock awards primarily have been in the form of stock options as long-term incentive compensation, but the HRC has granted restricted stock or RSRs for specific employment, retention, or competitive pay purposes. As a result of the TARP CPP investment, in February 2009 the HRC did not grant stock options to any named executive because of the restrictions on stock options under the TARP regulations, but did award RSRs as permitted by these regulations to Messrs. Atkins, Hoyt and Oman valued at one-third of their 2008 total annual compensation, calculated using the value of the RSRs award, 2008 base pay and the FAS 123R value of stock options granted in 2008. These RSRs were granted based on the HRC’s understanding of the applicable compensation limitations for recipients of TARP CPP investments and the HRC’s evaluation of the Company’s 2008 performance, 2008 business line performance applicable to named executives managing business lines, and the named executive’s individual performance. Mr. Atkins was awarded 127,937 RSRs, and Messrs. Hoyt and Oman were each awarded 147,928 RSRs.

Due to uncertainty about the final executive compensation rules applicable to TARP CPP participants not yet issued by the Treasury Department, the HRC did not take any pay actions for Mr. Stumpf in February 2009. Following issuance of these final rules, in August 2009 the HRC approved a grant of 108,528 RSRs to Mr. Stumpf, valued at one-third of his total 2009 annual compensation, calculated using the value of the RSR award and his 2009 base pay as prescribed by the applicable regulations. Together with his 2009 annual base salary increase discussed above, the HRC intended this award to increase Mr. Stumpf’s annual compensation to be approximately the average of the annual CEO compensation paid by Peer Group companies and was made for the competitive and Company performance reasons discussed in detail under “2009 Annual Base Salary Increases.”

Each RSR entitles the holder to receive one share of Company common stock upon vesting and the right to receive dividend equivalents reinvested as additional RSRs. The RSRs granted in February 2009 to Messrs. Atkins, Hoyt and Oman vest in three installments: 30% in July 2012; 30% in July 2013; and 40% in July 2014. The RSRs granted in August 2009 to Mr. Stumpf vest in two installments: two-thirds in August 2011; and one-third in August 2012. However, none of these RSRs would vest unless the Company repaid the TARP CPP investment by the applicable vesting date. As a result of the Company’s repayment of the TARP CPP investment in December 2009, this vesting restriction no longer applies. The HRC chose these vesting periods to satisfy the retention goals for granting the awards and to align executive interests with stockholders.

As a condition to receiving the RSRs grant, each named executive agreed to hold, while employed by the Company and for at least one year after retirement, shares of our common stock equal to at least 50% of the after-tax shares (assuming a 50% tax rate) acquired upon vesting of the RSRs. The HRC chose this holding restriction to align the named executive’s interests with stockholders over the long-term. These RSRs were issued under the Company’s LTICP and the awards are subject to the rules and interpretations under the LTICP. Additional information about the RSRs can be found in the Summary Compensation Table and following tables and footnotes, and the narrative following these tables.

Retention Performance Share Awards and RSRs after TARP CPP Repayment.    After the Company repaid the TARP CPP investment, in December 2009 the HRC granted Retention

Performance Shares to each of Messrs. Stumpf, Atkins, Hoyt and Oman under the LTICP. Mr. Stumpf was granted 379,600 Retention Performance Shares and each of Messrs. Atkins, Hoyt and Oman was granted 189,800 Retention Performance Shares. Each Retention Performance Share entitles the holder to receive one share of Company common stock upon vesting. The Retention Performance Shares will vest in the first quarter of 2013, but only if the Company meets specified performance goals. The number of Retention Performance Shares that may be acquired upon vesting by each named executive is subject to adjustment upward (to a maximum of 150% of the original number granted) or downward (to zero) based on the Company’s performance over the three-year period ending December 31, 2012, based on the ultimate relative achievement of performance goals related to the Company’s return on common equity over the performance period.

We provide additional information about the terms of the Retention Performance Share awards and these performance goals in footnote (3) to the Summary Compensation Table, columns (g) and (h) of the Grants of Plan-Based Awards table, and the narrative appearing under that table.

The HRC structured the vesting and variability of these Retention Performance Shares to incent these named executives to achieve continued superior relative financial performance for the Company and its stockholders through the entire vesting period. The Retention Performance Shares are neither in lieu of cash compensation nor an annual incentive bonus, and will be forfeited if the named executive receiving the shares leaves the Company to work for a competitor, whether before or after retirement.

In granting the Retention Performance Shares, the HRC considered the need for continued leadership by these named executives as the Company completes the Wachovia integration and navigates the current economic recession. The HRC believes the incentives for performance and consequent rewards represented in these grants will help the Company retain its senior leadership team, compensate them competitively and align their interests with stockholders. The HRC believes offering competitive compensation to help retain this leadership team intact is essential for the Company’s continued long term success.

In addition, the HRC granted Mr. Carroll 108,528 RSRs in December 2009 that vest in two installments: two-thirds in December 2010, and one-third in December 2011. Other than the vesting dates, these RSRs have substantially similar terms to those granted to Mr. Stumpf in August 2009. As noted below in the discussion of Mr. Carroll’s employment agreement, these RSRs were granted to Mr. Carroll in lieu of the cash incentive compensation award contemplated by his employment agreement. The HRC chose to pay Mr. Carroll’s required incentive award in RSRs instead of cash because of the retention element in the RSRs and to further align his interests with stockholders.

Employment Agreement with Mr. Carroll.    On December 30, 2008, we entered into a one-year agreement with Mr. Carroll to employ him as Senior Executive Vice President of our Wealth Management, Brokerage and Retirement Services Group effective upon completion of the Wachovia merger. This agreement superseded Mr. Carroll’s prior employment agreement with Wachovia that would have entitled him to receive certain severance payments if his employment was terminated following the Wachovia merger, but excluded legacy provisions relating to gross-up payments for any federal income excise taxes due on “excess parachute payments” relating to the Wachovia merger. Mr. Carroll was named as an executive officer of the Company effective January 1, 2009. The HRC and Board ratified and approved the new employment agreement with Mr. Carroll because the revised terms would ensure Mr. Carroll’s continued services while reducing the overall cost to the Company of his prior employment agreement. Because Mr. Carroll’s employment agreement was entered into prior to February 11, 2009, the Company was not prohibited as a recipient of a TARP CPP investment from making the required payments under it pursuant to applicable regulations.

Our agreement with Mr. Carroll provided that his base salary would not be less than $700,000 and he would be eligible to receive a 2009 incentive payment with a target of $2.4 million, and a maximum of $4.2 million, subject to the achievement of certain Company and business line financial performance objectives. The agreement also provided that he would receive an aggregate retention bonus award opportunity of up to $8 million payable in installments during 2009 if he satisfactorily performed his job duties and remained employed with the Company through 2009 and, subject to approval by the HRC, stock options with a grant date value of $5 million. If Mr. Carroll had terminated his employment with the Company for any reason during the period between May 1 and December 15, 2009, or been terminated by the Company without cause, he would also have been entitled to receive his base salary through his termination date, certain severance payments (less any retention bonus already received), and health benefits for himself and his family. Pursuant to its terms, the employment agreement with Mr. Carroll expired on December 31, 2009 and neither he nor the Company is bound by it in the future.

In February 2009, the HRC granted Mr. Carroll 800,000 stock options at an exercise price equal to $13.05 per option share, the per share fair market value of Company common stock on the date of grant, to satisfy the provision in his agreement for a $5 million stock option award. In addition, Mr. Carroll was paid the $8 million retention bonus as provided in his agreement in 2009. In lieu of the 2009 cash incentive payment contemplated by his agreement, the HRC granted Mr. Carroll 108,528 RSRs in December 2009 as described above. The number of RSRs awarded to Mr. Carroll is equal to approximately 120% of the 2009 target incentive award stated in his employment agreement. Based on an evaluation of the satisfaction of Company and business line performance objectives for Mr. Carroll and the recommendation of our CEO, the HRC determined the amount of Mr. Carroll’s RSRs.

Additional information about the foregoing 2009 compensation amounts to the named executives is included in the Summary Compensation Table and following tables.

Tax Considerations.    Under IRC Section 162(m) as in effect before the enactment of EESA, a company could not deduct annual compensation in excess of $1 million paid to its named executives unless the compensation was performance-based. The HRC’s historical practice has been to make compensation tax-deductible where possible, taking into consideration the best interests of the Company’s stockholders. We established our stockholder-approved Performance Policy pursuant to Section 162(m) in 1994, so that cash and equity-based incentive compensation paid to named executives would satisfy the requirements of Section 162(m) and be deductible by the Company for federal income tax purposes. Amendments to IRC Section 162(m) made by EESA for TARP CPP participants reduced the annual compensation tax deductibility cap to $500,000 and eliminated the exception for performance-based compensation. As a result of these amendments, all compensation to the named executives in excess of $500,000 while the Company participated in the TARP CPP would not be tax-deductible by the Company. In February 2009, the HRC determined that the Performance Policy was not needed while the Section 162(m) limitations were in effect and suspended the Performance Policy effective January 1, 2009.

The HRC approved, and the Company paid in 2009 an aggregate of approximately $29.6 million in compensation to its named executives in excess of the $500,000 individual deduction limit, thereby foregoing approximately $10.4 million in aggregate tax deductions related to named executive officer compensation, calculated at a 35% corporate tax rate. Based on the Company’s 2009 income before taxes of $18.0 billion, the amount of deduction lost represents approximately 0.058% of such income. While the HRC believes the tax-deductibility of executive compensation is important, it was outweighed for 2009 executive compensation purposes by the critical importance to the Company’s future success to provide competitive pay to the named executives that would help ensure their retention and appropriately reward and motivate them for continued contributions to the Company’s success. In making the determination, the HRC balanced the one-time loss of a short-term tax benefit provided by this deduction for the 2009 fiscal year against the long-term benefit to the Company and its stockholders of keeping a talented management team intact and securing their on-going services for the future.

As the result of the Company’s repayment of the TARP CPP investment in December 2009, the lower deductibility limits under Section 162(m) will generally no longer apply to compensation paid in future years to our named executives. In February 2010, the HRC therefore re-activated the Performance Policy as in effect prior to 2009 for purposes of qualifying annual incentive compensation in excess of $1 million payable in 2010 to named executives for the full Section 162(m) tax deduction. However, because salary is not considered “performance-based” under Section 162(m), that portion of base salary paid to a named executive in excess of $1 million will not be tax deductible by the Company.

Compensation Recoupment Policy.    As a component of our pay philosophy, the Company has had in place a compensation recoupment or “clawback” policy to deter compensation-related misconduct by executive officers. This policy allows the Company to recover incentive compensation paid to any executive officer on the basis of having met or exceeded performance goals if that performance was due to fraud or other misconduct. Pursuant to the TARP CPP regulations, in October 2008, the HRC adopted an overlapping clawback policy that requires a named executive to forfeit previously awarded compensation if the payments were based on materially inaccurate financial statements or any other performance-metric criteria that are later proven to be materially inaccurate. As required by subsequent TARP regulations, in November 2009 the HRC expanded this clawback policy to include the next 20 most highly compensated employees, along with required enforcement of the policy by the Company. In February 2010, and subsequent to the Company’s repayment of the TARP CPP investment, the HRC re-confirmed this policy, and further expanded it to cover all executive officers.

Other Compensation Components

Participation in Retirement and Other Benefit Programs.    Our named executives participate in the same benefit programs generally available to all our team members. This includes health, severance, disability, and other benefit programs, and, except for Mr. Carroll, participation in our qualified 401(k) Plan and qualified Cash Balance Plan. Mr. Carroll participated in the qualified Wachovia Savings Plan and Wachovia Pension Plan. Together with team members whose covered compensation exceeds IRC dollar limits for qualified plans, our named executives, except for Mr. Carroll, also participated in non-qualified Supplemental 401(k) and Supplemental Cash Balance Plans. As part of the Company’s integration of Wachovia team members into the Company’s plans and programs, the HRC froze the Supplemental 401(k), Cash Balance, Supplemental Cash Balance and Wachovia Pension Plans effective July 1, 2009 and will no longer make additional contributions for participants in these plans, although additional investment income will continue to accrue to the named executives’ and other participants’ individual accounts at the rates provided for in these plans. Mr. Carroll also participated in the non-qualified Wachovia Savings Restoration Plan, which was frozen prior to the Wachovia merger.

Named executives and certain other highly compensated team members can also participate in our Deferred Compensation Plan. Compensation that may be covered under our Deferred Compensation Plan includes salary and actual annual incentive awards, but excludes gains from the exercise of stock option grants and realized values related to any other LTICP grants or awards. Effective January 1, 2010, the Company amended this plan to provide for supplemental Company matching contributions for any compensation deferred by a plan participant, including named executives, that would have been eligible (up to certain IRS limits) but for this deferral for a matching contribution under the Company’s 401(k) Plan.

We believe these programs are similar to and competitive with those offered at other financial services companies with which we compete for management and team members. We provide information about the benefits under these plans in the Pension Benefits table and Non-Qualified Deferred Compensation table (including, for Mr. Carroll, the benefits under the frozen Wachovia deferred compensation plans discussed below) and related narrative following this CD&A.

Mr. Carroll participated in certain Wachovia deferred compensation plans that were frozen prior to the Wachovia merger. As disclosed in column (h) of the Summary Compensation Table and footnote (7) to that table, amounts deferred prior to 2009 by Mr. Carroll under the terms of certain of the Wachovia deferred compensation plans earned above-market interest of $1,458 calculated at a rate equal to the prime rate averaged over four quarters plus 2%. Because these Wachovia deferred compensation plans have been frozen, no other team members may participate in, and no current participants, including Mr. Carroll, may make additional deferrals under these plans, although interest will continue to accrue on the deferred amounts.

Perquisites and Other Compensation.    The HRC has intentionally limited perquisites to executive officers and will continue to consider and potentially reduce or eliminate available perquisites in the future. These perquisites may include a car allowance, paid parking, financial planning, certain club dues, home security systems, and benefits under a Relocation Program for team members who relocate at our request. While TARP regulations do not prohibit the payment of perquisites to named executives, they require the Company to comply with various reporting requirements to regulatory authorities for aggregate perquisites in excess of $25,000 to any named executives and the next 20 most highly compensated employees, including naming the individual and justifying the perquisite in question. In lieu of a car allowance, we provide a car and driver to Mr. Stumpf under our security policy for our Chairman and CEO, and also occasionally to Mr. Atkins, in each case used primarily for business travel and occasionally for commuting. Each of our named executives received one or more of the perquisites listed above.

We present information about the perquisites received by our named executives in 2009 in footnote (9) to the Summary Compensation Table.

Post-Retirement Arrangements.    Other than the employment agreement with Mr. Carroll, which expired on December 31, 2009, we do not have employment or “golden parachute” agreements with, or provide special severance arrangements to, named executives. We have a plan that provides salary continuation pay for team members, including named executives, who are discharged under the circumstances stated in that plan. Except as discussed below, none of the named executives has any special retirement agreements or arrangements.

In 1998, Mr. Oman and the Company entered into a supplemental retirement arrangement that provides him with an additional retirement benefit based on an alternative benefit calculation provided in our Cash Balance and Supplemental Cash Balance Plans. In light of Mr. Oman’s years of service to the Company and his significant contributions to the growth of the Company’s mortgage business, we believed it was appropriate to enter into this arrangement to address the impact on benefits payable to him under these plans caused by certain prior internal job changes and amendments made to these plans. Mr. Oman’s supplemental retirement arrangement was frozen as of July 1, 2009. Information about the post-retirement benefit available under this arrangement for Mr. Oman appears in the Summary Compensation Table, the Pension Benefits table and related narrative, and the table under “Potential Post-Employment Payments.”

Mr. Stumpf is covered under the Company’s Chairman/CEO Retirement Policy, which may provide him with certain limited benefits at the Company’s expense for a specified period of time following his date of retirement if he continues to be available for consultation with management and to represent the Company with customers, the community and team members during this period. In November 2008, the HRC amended this policy to comply with the requirements of IRC Section 409A. Under this policy, as amended, we will provide a retired Chairman/CEO who is elected on or after January 1, 2005, and subsequently retires with an administrative assistant and part-time driver for a period of two years following the date of retirement. The monthly fair market value of these benefits will be taxable to the retired Chairman/CEO according to the IRC and IRS rules and regulations as calculated by the Company. The Board and the HRC believe this policy benefits the Company by giving it access to a former Chairman/CEO’s management experience and knowledge and the ability to leverage the reputation developed during his years of service with the Company for the future. Information about the specific post-retirement benefits available under this policy also appears under “Potential Post-Employment Payments.”

Pursuant to the Chairman/CEO Retirement Policy as in effect prior to its amendment in November 2008, following his retirement as Chairman on December 30, 2009, the HRC agreed to provide Mr. Kovacevich with an administrative assistant, office space and part-time driver for three years provided that he continues to be available for consultation with management and to represent the Company with customers, the community, and team members during this period. This arrangement may be extended for an additional two years. The approximate annual value of these benefits is $250,000.

Conclusion

Although regulatory restrictions on executive compensation shaped the HRC’s 2009 compensation decisions, the HRC believes that the compensation paid to the named executives appropriately balances the objectives of those regulatory requirements with the Company’s longstanding pay-for-performance philosophy and the need to attract, retain and motivate outstanding senior leadership for the benefit of the Company and its stockholders. The Company faced numerous and complex challenges in 2009, including the Wachovia integration, increased regulatory oversight as a result of the global financial crisis, and a challenging economic environment. In summary, the HRC’s compensation decisions in 2009 were based upon a determination to retain the talented senior management team having proven skills and experience in a highly competitive environment to face these challenges together, while also motivating them for sustained long-term Company performance for our stockholders. Based on those considerations, the HRC and the Company believe the compensation paid to the named executives for 2009 was reasonable and appropriate.

Executive Compensation Tables

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(3)(4)	Option Awards ($)(5)		Non-Equity Incentive Compensation ($)(4)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)(7)(8)	All Other Compensation ($)(9)	Total ($)
(a)	(b)	(c)		(e)	(f)		(g)		(h)	(i)	(j)
John G. Stumpf Chmn., Pres. & CEO	2009	$5,600,000	(2)	$13,083,386	—		—		$2,584,375	$72,786	$21,340,547
	2008	878,920		—	$7,920,000		—		-0-	242,167	8,768,935
	2007	749,615		—	6,061,488		$4,200,000		3,349,498	436,857	14,797,458
Howard I. Atkins Sr. Exec. VP & CFO	2009	3,339,156	(2)	6,811,260	1,297,622		—		118,425	56,848	11,623,311
	2008	598,767		—	4,149,384		—		67,057	130,974	4,946,182
	2007	600,000		—	2,684,073		2,000,000		138,999	251,663	5,674,735
David M. Carroll Sr. Exec. VP, Wealth Management, Brokerage & Retirement Services	2009	700,000	(1)		2,520,000	(1)	10,940,024	(1)	109,957	32,789	14,302,770
David A. Hoyt Sr. Exec. VP, Wholesale Banking	2009	3,866,667	(2)	7,072,142	2,203,740		—		289,611	45,071	13,477,231
	2008	598,767		—	4,039,963		—		51,111	149,994	4,839,835
	2007	600,000		—	3,198,480		3,000,000		81,830	249,900	7,130,210
Mark C. Oman Sr. Exec. VP, Home & Consumer Finance	2009	3,866,667	(2)	7,072,142	—		—		1,727,842	54,979	12,721,630
	2008	598,767		—	3,260,902		—		-0-	72,844	3,580,935
	2007	600,000		—	2,789,485		—		484,947	201,837	4,076,269

(1)	Mr. Carroll became an executive officer of the Company effective January 1, 2009. As permitted by SEC rules, the Summary Compensation Table shows Mr. Carroll’s compensation only for 2009, the first year he served as an executive officer. In addition to the salary shown in column (c), the amounts shown for Mr. Carroll in the above table as option awards (column (f)) and as a non-equity incentive award (column (g)) represent respectively, the grant date fair value of a stock option for 800,000 shares and retention bonus and cash incentive compensation award opportunities pursuant to the terms of his employment agreement with the Company. In December 2009, Mr. Carroll was granted an RSR for 108,528 shares in lieu of a cash incentive compensation award. We discuss the terms of the compensation paid to him under this agreement in the CD&A, and provide additional information about his retention bonus and incentive compensation awards in the Grants of Plan-Based Awards table and footnote (1) to that table.

(2)

As discussed in the CD&A under “2009 Annual Base Salary Increases,” beginning in August 2009, a portion of the base salary earned by Messrs. Stumpf, Atkins, Hoyt, and Oman was paid, after taxes and withholding, entirely in shares of the Company common stock granted under the Company’s LTICP as of each payroll period end date and computed by dividing the portion of base salary payable in stock by the NYSE closing price per share as of that date. The percentage of net annual base salary payable in shares of Company common stock for these named executives was as follows: Mr. Stumpf—83.93%; Mr. Atkins—79.04%; Mr. Hoyt—81.90%; and Mr. Oman—84.48%. As of December 31, 2009, each of those named executives had been awarded, or had earned the right to an award of the following number of shares as salary: Mr. Stumpf, 87,912 shares; Mr. Atkins, 49,275 shares; Mr. Hoyt, 59,168 shares, and Mr. Oman, 68,729 shares. As noted in the CD&A, in

February 2010, the HRC reduced the salaries and changed the form of payment to all cash for these named executives effective in March 2010.

(3)	The 2009 stock awards included for each named executive in column (e) above consists of RSRs and Retention Performance Shares. The value for each of these awards is its grant date fair value calculated by multiplying the number of shares subject to the award by the NYSE closing price per share on the date such award was granted. The number of Retention Performance Shares for purposes of calculating the value is the target number of shares that would be earned for achieving 100% of the applicable performance goal for a three-year performance period ending December 2012. See footnote (4) below. The table below shows the type and number of shares, the grant date and the per share fair value used to calculate the total grant date fair value for the stock awards shown in column (e).

Name	Award Type & No. of Shares		Grant Date	Per Share Fair Value ($)	Total Grant Date Fair Value
Mr. Stumpf	108,528	RSRs	08/03/09	$25.80	$2,800,022
	379,600	Retention Performance Shares	12/24/09	27.09	10,283,364
Mr. Atkins	127,937	RSRs	2/24/09	13.05	1,669,578
	189,800	Retention Performance Shares	12/24/09	27.09	5,141,682
Mr. Hoyt	147,928	RSRs	2/24/09	13.05	1,930,460
	189,800	Retention Performance Shares	12/24/09	27.09	5,141,682
Mr. Oman	147,928	RSRs	2/24/09	13.05	1,930,460
	189,800	Retention Performance Shares	12/24/09	27.09	5,141,682

For more information about the valuation model used to calculate the grant date fair value of stock awards, refer to “Note 18 (Common Stock and Stock Plans)” to our 2009 financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

(4)	The Retention Performance Shares referred to in footnote (3) and included in column (e) above are subject to adjustment upward (to a maximum of 150% of the target award) or downward (to zero) depending upon the achievement of certain performance conditions based on the Company’s return on realized common equity averaged over the three calendar-year period ending December 2012 and ranked in comparison to the average return on realized common equity of companies included in the KBW Bank Sector Index as of the end of that three-year period. Because the achievement or non-achievement of these performance conditions depends upon the occurrence of future events, the total grant date fair value of the Retention Performance Shares included in column (e) is calculated using the target number of shares underlying these awards and a per share fair value based on the NYSE closing price per share of common stock of $27.09 on December 24, 2009, the date of the grant.

Assuming that the Company’s performance during the measurement period results in the maximum number of Retention Performance Shares vesting, Mr. Stumpf would be entitled to receive 569,400 Retention Performance Shares with a total grant date fair value of $15,425,046 and Messrs. Atkins, Hoyt and Oman would each be entitled to receive 284,700 Retention Performance Shares with a total grant date fair value of $7,712,523 each.

Additional information about the Retention Performance Shares appears in the CD&A and in the Grant of Plan-Based Awards table and related narrative.

(5)	The option award shown in column (f) for 2009 for each of Messrs. Atkins and Hoyt is a grant of “reload” options to purchase, respectively, 109,968 shares of common stock at an exercise price per share of $27.97, and 178,875 shares of our common stock at an exercise price per share of $30.17, the NYSE closing price of common stock on the date of each reload grant. These reload options were automatically granted to Messrs. Atkins and Hoyt upon their exercise of original options that had the reload feature granted to each of them prior to 2004. Additional information about reload options appears in the Grants of Plan-Based Awards Table and related narrative following that table. The option award shown in column (f) for Mr. Carroll is an option to purchase 800,000 shares at an exercise price of $13.05 per share granted on February 24, 2009 under the terms of his employment agreement with the Company discussed in the CD&A. The value of each such option award shown in column (f) represents its total grant date fair value based on a fair value per option share calculated using a Black-Scholes valuation model reflecting the assumptions for each option shown in the table below as to option term, annual stock price volatility, annual dividend rate, and risk-free interest rate.

Name	No. of Options	Fair Value Per Option Share	Expected Option Term	Annual Price Volatility	Annual Dividend Rate	Risk- Free Interest Rate
Mr. Atkins	109,968	$11.80	1.89	79.54%	$.05/quarter	1.05%
Mr. Carroll	800,000	3.15	4.48	53.79%	.05/quarter	1.75%
Mr. Hoyt	178,875	12.32	1.89	77.15%	.05/quarter	0.89%

As required by new SEC rules, the value of the option awards for 2007 and 2008 shown in column (f) have been recalculated from prior proxy statements to reflect their respective total grant date fair value, rather than the amount of compensation expense for options recognized in our financial statements for the years 2007 and 2008, as provided in the SEC rules in effect for those years. The total grant date fair values for the 2007 and 2008 option awards for the named executives were also calculated based on a fair value per option share using a Black-Scholes valuation model reflecting assumptions similar in type to those described above for 2009 option awards.

For more information about the valuation model used to calculate the grant date fair value of option awards, refer to “Note 18 (Common Stock and Stock Plans)” to our 2009 financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.

(6)	The information shown in column (h) represents the change in the pension value of each named executive’s benefits under the Company’s Cash Balance and Supplemental Cash Balance Plans, measured, for 2007, as of November 30, and for each of 2008 and 2009, as of December 31. As discussed in “Note 20—Employee Benefits and Other Expenses” to our 2009 financial statements, we made this measurement date change as required by FAS 158, Employees’ Accounting for Defined Benefit Pension and Other Post Retirement Plans. We use these dates in financial statements to measure the assets and benefit obligations under these plans. Column (h) also includes the changes in the pension value of Mr. Hoyt’s annuity contract and the benefits available to Mr. Oman under the Wells Fargo Financial, Inc. (WFFI) qualified and non-qualified retirement plans and supplemental retirement arrangement described in footnote (8) below using these same measurement dates. For Mr. Stumpf and Mr. Oman, the changes in their respective 2008 pension values are shown as zero, although they incurred losses of ($272,152) and ($351,758), respectively.

The change in the pension values from 2007 to 2008, and from 2008 to 2009, shown in column (h) for Messrs. Stumpf and Oman results primarily from the discount interest rate assumptions used in calculating their respective retirement benefits. These benefits are discussed, for Mr. Stumpf, in footnote (3) to the Pension Benefits table and under “Alternative Retirement Benefit Calculation,” and, for Mr. Oman, under “Potential Post-Employment Payments—Supplemental Retirement Arrangement—Mark C. Oman” below.

(7)	Except for Mr. Carroll, none of the other named executives received any above-market or preferential earnings on deferred compensation in 2007 through 2009, and the amounts shown in column (h) for Messrs. Stumpf, Atkins, Hoyt, and Oman, do not include any earnings on deferred compensation. The amount shown in column (h) for Mr. Carroll includes above-market interest of $1,458 earned on amounts deferred by him under the Wachovia Corporation Executive Deferred Compensation Plan I and Wachovia Corporation Executive Deferred Compensation Plan II, calculated at a rate per annum equal to the prime rate averaged over four quarters plus 2%. As discussed in the CD&A, these Wachovia deferred compensation plans were frozen prior to the Wachovia merger, and no other team members may participate in, and neither Mr. Carroll nor any other current participants may make additional deferrals under these plans, although interest will continue to accrue on deferred amounts.

(8)	Mr. Oman, who was employed by WFFI from April 1979 until December 1989, participated in, and accrued benefits under WFFI’s qualified and non-qualified defined benefit pension plans. Mr. Oman also has a supplemental retirement arrangement with the Company, which was frozen July 1, 2009. Information about Mr. Oman’s accrued benefits under the WFFI plans and his supplemental arrangement appears in the Pension Benefits table, footnotes, and narrative below. We discuss his supplemental retirement arrangement under “Post-Retirement Arrangements” in the CD&A and under “Potential Post-Employment Payments—Supplemental Retirement Arrangement—Mark C. Oman” below.

(9)	The following table provides information about each component of column (i) for 2009. The footnote to the table identifies perquisites received by named executives by type and amount for any perquisite that is more than $25,000. For each named executive, “All Other Compensation” components consist of matching contributions to the Company’s 401(k) Plan and the Supplemental 401(k) Plan (our qualified and non-qualified contribution plans), or, in the case of Mr. Carroll, to the qualified Wachovia Savings Plan, and perquisites. Effective July 1, 2009, the Company’s Supplemental 401(k) Plan was frozen and no contributions were made to that plan after that date. We do not provide tax gross-ups on any perquisites except for certain benefits available under our Relocation Program. No tax gross-ups on Relocation Program benefits were paid in 2009 to any named executive.

All Other Compensation—2009

Name	401(k) Contributions	Supplemental 401(k) Contributions	Perquisites*	Total All Other Compensation
Mr. Stumpf	$14,138	$12,753	$45,895	$72,786
Mr. Atkins	14,138	5,628	37,082	56,848
Mr. Carroll	14,700	—	18,089	32,789
Mr. Hoyt	14,138	5,628	25,305	45,071
Mr. Oman	14,138	3,789	37,052	54,979

*	The table and footnotes below describe the type and amount of perquisites received by named executives in 2009 and our cost for providing them.

Perquisites—2009

Name	Relocation Program Benefits(i)	Other Perquisites(ii)	Total
Mr. Stumpf	$27,000	$18,895	$45,895
Mr. Atkins	—	37,082	37,082
Mr. Carroll	—	18,089	18,089
Mr. Hoyt	—	25,305	25,305
Mr. Oman	—	37,052	37,052

(i)	Mr. Stumpf received a relocation benefit under the Company’s Relocation Program in 2009 in the form of a transfer bonus in connection with his relocation to San Francisco. The amount of Mr. Stumpf’s transfer bonus is shown in the “Relocation Program Benefits” column above. We discuss the material terms of our Relocation Program in more detail under “Related Persons Transactions—Relocation Program” in this proxy statement.

(ii)	This column reports the total amount of other perquisites received in 2009 by each named executive. None of these other perquisites individually exceeded the greater of $25,000 or 10% of the total amount of all perquisites received. These other perquisites included: participation in a personal financial planning program offered at Company expense or, in the alternative, reimbursement from the Company of up to $20,000 in personal financial planning expenses using a financial planner selected by the named executive, a car allowance, parking, club dues, home security systems, and certain relocation benefits (as discussed in footnote (i) to this table). Each of our named executives received some, but not all of these other perquisites, as follows: financial planning—Messrs. Stumpf, Atkins, Carroll, Hoyt, and Oman; car allowance—Messrs. Atkins, Hoyt, and Oman; parking allowance—Messrs. Atkins, Carroll and Hoyt; club dues—Mr. Oman; and home security systems—Messrs. Stumpf, Atkins, and Oman. We also provided a car and part-time driver to Mr. Stumpf as CEO, and occasionally to Mr. Atkins, for business use and for occasional round-trip commuting from home to office and to outside events.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh)	Closing Price of Stock on Date of Grant (S/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)		(k)	(l)	(m)
John G. Stumpf	8/3/2009 12/24/2009	— —	— —	— —	— —	— 379,600	— 569,400	108,528 —	— —		— —	$25.80 27.09	$2,800,022 10,283,364
Howard I. Atkins	2/24/2009 8/6/2009 12/24/2009	— — —	— — —	— — —	— — —	— — 189,800	— — 284,700	127,937 — —	— 109,968 —	(R)	$ — 27.97 —	13.05 27.97 27.09	1,669,578 1,297,622 5,141,682
David M. Carroll	1/1/2009 2/24/2009 12/24/2009	$1,225,000 — —	$2,450,000 8,000,000 — —	$4,200,000 — —	— — —	— — —	— — —	— —	— 800,000 —		— —	— 13.05	— 2,520,000
David A. Hoyt	2/24/2009 10/22/2009 12/24/2009	— — —	— — —	— — —	— — —	— — 189,800	— — 284,700	147,928 — —	— 178,875 —	(R)	— 30.17 —	13.05 30.17 27.09	1,930,460 2,203,740 5,141,682
Mark C. Oman	2/24/2009 12/24/2009	— —	— —	— —	— —	— 189,800	— 284,700	147,928 —	— —		— —	13.05 27.09	1,930,460 5,141,682

(1)	As discussed in the CD&A, under the terms of his employment agreement, Mr. Carroll was eligible to receive a cash incentive payment in the threshold, target, and maximum amounts shown respectively in columns (c), (d), and (e) above, subject to the achievement of certain Company and business unit financial objectives. In lieu of this cash incentive award, Mr. Carroll was granted 108,528 RSRs, having a grant date fair value of $2,940,024 (approximately 120% of the target incentive award shown in column (d)). Mr. Carroll’s RSRs vest in two installments: two-thirds in December 2010 and one-third in December 2011. In addition, he was also eligible to receive a retention bonus award opportunity (also shown in column (d) above) equal to $8,000,000, subject to the satisfactory performance of his job duties and his remaining an employee of the Company through December 31, 2009.

(2)	The potential equity incentive plan awards shown in columns (g) and (h) and the stock awards shown in column (i) represent Retention Performance Share awards and RSRs, respectively, included in column (e) of the Summary Compensation Table and discussed in footnotes (3) and (4) to that table. Additional information regarding the terms of these awards appears in the narrative following this table.

(3)	The options shown in column (j) for each of Messrs. Atkins and Hoyt designated with an (R) are reload option grants. These reload option grants were automatically granted to each of these named executives upon his exercise of the related underlying original stock option using shares of Company common stock to pay the exercise price and are immediately exercisable. Under the LTICP, the term of each reload option is equal to the remaining term of the related original option to which it relates. No original options having the reload feature have been granted under the LTICP since 2003. The reload option grant to each of Mr. Atkins and Mr. Hoyt relates to an original option grant made to each of them in 2001.

Additional Information about the Grants of Plan-Based Awards Table

2009 Grants of Retention Performance Shares (Columns(g) and (h)) and RSRs (Column (i)).    In 2009, the HRC granted Retention Performance Shares and RSRs to Messrs. Stumpf, Atkins, Hoyt, and Oman under the terms of the LTICP, as shown in the indicated columns in the above table. In addition, as discussed in the CD&A, and as shown in the Summary Compensation Table and the above table and explained in footnote (1) to each of these tables, Mr. Carroll also received an RSR award in 2009 in lieu of a cash incentive award as contemplated by his employment agreement. The information presented in this narrative provides a summary of the material terms of these awards. See also “Compensation Discussion and Analysis.”

As a condition to receiving any Retention Performance Share award and/or RSR, these named executives agreed to hold, while employed by the Company and for at least one year after retirement, shares of Company common stock equal to at least 50% of the after-tax shares (assuming a 50% tax rate) acquired upon vesting of the Retention Performance Shares and/or RSRs. Each Retention Performance Share and RSR represents the right to receive one share of Company common stock upon vesting, net of applicable withholding taxes. Each of the Retention Performance Share awards and RSRs also include the right to receive dividend equivalents in the form of additional Retention Performance Shares or RSRs, as applicable. These additional Retention Performance Shares and RSRs will be distributed in shares of Company common stock when, and if, the underlying Retention Performance Shares and/or RSRs vest and are distributed. The HRC may reduce, delay vesting, revoke, cancel or impose additional conditions and restrictions on these awards to comply with any applicable law or regulations.

Retention Performance Shares.    On December 24, 2009, the HRC granted to each of Messrs. Stumpf, Atkins, Hoyt, and Oman Retention Performance Shares under the LTICP, subject to the achievement of specified performance criteria and satisfaction of additional conditions summarized below. The awards are intended to provide an incentive for these named executives to remain with, and provide valuable leadership and services to the Company. The awards will vest after three years of service in the first quarter of 2013, with the target number of Retention Performance Shares for each of these named executives subject to adjustment upward (to a maximum of 150% of the target amount) or downward (to zero) based on the Company’s performance over the three-year period ending December 31, 2012 with respect to the specified performance criteria discussed below relative to the companies comprising the KBW Bank Sector Index as of December 31, 2012. Assuming the Company meets these performance conditions, the potential target and maximum share amounts of these awards are shown for each of these named executives in columns (g) and (h) above.

The vesting and determination of the final number of Retention Performance Shares is based upon the “Company’s Return on Realized Common Equity Ranking.” This ranking is calculated using the average of the Company’s Return on Realized Common Equity over the three fiscal years ending on December 31, 2010, 2011, and 2012, and then ranking the resulting average relative to the average of the Return on Realized Common Equity for the peer companies included in the KBW Bank Sector Index as of December 31, 2012 for the same three-year period. If the Company’s Return on Realized Common Equity Ranking relative to the peer companies at the end of this period is 75% or higher (top quartile), each of the indicated named executives will be entitled to receive Retention Performance Shares at the maximum number shown in column (h) above. If the Company’s ranking is at 50% (median) relative to the peer companies at the end of this period, the named executive will be entitled to receive Retention Performance Shares at the target number shown in column (g). This target number is subject to further adjustment downward (potentially to zero), if the Company’s Return on Realized Common Equity Ranking is less than 50% relative to the peer companies.

Each of the named executives who received an award of Retention Performance Shares will forfeit this award if he terminates his employment with the Company prior to the vesting date for the Retention Performance Shares, other than because of his death, permanent disability or retirement. Upon the named executive’s retirement prior to the vesting date for the Retention Performance Shares, the award will vest on the scheduled vesting date provided the executive meets certain additional vesting conditions following termination of employment through the vesting date. Those additional conditions are (1) complying with the terms of an agreement with the Company regarding non-disclosure of trade secrets and other confidential information, and the non-solicitation of team members and customers, (2) complying with specified non-disparagement requirements, and (3) not performing services as an officer, director, employee, consultant or otherwise for any business which is in competition with any line of business of the Company or its affiliates for which the named executive had executive responsibilities while employed by the Company or its affiliates and which does business in any location in the geographic footprint of the Company in which the executive had executive responsibilities. In addition, these awards are also subject to recovery or “clawback” in certain circumstances under the Company’s Clawback Policy.

RSRs.    In 2009 the HRC granted the RSRs shown in column (i) to Messrs. Stumpf, Atkins, Hoyt and Oman. The RSRs granted to Mr. Stumpf in August 2009 vest in two installments: two-thirds on August 3, 2011 and the remaining one-third on August 3, 2012. The RSRs granted to each of Messrs. Atkins, Hoyt and Oman vest in three installments: 30% on July 1, 2012, 30% on July 1, 2013 and 40% on July 1, 2014. Mr. Carroll was also granted 108,528 RSRs in lieu of a cash incentive award contemplated by his employment agreement. In reliance on SEC interpretive guidance, the amounts of potential future payouts for this cash incentive award have been included in columns (c) through (e) of the table above and information about the RSRs granted to Mr. Carroll is provided in footnote (1) to that table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END(1)

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Shares or unites of Stock That Have Not Vested ($)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)(1)	(e)	(f)	(g)(2)	(h)	(i)(3)	(j)
John G. Stumpf	550,260	—	$28.43	2/24/2014	—	—	—	—
	76,248	—	29.71	2/22/2010	—	—	—	—
	597,020	—	29.91	2/22/2015	—	—	—	—
	61,876	—	30.40	2/22/2010	—	—	—	—
	190,880	—	30.67	8/1/2015	—	—	—	—
	666,667	1,333,333	31.40	2/26/2018	—	—	—	—
	774,200	—	32.25	2/25/2016	—	—	—	—
	226,812	—	32.52	2/25/2013	—	—	—	—
	120,040	—	32.93	6/27/2016	—	—	—	—
	533,334	266,666	34.39	2/27/2017	—	—	—	—
	29,763	—	34.55	2/27/2011	—	—	—	—
	266,667	133,333	35.06	6/26/2017	—	—	—	—
	204,800	—	36.28	2/26/2012	—	—	—	—
	184,416	—	36.28	227/2011	—	—	—	—
	201,402	—	36.67	2/25/2013	—	—	—	—
	96,505	—	36.67	2/26/2012	—	—	—	—
	—	—	—	—	108,528	$2,929,171	—	—
	—	—	—	—	—	—	379,600	$10,245,404
Howard I. Atkins	109,968	—	27.97	8/6/2011	—	—	—	—
	343,920	—	28.43	2/24/2014	—	—	—	—
	27,156	—	28.87	8/6/2011	—	—	—	—
	82,903	—	28.87	2/25/2013	—	—	—	—
	464,360	—	29.91	2/22/2015	—	—	—	—
	127,260	—	30.67	8/1/2015	—	—	—	—
	16,718	—	31.20	2/25/2013	—	—	—	—
	230,567	461,133	31.40	2/26/2018	—	—	—	—
	580,660	—	32.25	2/28/2016	—	—	—	—
	60,020	—	32.93	6/27/2016	—	—	—	—
	116,657	—	33.90	8/6/2011	—	—	—	—
	16,234	—	34.35	2/25/2013	—	—	—	—
	373,694	186,846	34.39	2/27/2017	—	—	—	—
	21,326	—	35.44	2/25/2013	—	—	—	—
	67,976	—	35.67	2/25/2013	—	—	—	—
	89,519		35.98	2/25/2013	—	—	—	—
	—	—	—	—	127,937	3,453,020	—	—
	—	—	—	—	—	—	189,800	5,122,702
David M. Carroll	—	800,000	13.05	2/24/2019	—	—	—	—
	29,865	—	152.69	4/17/2011	—	—	—	—
	16,933	—	158.53	1/3/2010	—	—	—	—
	16,351	—	169.72	2/19/2018	—	—	—	—
	35,499	—	175.39	7/31/2011	—	—	—	—
	29,552	—	188.00	4/22/2013	—	—	—	—
	23,627	—	190.76	4/16/2012	—	—	—	—
	16,221	—	205.93	2/19/2018	—	—	—	—
	19,119	—	224.26	4/19/2014	—	—	—	—
	18,924	—	241.09	2/19/2018	—	—	—	—
	17,641	—	253.04	4/18/2015	—	—	—	—
	21,441	—	281.52	3/31/2016	—	—	—	—
	7,023	—	293.12	2/20/2017	—	—	—	—
	—	—	—	—	—	—	—	—
	—	—	—	—	108,528	2,929,171	—	—

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Shares or unites of Stock That Have Not Vested ($)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)(1)	(e)	(f)	(g)(2)	(h)	(i)(3)	(j)
David A. Hoyt	378,464	—	22.62	2/25/2013	—	—	—	—
	629,340	—	23.30	2/26/2012	—	—	—	—
	229,783	—	24.79	2/27/2011	—	—	—	—
	619,040	—	28.43	2/24/2014	—	—	—	—
	239,711	—	29.52	2/25/2013	—	—	—	—
	597,020	—	29.91	2/22/2015	—	—	—	—
	178,875	—	30.17	2/27/2011	—	—	—	—
	127,260	—	30.67	8/1/2015	—	—	—	—
	274,487	548,973	31.40	2/26/2018	—	—	—	—
	709,680	—	32.25	2/28/2016	—	—	—	—
	102,572	—	32.53	2/22/2010	—	—	—	—
	60,020	—	32.93	6/27/2016	—	—	—	—
	448,434	224,216	34.39	2/27/2017	—	—	—	—
	30,310	—	36.11	2/27/2011	—	—	—	—
	82,097	—	36.74	2/22/2010	—	—	—	—
	—	—	—	—	147,928	3,992,577	—	—
	—	—	—	—	—	—	189,800	5,122,702
Mark C. Oman	45,860	—	24.79	2/27/2011	—	—	—	—
	72,616	—	25.90	2/22/2010	—	—	—	—
	577,760	—	28.43	2/24/2014	—	—	—	—
	169,262	—	28.82	2/25/2013	—	—	—	—
	87,558	—	28.82	2/26/2012	—	—	—	—
	184,562	—	29.71	2/26/2012	—	—	—	—
	597,020	—	29.91	2/22/2015	—	—	—	—
	127,260	—	30.67	8/1/2015	—	—	—	—
	174,292	—	30.90	2/27/2011	—	—	—	—
	162,276	—	30.97	2/25/2013	—	—	—	—
	274,487	548,973	31.40	2/26/2018	—	—	—	—
	709,680	—	32.25	2/28/2016	—	—	—	—
	60,020	—	32.93	6/27/2016	—	—	—	—
	448,434	224,216	34.39	2/27/2017	—	—	—	—
	152,876	—	34.44	2/25/2013	—	—	—	—
	122,006	—	35.60	2/26/2012	—	—	—	—
	70,379	—	37.30	2/27/2011	—	—	—	—
		—	—	—	147,928	3,992,577	—	—
		—	—	—	—	—	189,800	5,122,702

(1)	Except as indicated in this footnote, the unvested portion of options shown in column (c) having terms expiring in 2017 will vest in full on the anniversary of their grant date occurring in 2011; the unvested portion of options shown in column (c) having terms expiring on February 26, 2018 vest by their terms in two remaining equal installments on February 26, 2010 and 2011. The unvested options shown for Mr. Carroll in column (c) vest by their terms in three equal installments on February 24, 2010, 2011, and 2012.

(2)	The unvested shares of stock shown for each named executive in column (g) represent RSRs that vest: for Mr. Stumpf, two-thirds on August 3, 2011 and one-third on August 3, 2012; for Messrs. Atkins, Hoyt, and Oman, 30% on July 1, 2012, 30% on July 1, 2013 and 40% on July 1, 2014; and for Mr. Carroll, two-thirds on December 24, 2010 and one-third on December 24, 2011.

(3)	The number of shares shown in column (i) represent the target amount of Retention Performance Shares that will vest in full, if at all, on March 1, 2013, subject to the HRC’s determination that the Company has met certain performance criteria specified in the award. See “Grants of Plan-Based Awards.”

OPTION EXERCISES AND STOCK VESTED

Option Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(*)
(a)	(b)		(c)
John G. Stumpf	—		—

Howard I. Atkins	123,148		$567,097
David M. Carroll	—		—

David A. Hoyt	103,622 202,328	(R)	509,820 1,088,525

Mark C. Oman	79,256 77,762	(R) (R)	410,942 435,467

*	For purposes of column (c), the “value realized” on exercise of an option, including a reload option, means the amount equal to the difference between the option exercise price and the NYSE closing share price of our common stock on the date of exercise.

Post-Employment Compensation—In General

During 2009, we offered various plans that provided for post-employment compensation and in which our named executives participated: the Wells Fargo Cash Balance Plan, the Wells Fargo Supplemental Cash Balance Plan (together with the Cash Balance Plan, the “Combined Plans”), the Wells Fargo 401(k) Plan, the Wells Fargo Supplemental 401(k) Plan, the Wells Fargo Deferred Compensation Plan, and, for Mr. Carroll, the Wachovia Corporation Pension Plan, the Wachovia Savings Plan, the Wachovia Corporation Savings Restoration Plan, the Wachovia Corporation Executive Deferred Compensation Plan I, the Wachovia Corporation Executive Deferred Compensation Plan II and the Wachovia Corporation Elective Deferral Plan (together with the Wachovia Corporation Deferred Compensation Plans I and II, the “Wachovia Deferred Compensation Plans”). The Wells Fargo Cash Balance Plan, the Wells Fargo Supplemental Cash Balance Plan, the Wells Fargo Supplemental 401(k) Plan, and the Wachovia Corporation Pension Plan were frozen effective July 1, 2009 so that no additional benefits accrue after that date. In addition, the Wachovia Corporation Pension Plan merged into the Wells Fargo Cash Balance Plan on July 1, 2009. The Wachovia Corporation Savings Restoration Plan and the Wachovia Deferred Compensation Plans were frozen prior to the Wachovia merger. Effective December 31, 2009, the Wachovia Savings Plan merged into the Wells Fargo 401(k) Plan.

The Wells Fargo Cash Balance Plan is a defined benefit plan and the Wells Fargo 401(k) Plan is a defined contribution plan, both intended to qualify under the IRC and comply with ERISA. Prior to the Cash Balance Plan’s freeze, U.S. team members who had completed one year of service with the Company or a participating subsidiary automatically participated in the Cash Balance Plan. U.S. team members who have completed one month of service are eligible to participate in the Wells Fargo 401(k) Plan and qualify for Company matching and discretionary profit sharing contributions once they complete one year of service. U.S. team members in positions classified as “flexible” are not eligible to participate in either the Wells Fargo Cash Balance Plan or Wells Fargo 401(k) plan.

The Wachovia Corporation Pension Plan is a defined benefit plan and the Wachovia Savings Plan is a defined contribution plan, both intended to qualify under the IRC and comply with ERISA. Prior to the freeze and merger of the Wachovia Corporation Pension Plan into the Wells Fargo Cash Balance Plan, U.S. team members who had completed one year of service with Wachovia Corporation or a participating subsidiary prior to January 1, 2008 automatically participated in the Wachovia Corporation Pension Plan. Effective January 1, 2008, the Wachovia Corporation Pension Plan was frozen to new employees. Prior to the merger of the Wachovia Savings Plan into the Wells Fargo 401(k) Plan, U.S. team members who completed one month of service were eligible to participate in the Wachovia Savings Plan. U.S. team members became eligible to receive employer matching and discretionary profit sharing contributions after completing one year of service. U.S. team members who were temporary and other classified employees were not eligible to participate in either the Wachovia Corporation Pension Plan or Wachovia Savings Plan.

The Wells Fargo Supplemental Cash Balance Plan and Wells Fargo Supplemental 401(k) Plan are non-qualified plans that restored certain benefits lost under the qualified Wells Fargo Cash Balance Plan and Wells Fargo 401(k) Plan due to IRC imposed limits and due to deferrals under the Wells Fargo Deferred Compensation Plan. Prior to the freeze of both the Wells Fargo Supplemental Cash Balance Plan and Wells Fargo Supplemental 401(k) Plan, team members who completed one year of service and who met one of the following criteria were eligible to participate in the Supplemental Cash Balance Plan and the Supplemental 401(k) Plan if:

•	The team member’s certified compensation (as defined below) exceeded the IRC annual covered compensation limit ($245,000 in 2009);

•

The team member had chosen under the Wells Fargo Deferred Compensation Plan to defer compensation that would otherwise be available for contributions to the Wells Fargo Cash Balance Plan and the Wells Fargo 401(k) Plan; and/or

•	The team member’s matching contributions in the Wells Fargo 401(k) Plan were limited due to IRC provisions.

The Wachovia Corporation Savings Restoration Plan was an unfunded, nonqualified deferred compensation plan that provided for pre-tax deferral contributions to restore 401(k) savings plan contributions beyond the IRS qualified savings plan contribution limitations. Prior to freezing the Wachovia Corporation Savings Restoration Plan, employees with an annual base salary greater than the IRC annual covered compensation limit were eligible to participate.

The Wells Fargo Deferred Compensation Plan allows certain members of management and highly compensated team members to defer the receipt of compensation that would otherwise be paid to them currently until a future year or years as selected by the team member. Any team member who has been selected for participation in the Wells Fargo Deferred Compensation Plan is eligible to participate in any given deferral year.

The Wachovia Deferred Compensation Plans allowed certain highly compensated and management team members to defer the receipt of compensation that would otherwise be paid to them in the year earned until a future year. The Executive Deferred Compensation Plan I and Executive Deferred Compensation Plan II were frozen as of December 31, 2001. The Wachovia Corporation Elective Deferral Plan was frozen as of December 31, 2008. Participants do not accrue any additional benefits, and distributions from these deferral plans will be made pursuant to the terms of the plans.

All named executives except Mr. Carroll were eligible to participate in the Wells Fargo Deferred Compensation Plan and the Wells Fargo 401(k) Plan during 2009 and were eligible to participate in the Combined Plans and the Wells Fargo Supplemental 401(k) Plan until the date those plans were frozen.

Mr. Carroll was eligible to participate in the Wachovia Savings Plan during 2009 and in the Wachovia Corporation Pension Plan, Wachovia Corporation Savings Restoration Plan and Wachovia Deferred Compensation Plans until the date those plans were frozen. Mr. Oman is also entitled to receive a supplemental retirement benefit under a supplemental retirement arrangement with the Company. This supplemental retirement benefit for Mr. Oman was frozen effective July 1, 2009 so that no additional benefits will accrue after that date. Mr. Stumpf may become eligible to receive the limited benefits provided under our Chairman/CEO Retirement Policy.

Information about the named executives’ participation in these plans and arrangements, including benefits accrued and/or paid under one or more of these plans in 2009, appear for:

•	The Combined Plans and the Wachovia Corporation Pension Plan, in the Pension Benefits table, footnotes, and accompanying narrative below;

•

The Wells Fargo 401(k) Plan and Wachovia Savings Plan in column (i) and footnote (9) of the Summary Compensation Table as to the amount of Company contributions made to the Wells Fargo 401(k) Plan or Wachovia Savings Plan for each named executive;

•

The Wells Fargo Deferred Compensation Plan, the Wells Fargo Supplemental 401(k) Plan, the Wachovia Corporation Savings Restoration Plan, and the Wachovia Deferred Compensation Plans in the Non-Qualified Deferred Compensation table, footnotes, and accompanying narrative below; and

•	Mr. Oman’s supplemental retirement arrangement and the Chairman/CEO Retirement Policy, under “Potential Post-Employment Payments” below.

We also describe under “Potential Post-Employment Payments” the benefits that would be payable to our named executives under certain of these plans (excluding benefits under plans in which all team members generally may participate), assuming each named executive had terminated employment with Wells Fargo on December 31, 2009.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
John G. Stumpf	Cash Balance Plan(3) Supplemental Cash Balance Plan(3)	27.5 27.5	$594,464 12,051,864	— —

	Total		$12,646,328

Howard I. Atkins	Cash Balance Plan Supplemental Cash Balance Plan	7.5 7.5	$73,831 863,944	— —

	Total		$937,775

David M. Carroll	Wachovia Corporation Pension Plan	27.5	$545,847	—

David A. Hoyt	Cash Balance Plan Supplemental Cash Balance Plan Annuity Contract(4)	27.5(4) 27.5(4) N/A	$150,417 1,556,049 97,771	— — —

	Total		$1,804,237

Mark C. Oman	Cash Balance Plan Supplemental Cash Balance Plan WFFI Pension Plan(6) WFFI Excess Pension Plan(6) Supplemental Retirement Arrangement(7)	30.5(5) 30.5(5) 10.8 10.8 N/A	$302,787 3,679,176 104,118 2,862 4,232,717	— — — — —

	Total		$8,321,660

(1)	As a result of the freeze of the Wells Fargo Cash Balance Plan, the Wells Fargo Supplemental Cash Balance Plan and Wachovia Corporation Pension Plan, credited service for all of the plans listed in the above table was frozen as of July 1, 2009.

(2)	The amounts shown in column (d) are determined as of December 31, 2009. See the information under “Valuation of Accumulated Benefits under the Combined Plans” below. Following the freeze of the Combined Plans and the Wachovia Corporation Pension Plan, no additional benefits will accrue other than investment credits as described in the narrative below.

(3)	Mr. Stumpf is entitled to receive the greater of his vested “Account Balances” and an “Alternative Benefit” under the retirement plans described below under “Alternative Retirement Benefit Calculation.” Since the formula used to compute the “Alternative Benefits” under these plans results in a greater benefit, this greater benefit is included in column (d) above.

(4)	Mr. Hoyt also participated in a defined benefit plan sponsored by the former Wells Fargo. This plan was terminated in 1984, and annuities were purchased for all participants eligible to receive benefits under this plan. Mr. Hoyt’s annual benefit payable under this annuity beginning at age 65 is $16,226. The amount shown in column (d) is the present value of Mr. Hoyt’s right to receive that annuity upon reaching age 65. Mr. Hoyt’s years of credited service under the Combined Plans include his prior years of service with the former Wells Fargo. All eligible employees of the former Wells Fargo also received credit under the Combined Plans for their years of prior service.

(5)	As a result of amendments made to the Combined Plans as of January 1, 2001 to include years of credited service with WFFI for all former employees of WFFI, Mr. Oman’s account balance was recalculated retroactive to July 1, 1999 to reflect his years of credited service with WFFI.

(6)	Mr. Oman is entitled to receive certain accrued retirement benefits under the WFFI Pension Plan and the WFFI Excess Pension Plan. No additional benefits under the WFFI Pension Plan or the WFFI Excess Pension Plan have been earned by Mr. Oman since his transfer from WFFI in 1990. As of January 1, 2008, the WFFI Pension Plan merged into the Cash Balance Plan.

(7)	Information regarding Mr. Oman’s supplemental retirement arrangement appears below under “Potential Post-Employment Payments—Supplemental Retirement Arrangement—Mark C. Oman.” Mr. Oman’s supplemental retirement arrangement was frozen effective July 1, 2009.

Wells Fargo & Company Cash Balance Plan and Supplemental Cash Balance Plan.    Under the Wells Fargo Cash Balance Plan, pension benefits generally are determined by the value of the team member’s vested cash balance account (the Account). Prior to the Plan’s freeze on July 1, 2009, each quarter, a team member’s Account was credited with compensation credits. Compensation credits to the Account were based on a percentage of the team member’s certified compensation for each quarter. Certified compensation for the Cash Balance Plan meant compensation paid to a team member during the year that was reportable on Form W-2, subject to an annual IRC maximum ($245,000 for 2009). Certified compensation includes salary reduction amounts made under IRC Sections 401(k) and 125, but generally excluded contributions to any non-qualified deferred compensation plan maintained by the Company, perquisites, severance pay, gross-ups, payments in lieu of vacation, and stock option or equity-like gains. Incentive compensation amounts were included in compensation for Cash Balance Plan purposes in the year received rather than the year earned.

The Wells Fargo Cash Balance Plan based the percentage on which compensation credits were calculated on “points” assigned to each team member equal to the sum of the team member’s age and years of credited service as of the end of each quarter. The percentages used to calculate compensation credits for the named executives were as follows: Mr. Atkins, 5%, Mr. Hoyt, 7%, and Mr. Oman, 7%. The benefits available to Mr. Stumpf were based on an alternative calculation described below under “Alternative Retirement Benefit Calculation,” and Mr. Carroll was not eligible to participate in the Wells Fargo Cash Balance Plan.

Each Account continues to be credited, on the last day of each quarter, with “investment credits.” For 2009, the quarterly investment credit was determined by multiplying the amount of the Account balance at the beginning of the quarter by 25% of an average of 30-year U.S. Treasury bond rates (adjusted quarterly). The Account balance vests 100% after three years of service with the Company. The value of the vested Account balance in the Wells Fargo Cash Balance Plan is payable to the team member at any time after termination of employment in either a lump sum or an actuarially equivalent monthly annuity as provided under the Wells Fargo Cash Balance Plan and as elected by the team member.

As permitted by ERISA and the IRC, team members who participated in the Wells Fargo Cash Balance Plan, including the named executives, whose benefits under the Wells Fargo Cash Balance Plan were limited pursuant to IRC Sections 401(a)(17) and 415 or whose benefits were limited because they chose to defer a portion of their compensation into the Wells Fargo Deferred Compensation Plan, also participated in the Wells Fargo Supplemental Cash Balance Plan. Under this non-qualified plan, participants also received compensation and investment credits to their plan accounts, determined by points assigned to each team member at the end of each year based on years of service and age. Certified compensation under the Supplemental Cash Balance Plan was an amount equal to the greater of (1) base salary plus 50% of any designated incentive compensation, and (2) base salary plus an amount of any designated incentive compensation up to one times base salary. The Supplemental Cash Balance Plan was also frozen as of July 1, 2009.

The value of the vested Account balance in the Supplemental Cash Balance Plan is payable to the team member in either a lump sum or an actuarially equivalent monthly annuity in the year following the team member’s “separation from service” as defined in the Supplemental Cash Balance Plan and IRC Section 409A. Pursuant to IRC Section 409A, all team members who were participants in the Supplemental Cash Balance Plan made an irrevocable election as to the form of distribution (lump sum or monthly annuity) prior to December 31, 2008. That election will govern the form of distribution that will be paid following the team member’s separation from service. The named executives’ elections are set forth in footnote (4) to the table under “Potential Post-Employment Payments” below.

Under the Combined Plans, “normal retirement age” is defined as age 65.

Alternative Retirement Benefit Calculation.    When we converted the Combined Plans from traditional defined benefit plans to cash balance plans as of July 1, 1999, following the merger between the former Norwest and the former Wells Fargo, the Company retained the formula for calculating benefits for former Norwest team members who were at least 45 years of age and had at least five years of credited service as team members on June 30, 1999. Upon termination of employment, those team members will receive the greater of their Account balances under the current Combined Plans or the benefits he or she would have received under the Combined Plans using the plan formula as in effect prior to the July 1, 1999 amendments (the Alternative Benefits).

We calculate the Alternative Benefits based on a formula that uses age, years of credited service, calculated as of July 1, 2009, and certified compensation through July 1, 2009. Using this formula, we compute a monthly benefit payable for the team member’s lifetime beginning at “regular retirement age” as defined in the Combined Plans. This monthly benefit equals 1.1% of a team member’s final average monthly earnings up to the “Integration Level,” plus 1.6% of final average monthly earnings greater than the Integration Level, multiplied by years of credited service. The Alternative Benefits calculation does not take into account more than 35 years of credited service. The Integration Level for any year is $1,400 times the U.S. Social Security Administration wage base for the current year ($106,800 for 2009) divided by $48,000. The Integration Level (stated as an amount per month) is $3,115 for team members retiring in 2009. Benefits payable under the Combined Plans using the Alternative Benefits formula are reduced if a team member terminates employment and begins receiving benefit payments prior to reaching “regular retirement age.”

A participant’s final average monthly earnings are defined as the highest average monthly compensation paid during any 36 consecutive months within the last 120 months of employment prior to July 1, 2009. Compensation for purposes of this calculation is similar to the definition of “certified compensation” under the Combined Plans. The Alternative Benefits for a plan year are subject to the same limitations imposed by the IRC on benefits under the Cash Balance Plan.

Mr. Stumpf was the only named executive who was eligible to receive Alternative Benefits because he was the only named executive who was at least 45 years old with at least five years of service as a former Norwest team member on June 30, 1999. Regular retirement age for him is age 66. The “present value of accumulated benefits” under the Combined Plans using the Alternative Benefits calculation is greater than his respective Account balances, and therefore we show this greater amount in column (d) of the Pension Benefits table above.

Wachovia Corporation Pension Plan.    The Wachovia Corporation Pension Plan (the “Pension Plan”) provides both a traditional defined benefit pension benefit commencing at age 65 determined as described below and a cash balance account which consists of annual pay credits and interest credits.

The traditional benefit payable under the Pension Plan was frozen effective December 31, 2007 and the cash balance account benefit became effective January 1, 2008. The traditional benefit provides for an annual benefit commencing at age 65 equal to the sum of (i) 1.15% of final average monthly compensation up to covered compensation as of December 31, 2007, times years of benefit service as of December 31, 2007 (up to 35 years), (ii) 1.55% of final average monthly compensation above covered compensation as of December 31, 2007, times years of benefit service as of December 31, 2007 (up to 35 years), and (iii) 0.5% of final average monthly compensation times years of benefit service as of December 31, 2007 in excess of 35 years. For purposes of determining benefits under the Pension Plan, “final average monthly compensation” is the greater of the monthly average of “benefits eligible compensation” during (i) any five (or fewer) consecutive full calendar years of service in eligible employment during the last 10 full calendar years of service in eligible employment with Wachovia ending on December 31, 2007, or (ii) the final 60 consecutive full calendar months of service in eligible employment with Wachovia ending on December 31, 2007, counting benefits eligible compensation in any last partial month as compensation for the preceding month.

Effective January 1, 2008, a cash balance account was created for each eligible participant. A participant’s cash balance account was credited with a 3% pay credit each year and an interest credit based on the yield on 10-year Treasury Constant Maturities as reported in the Federal Reserve Bulletin. Effective January 1, 2008, no new employees were eligible to participate in the Pension Plan. Prior to that date, employees who were full-time and part-time and who had reached age 21 and had completed one year of service were eligible to participate in the Pension Plan. Participants became vested in the Pension Plan after completing three years of vesting service based on 1,000 hours of service in a calendar year. The value of the vested Pension Plan benefit is payable to the participant at any time after termination of employment in either a lump sum or an actuarially equivalent monthly annuity as provided under the terms of the Pension Plan and as elected by the participant. “Normal retirement age” under the Pension Plan is defined as age 65. Effective July 1, 2009, the Pension Plan was frozen completely and merged into the Wells Fargo & Company Cash Balance Plan.

Valuation of Accumulated Benefits under the Combined Plans.    The value of the accumulated benefits for each named executive under the Combined Plans and Wachovia Corporation Pension Plan, as well as the WFFI plans and supplemental retirement arrangement shown opposite Mr. Oman’s name is calculated as of December 31, 2009, the measurement date we use to measure plan assets and benefit obligations under such plans for purposes of our 2009 audited financial statements. For purposes of calculating the present value of the retirement benefits shown in the Pension Benefits table, we used the same accounting policies (FAS 87) we used to compute our benefit obligations under these plans and arrangements in our financial statements, except as follows:

•	We made no assumption for death or termination of employment of named executives prior to normal retirement age;

•

We assumed that all named executives would elect to receive their retirement benefits under these plans in a lump sum, in lieu of the assumption used for our financial statements that 90% of team members would elect to receive their retirement benefits in a lump sum, and 10% would elect an annuity. These modified assumptions reflect the fact that team members who retire after July 1, 1999, including the named executives, are eligible to elect to receive benefits under the Combined Plans either as a lump sum or an annuity and that in excess of 90% of all employees who retired since July 1, 1999 have elected a lump sum payment. Beginning January 1, 2009, benefit payments in the Combined Plans are no longer linked. Under IRC Section 409A, team members were allowed to make an irrevocable benefit election of a lump sum or annuity form of distribution prior to December 31, 2008 in the Supplemental

Cash Balance Plan. The named executives’ elections are set forth in footnote 4 to the table under “Potential Post-Employment Payments” below. Their benefit in this Plan will be paid in the form elected in the year following Separation of Service;

•	We assumed no future increases in compensation after June 30, 2009;

•	We assumed no future service after June 30, 2009; and

•	We used as “normal retirement age” under the terms of each applicable plan:

➢	age 65 for the Combined Plans and the WFFI plans in which Mr. Oman participates;

➢	age 66 for the “Alternative Benefits” under the Combined Plans and Mr. Oman’s supplemental retirement arrangement; and

➢	Age 65 for the Wachovia Corporation Pension Plan.

A complete description of the accounting policies, actuarial, and other assumptions we used to compute these benefits, except as noted above, can be found under “Note 1 (Summary of Significant Accounting Policies—Pension Accounting)” and in “Note 19 (Employee Benefits and Other Expenses)” to our 2009 financial statements.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2)(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(1)(4) ($)
(a)	(b)	(c)	(d)	(e)	(f)
John G. Stumpf Deferred Compensation Plan Supplemental 401(k) Plan	— —	$ — 12,753	$21,198 (103,228)	— —	$83,074 1,839,091
Howard I. Atkins Deferred Compensation Plan Supplemental 401(k) Plan	— —	— 5,628	804,576 (50,357)	— —	7,419,004 896,493
David M. Carroll Wachovia Deferred Compensation Plans	—	—	39,045	$583,331	636,280
Wachovia Corporation Savings Restoration Plan	—	—	56,272	—	343,034
David A. Hoyt Deferred Compensation Plan Supplemental 401(k) Plan	— —	— 5,628	625,094 (82,400)	— —	6,506,138 1,463,442
Mark C. Oman Deferred Compensation Plan Supplemental 401(k) Plan	— —	— 3,789	806,511 (168,823)	— —	3,627,234 2,990,743

(1)	The amounts shown in columns (c) and (f) include amounts credited to named executives’ accounts under our Supplemental 401(k) Plan. The Supplemental 401(k) Plan, which is a non-qualified defined contribution plan, allows only employer contributions. The Supplemental 401(k) Plan was frozen effective July 1, 2009.

(2)	Because no portion of the earnings for 2009 on the non-qualified deferred compensation shown in column (d) above for Messrs. Stumpf, Atkins, Hoyt, and Oman (all of which are attributable to the investment options available under the Wells Fargo plans described below) is “preferential” or “above-market,” the earnings shown in column (d) above have not been included in the Summary Compensation Table for these named executives. As discussed in the CD&A and footnote (7) to the Summary Compensation Table, a portion of the earnings shown for Mr. Carroll in column (d) above ($1,458) represent earnings on deferred compensation under certain of the Wachovia Deferred Compensation Plans at an interest rate (the prime rate averaged over four quarters plus 2%) that may be deemed “preferential” or “above-market.” As required by SEC rules, this amount has been included for Mr. Carroll in column (d) to the Summary Compensation Table. As noted in footnote (7) to that table, these plans have been frozen and no additional deferrals may be made by Mr. Carroll or any other participant under those plans.

(3)	Amounts credited to the accounts of named executives under the Supplemental 401(k) Plan are treated as if invested in our common stock and can be paid only in the form of shares of our common stock. Distributions of these shares will be made in either a lump sum or annual installments payable over ten years or less as elected by the named executive prior to December 31, 2008. If a named executive elects installment distribution, all shares remaining in his or her account will earn dividends (which will be reinvested in the form of additional shares) at the same rate as all other Company common stockholders.

(4)

The amounts in column (f) of the above table include (i) amounts received as salary or cash incentive and deferred by those named executives who participated in the Wells Fargo Deferred Compensation Plan, the Wachovia Deferred Compensation Plans or the Wachovia Corporation

Savings Restoration Plan and (ii) our contributions credited to the Supplemental 401(k) Plan on behalf of named executives through 2009. For Messrs. Stumpf, Atkins, Hoyt and Oman, all amounts included in column (f) have been disclosed in the Summary Compensation Table and related footnotes included in our prior years’ proxy statements in which their respective compensation has been disclosed, except for earnings on these amounts, all of which were considered “non-preferential” under SEC rules in effect prior to 2006. Amounts for Mr. Carroll for years excluding 2008 were included in Wachovia Corporation proxy statements.

The aggregate amount of all salary and/or cash incentive deferred (if any) under the Deferred Compensation Plan and contributions credited under the Supplemental 401(k) Plan that we disclosed in Summary Compensation Tables included in prior years’ proxy statements, and the years in which the named executive appeared in these prior proxy statements, is as follows: Mr. Stumpf, $1,274,604 in Supplemental 401(k) Plan contributions only (2003-2009); Mr. Atkins, $6,724,175 in salary and/or cash incentive deferrals, and $910,315 in Supplemental 401(k) Plan contributions (2003-2009); Mr. Hoyt, $5,018,657 in salary and/or cash incentive deferrals, and $1,353,746 in Supplemental 401(k) Plan contributions (2000-2009); and Mr. Oman, $3,050,000 in salary and/or cash incentive deferrals, and $1,124,659 in Supplemental 401(k) Plan contributions (2002-2009).

The number of shares of our common stock credited to the Supplemental 401(k) Plan account for each named executive officer as of December 31, 2009 is:

Name	Common Stock Share Credits
John G. Stumpf	68,139
Howard I. Atkins	33,215
David A. Hoyt	54,221
Mark C. Oman	110,809

We calculated these common stock share credits for each named executive by dividing his Supplemental 401(k) Plan account balance on December 31, 2009 by $26.99, the closing price of one share of our common stock on December 31, 2009, the last trading day for 2009.

Wells Fargo & Company Deferred Compensation Plan.    The Deferred Compensation Plan allows certain members of management and highly compensated team members to defer the receipt of compensation that would otherwise be paid to them currently until a future year or years as selected by the team member. For 2009, compensation eligible for deferral included up to 85% of salary earned and payable in 2009, up to 100% of monthly commissions earned in 2009 and payable from February 2009 through January 2010, and up to 100% of periodic or annual cash incentives earned in 2009 and payable from April 2009 through mid-March 2010.

The Deferred Compensation Plan currently offers three broad categories of earnings options:

•	The CD option, in which the deferred compensation earns the same return as if it were a $10,000 certificate of deposit with a maturity of one year sold by Wells Fargo Bank available in Minnesota;

•	The fund options, in which the deferred compensation earns the same return as if invested in one of the following investment options:

➢	U.S. Bond Index Fund

➢	Standard and Poor’s 500 Index Fund

➢	Standard and Poor’s MidCap Index Fund

➢	Russell Small Cap Index Fund

➢	EuroPacific Growth Fund

➢	NASDAQ 100 Index Fund

➢	Emerging Market Equity Fund

➢	Dow Jones Target Date Funds

•	The common stock option, in which the deferred compensation earns the same return as if invested in our common stock, including reinvestment of dividends.

A team member may allocate deferred compensation among the earnings options in increments of 1%. In 2009, a team member could elect to reallocate his or her deferral account, with changes made from January through May effective on July 1 and changes made from July through November effective on January 2. No changes were permitted in June or December. Beginning in 2010, a team member may elect to reallocate his or her deferral account as of each business day. However, any deferral amounts allocated to the common stock option are required to remain in the common stock option and may not be reallocated.

The average of the rates offered in the State of Minnesota on the first day of each month in 2009 by Wells Fargo Bank for a certificate of deposit of $10,000 with a maturity of one year was 0.896%. The highest rate was 1.60%, and the lowest rate was 0.45%.

The total return in 2009 for each of the fund options is listed below. Total return is calculated by taking the change in net asset value of a fund, reinvesting all income and capital gains or other distributions during the period, and dividing by the starting net asset value. Total return does not reflect sales charges, but does account for management, administrative and 12b-1 fees, as well as other costs that are automatically deducted from fund assets.

Total Return—Fund Options

Fund-Type Earnings Options	2009 (through 12/31/09)
U.S. Bond Index	6.19%
Standard and Poor’s 500 Index Fund	26.67%
Standard and Poor’s MidCap Index Fund	37.24%
Russell Small Cap Index Fund	26.77%
EuroPacific Growth Fund	39.53%
NASDAQ 100 Index Fund	54.79%
Emerging Markets Equity Fund	73.88%
Dow Jones Target Today Fund	9.69%
Dow Jones Target 2010 Fund	12.76%
Dow Jones Target 2015 Fund	15.95%
Dow Jones Target 2020 Fund	19.65%
Dow Jones Target 2025 Fund	23.80%
Dow Jones Target 2030 Fund	27.99%
Dow Jones Target 2035 Fund	31.51%
Dow Jones Target 2040 Fund	33.03%
Dow Jones Target 2045 Fund	33.21%
Dow Jones Target 2050 Fund	33.34%

The reported high and low, and closing sales prices per share of our common stock and the cash dividend paid per share for each quarter during 2009 is shown in the table below.

Wells Fargo & Company Common Stock 2009 Per Share Data

	High Price	Low Price	Closing Price	Dividend
First Quarter	$30.47	$7.80	$14.24	$0.34
Second Quarter	28.45	13.65	24.26	0.05
Third Quarter	29.50	22.08	28.18	0.05
Fourth Quarter	31.53	25.00	26.99	0.05

Upon withdrawal, account balances allocated to the common stock option are distributed in shares of our common stock, and account balances allocated to the other earnings options are paid in cash.

A team member electing to defer compensation selects the year the distribution is to begin and the method of the distribution—either lump sum or annual installments over no more than ten years. The team member cannot change the selected method of the distribution, but may elect one time to re-defer a distribution to a year that is at least five years after the date originally selected if it relates to a deferral for 2005 or later, or at least three years after the date originally selected if it relates to a deferral for 2004 or earlier. Distributions will begin in March of the year selected by the team member. If the team member incurs a “separation from service” as defined in the Deferred Compensation Plan and under IRC Section 409A, before commencement of distribution, the distribution will begin as soon as practicable after the March 1 immediately following a separation from service. If the team member incurs a separation from service after commencement of distribution, the team member’s deferral account balances will continue to be distributed in accordance with the original election. If the team member dies before receiving all payments, the remaining balance will be paid to the team member’s designated beneficiary or, if none, according to the structure outlined in the Deferred Compensation Plan.

A team member may not take an early withdrawal of any portion of his or her deferral account for amounts related to a deferral for 2004 or later. For amounts related to deferrals for 2003 or earlier, the requirements regarding early withdrawal are governed by the Deferred Compensation Plan as in effect at the time of the deferral.

Wachovia Deferred Compensation Plans.    The Wachovia Corporation Elective Deferral Plan is an unfunded, nonqualified deferred compensation plan that provided for voluntary deferral of base salary and/or incentive, draw and commission payments until a future date (generally retirement, death or separation from service). Effective December 31, 2008, the Elective Deferral Plan was frozen. Participants direct deferred balances among 23 investment index benchmarks that generally mirror those offered in the Wachovia Savings Plan, with the exception of the Wells Fargo common stock fund. Participants may reallocate deferred balances among the various investment indexes on a daily basis.

At the time employees elected to participate, they chose whether to receive payments in a lump sum or in annual installments over ten years. Participants also chose when payments will be made, either at separation from service or retirement (whichever occurs earlier) or after a specified number of years not to be less than five years. Loans are not permitted under the Elective Deferral Plan. In the event of an unforeseeable emergency resulting from unusual or extraordinary events which cause severe financial hardship, participants may request a hardship distribution subject to administrative committee approval in accordance with Section 409A of the Internal Revenue Code. In the event a participant ceases to be employed by Wells Fargo, the deferred account balance will be distributed in accordance with the elected distribution method.

The Wachovia Corporation Executive Deferred Compensation Plans I and II are unfunded, nonqualified deferred compensation plans that provided senior managers selected by Wachovia Corporation’s former Chief Executive Officer, the ability to voluntarily defer base salary and/or incentive payments until a future date (generally retirement, death or separation from service). Participation in these plans was frozen and contributions ceased effective December 31, 2001. Participants’ account balances are credited with a rate of interest equal to the average of the Prime Rate over four quarters plus 2%. The interest is credited on December 31 each year.

The Executive Deferred Compensation Plan I provides that a participant’s account balance be paid in approximately 10 equal installments. In the event that a participant voluntarily terminates employment and/or becomes affiliated with a competitor, payment will be made in a lump sum. The Executive Deferred Compensation Plan II allows a participant to elect whether to receive payments in a lump sum or annual installments paid over ten years. In the event that a participant voluntarily terminates employment and/or becomes affiliated with a competitor, payment will be made in a lump sum. Loans are not permitted under these plans. In the event of an unforeseeable emergency resulting from unusual or extraordinary events which cause severe financial hardship, participants may petition for a hardship distribution subject to administrative committee approval. The Executive Deferred Compensation Plan I also allows a participant to irrevocably elect to withdraw an amount from the plan 90 days prior to December 31 every five years. There is a 6% penalty associated with this type of withdrawal.

Wells Fargo & Company Supplemental 401(k) Plan.    The Supplemental 401(k) Plan is a non-qualified plan designed to restore certain benefits lost due to IRC-imposed limits on contributions and/or eligible compensation in the Company’s qualified 401(k) Plan. Prior to the Supplemental Plan 401(k) Plan freeze on July 1, 2009, all of the named executives except Mr. Carroll were eligible for, and were automatically enrolled in, the Supplemental 401(k) Plan.

Prior to January 1, 2009, compensation eligible for the Supplemental 401(k) Plan (Supplemental Certified Compensation) was an amount equal to the greater of (1) base salary plus 50% of any designated incentive compensation, and (2) base salary plus an amount of any designated incentive compensation up to one times base salary, whether or not that compensation is deferred. Amounts realized as compensation upon the exercise of stock options or vesting of other equity awards were not eligible as Supplemental Certified Compensation under the Supplemental 401(k) Plan. Effective January 1, 2009, commissions, bonuses and other incentive compensation are generally excluded from Supplemental Certified Compensation.

Prior to the freeze on July 1, 2009, the Supplemental 401(k) Plan provided for Company contributions equal to the team member’s deferral election in the 401(k) Plan as of January 1 for the relevant year up to 6% of Supplemental Certified Compensation. No team member contributions were accepted in the Supplemental 401(k) Plan. The Company credited contributions in the Supplemental 401(k) Plan under the following circumstances:

•

If the team member’s matching contributions in the qualified 401(k) Plan were limited due to the deferral of compensation to the Deferred Compensation Plan, the Company allocated the matching contribution to the Supplemental 401(k) Plan that would have been made in the qualified 401(k) Plan had the compensation not been deferred; and/or

•

If the team member’s matching contributions in the qualified 401(k) Plan were limited as a result of IRC limitations, the Company allocated the matching contribution to the Supplemental 401(k) Plan that would have been made in the qualified 401(k) Plan; and/or

•

If the team member’s Supplemental Certified Compensation exceeded the IRC-imposed limit on compensation ($245,000 in 2009), the Company allocated a contribution to the Supplemental 401(k) Plan based on Supplemental Certified Compensation in excess of the limit.

Contributions allocated to Supplemental 401(k) Plan accounts are treated as if invested in our common stock. Additional contributions are credited to reflect dividends paid, and the dividend allocations are treated as if reinvested in our common stock. Contributions to the Supplemental 401(k) Plan are credited on the last day of the calendar year and converted to equivalent shares of our common stock based on the closing price on the NYSE for the last trading day of the calendar year. The reported high and low sales and closing prices per share of our common stock and the cash dividend paid per share for each quarter during 2009 are shown in the table above under “Wells Fargo & Company Deferred Compensation Plan.”

Loans and withdrawals are not allowed from the Supplemental 401(k) Plan. Distribution of a team member’s vested Supplemental 401(k) Plan account balance in a lump sum or in installments as previously elected by the team member will be made or begin as soon as administratively feasible in the calendar year following the year the team member incurs a separation from service. Each of the named executives that participate in this plan has elected to receive his Supplemental 401(k) Plan account balance in a lump sum upon a separation from service. Distributions under this plan can be paid only in the form of shares of our common stock. If the team member dies before receiving a complete distribution, the amount is paid to the team member’s beneficiary.

Wachovia Corporation Savings Restoration Plan.    The Wachovia Corporation Savings Restoration Plan is an unfunded, nonqualified deferred compensation plan that provided for pre-tax deferral contributions to restore 401(k) savings plan contributions beyond the IRS qualified savings plan contribution limitations. Employees with an annual base salary greater than IRC annual covered compensation limits were eligible to participate and could elect to contribute up to 30% of base salary. Wachovia matched participants’ contributions on a dollar for dollar basis up to 6% of base salary. The Savings Restoration Plan was frozen to additional contributions effective December 31, 2007.

Participants with account balances as of December 31, 2007, direct deferred balances among 23 investment index benchmarks that generally mirror those offered in the Wachovia Savings Plan, with the exception of the Wells Fargo Common Stock Fund. Participants may reallocate deferred balances among the various investment indexes on a daily basis.

At the time participants elected to participate in the plan, they chose whether to receive payments in a lump sum or annual installments paid over ten years. Participants also chose when payments will be made, either at separation or retirement (whichever occurs earlier) or after a specified number of years not to be less than five years.

Loans are not permitted under the plan. In the event an unforeseeable emergency resulting from unusual or extraordinary events which cause severe financial hardship, participants may petition for a hardship distribution subject to administrative committee approval in accordance with IRC Section 409A and other regulatory constraints. In the event a participant ceases to be employed the deferral account balance will be distributed in accordance with the elected method of distribution.

Potential Post-Employment Payments

The table below shows potential post-employment payments to each named executive under our Supplemental Cash Balance Plan, and for Mr. Oman, under the WFFI Excess Pension Plan and his supplemental retirement arrangement described below, assuming each individual terminated his employment on December 31, 2009 and benefits were paid beginning January 1, 2010.

The amounts shown in this table do not include retirement benefits under our qualified Cash Balance Plan or Wachovia Corporation Pension Plan generally provided to all U.S. team members. The amounts shown in this table also do not include distributions of balances under our Deferred Compensation Plan, Supplemental 401(k) Plan, the Wachovia Corporation Savings Restoration Plan and the Wachovia Deferred Compensation Plans. These balances are shown in the Non-Qualified Deferred Compensation table above.

		Payable As(4)
Name(1)	Benefit Under(2)	Lump Sum	Monthly Life-Only Annuity
John G. Stumpf	Supplemental Cash Balance Plan	$19,839,329	N/A

Howard I. Atkins	Supplemental Cash Balance Plan	929,675	N/A

David A. Hoyt	Supplemental Cash Balance Plan	1,766,473	N/A

Mark C. Oman	Supplemental Cash Balance Plan	N/A	$23,368
	WFFI Excess Pension Plan	3,105	N/A
	Supplemental Retirement Arrangement(3)	11,687,224	N/A

	Total	11,690,329	23,368

(1)	Mr. Carroll was not eligible to participate in any of our non-qualified pension plans.

(2)	The benefits payable under the plans and retirement arrangement shown in this table are the same benefits included in the Pension Benefits table above, but calculated using a different valuation date and assumptions. Information about benefits payable to named executives under the Combined Plans and the Wachovia Pension Plan appears in the narrative following the Pension Benefits table.

(3)	See the discussion of Mr. Oman’s supplemental retirement arrangement below.

(4)	Effective December 31, 2008, in accordance with IRC Section 409A, the named executives made the following irrevocable elections regarding the form of payment of the benefits under the plans and retirement arrangement shown in this table: Messrs. Stumpf, Atkins, and Hoyt elected to receive their respective benefits under the Supplemental Cash Balance Plan as lump sums; Mr. Oman elected to receive his benefits under the Supplemental Cash Balance Plan as an annuity; and Mr. Oman elected to receive his benefits under the WFFI Excess Pension Plan and his supplemental retirement arrangement as lump sums.

The above table also does not include payments and benefits provided on a non-discriminatory basis to team members upon termination of employment, including retirement. These include accrued salary; salary continuation payments; distributions of plan balances under our qualified 401(k) Plan; the value of option continuation upon retirement, permanent disability, or other termination of employment (other than for cause); and welfare benefits provided to all retirees, including retiree medical insurance. It also does not include any payments to Mr. Carroll under his employment agreement, which expired by its terms on December 31, 2009.

Information about benefits payable to named executives under the Cash Balance and Supplemental Cash Balance and Wachovia Pension plans appears in the narrative following the Pension Benefits table. Additional information about potential post-employment payments for named executives appears below.

Supplemental Retirement Arrangement—Mark C. Oman.    We have agreed to provide Mr. Oman with a supplemental benefit upon his termination of employment. This supplemental benefit will be determined based upon the difference between what Mr. Oman would receive under the Combined Plans and a hypothetical benefit calculated using a formula which takes into account his final average monthly earnings and years of credited service with the Company (excluding his years of service with WFFI) as of July 1, 2009, which is the date that the Combined Plans were frozen. The accumulated present value of Mr. Oman’s supplemental benefit under his special retirement arrangement is shown in the Pension Benefits table, using the same valuation date (December 31, 2009) and valuation assumptions as for our benefit plan obligations generally in our 2009 financial statements. The estimated amount Mr. Oman would receive under his arrangement, assuming he terminated employment on December 31, 2009, appears in the Potential Post-Employment Payments table above.

Chairman/CEO Post-Retirement Policy.    Mr. Stumpf, as CEO, is covered under our Chairman/CEO Post-Retirement Policy which, with the agreement of the Board and the HRC, will provide him with office space, an administrative assistant, and a part-time driver at our expense for two years following his retirement date if he continues to be available for consultation with management and to represent us with customers, the community, and team members during this period. Assuming Mr. Stumpf retired on December 31, 2009 and began providing services under this policy on January 1, 2010, he would be entitled to receive an estimated annual benefit under this policy of approximately $250,000. This estimate was based on the actual and certain estimated costs for similar benefits currently being provided under this policy to Mr. Kovacevich as our retired Chairman, as described in the CD&A above under “Post-Retirement Arrangements.” The Company believes the cost for such benefits for Mr. Stumpf, when and if provided under the policy, would be substantially similar.

Accelerated Vesting of Options and Stock Awards.    As shown in columns (c), (g), and (i) of the Outstanding Equity Awards At Fiscal Year-End table in this proxy statement, as of December 31, 2009 each of the named executives had outstanding and unvested stock options and stock awards in the form of RSRs, and/or Retention Performance Shares. All such stock options, RSRs and Retention Performance Shares were granted under the terms of the LTICP. The terms of the LTICP and the option and award agreements specify when (if at all) vesting of these options and awards will accelerate if a named executive terminates his employment with the Company. We provide information below about (1) the circumstances under which these options and stock awards vest in full upon termination of employment or the occurrence of certain acquisitions, and (2) the hypothetical value each such named executive would have received, if any, upon the vesting of any of these option or stock awards as of that date under those circumstances, assuming each named executive’s employment with the Company had terminated or the acquisition had been consummated as of December 31, 2009.

Under the terms of the LTICP and the relevant option and/or award agreement, the effect of certain reasons for terminating employment on the vesting schedule of the unvested options and stock awards shown for each of the named executives in the Outstanding Equity Awards at Fiscal Year-End table is as follows:

•

In the event of termination due to retirement, unvested options granted prior to February 24, 2009 vest and become immediately exercisable until the original expiration date of the option or one year from the date of death, whichever occurs first. Unvested options granted on and after February 24, 2009, as well as RSRs held by Messrs. Stumpf and Carroll, and the Retention Performance Share awards held by Messrs. Stumpf, Atkins, Hoyt and Oman all continue to vest in accordance with their terms, subject, in the case of the RSRs and Retention Performance Shares, to the named executive’s continued compliance with certain restricted covenants. Messrs. Atkins, Hoyt and Oman would each forfeit any unvested RSRs upon retirement.

•	In the event of termination due to death or permanent disability, all unvested options, RSRs and the target amount of unvested Retention Performance Share awards vest in full.

•

In the event of an acquisition in which substantially all of the assets of the Company are acquired by another corporation or the Company is reorganized as the result of its acquisition by another entity is consummated, all unvested stock options will become exercisable in full, restrictions on RSRs will lapse, and Retention Performance Shares awards will pay out pro rata based on performance through the end of the last calendar quarter prior to the acquisition, in each case unless the HRC specifies otherwise either at, or at any time after a stock option or stock award was granted.

Options.    Each named executive currently holds stock options granted both prior and subsequent to February 24, 2009 that have not vested. Assuming that on December 31, 2009, the employment of each named executive terminated due to retirement, death or permanent disability, or an acquisition transaction was consummated and the HRC did not specify otherwise, all stock options shown in column (c) in the Outstanding Equity Awards at Fiscal Year-End table would vest and become exercisable on that date, except that any unvested stock options granted on or after February 24, 2009 would not accelerate if the named executive’s employment terminated as the result of his retirement. With respect to all unvested stock options shown in column (c) held by Messrs. Stumpf, Atkins, Hoyt and Oman, because the exercise prices ($31.40 per share to $35.06 per share) for these stock options were greater than the per share market value of our common stock on that date (the NYSE closing price of $26.99 for one share of our common stock on December 31, 2009), there was no positive “spread” between the market value and the exercise price of the option shares, and thus the named executive would have received no value upon accelerated vesting as of December 31, 2009. However, Mr. Carroll held unvested options for 800,000 shares of our common stock with an exercise price of $13.05. Accordingly, had his employment been terminated as of December 31, 2009 due to his death or permanent disability, but not his retirement, these options would vest in full as of that date, and Mr. Carroll (or his beneficiaries in the case of death) would have received vested options having a value of $11,152,000 on that date.

RSRs.    Assuming the employment of each of the named executives had terminated due to death or permanent disability, but not retirement, or an acquisition transaction had been completed, in each case as of December 31, 2009, the restrictions on each of the RSRs shown in column (h) of the Outstanding Equity Awards at Fiscal Year-End table would have lapsed, and each named executive (or his beneficiaries in the case of death) would have been entitled to receive the number of shares (including dividend equivalents) having the following value (based on an NYSE closing price per share of our common stock on December 31, 2009 of $26.99): Mr. Stumpf—108,930 shares ($2,940,021); Mr. Atkins—128,663 ($3,472,614); Mr. Carroll—108,528 shares ($2,929,171) and Mr. Hoyt and Mr. Oman—148,767 shares ($4,015,221) each.

Retention Performance Shares. Assuming the employment of each of the named executives having Retention Performance Shares (Messrs. Stumpf, Atkins, Hoyt and Oman) had terminated due to death or permanent disability, but not retirement, as of December 31, 2009, each such named executive (or his beneficiaries in the case of death) would have been entitled to receive the target number of Retention Performance Shares having the following value (based on an NYSE closing price per share of our common stock on December 31, 2009 of $26.99): Mr. Stumpf—379,800 shares ($10,250,802); and Messrs. Atkins, Hoyt, and Oman—189,800 shares ($5,122,702) each. Assuming an acquisition transaction had been consummated as of December 31, 2009, because the performance period applicable to the Retention Performance Share awards had not yet commenced, none of these named executives would be entitled to receive any portion of their respective awards.

ITEM 2—APPROVE A NON-BINDING ADVISORY RESOLUTION

REGARDING THE COMPENSATION

OF THE COMPANY’S NAMED EXECUTIVES

While the Treasury Department held an investment in the Company under the TARP CPP, EESA required that the Company provide our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of the Company’s named executives, which we did at our 2009 annual meeting. This EESA requirement no longer applies to us following repayment of the TARP CPP investment in December 2009. Since the 2009 annual meeting, the Board has monitored emerging best practices and the status of pending “say-on-pay” legislation. After considering the merits of providing stockholders with a non-binding vote on executive compensation in light of recent corporate governance trends, potential federal legislation, best practices and input from stockholders, the Board has determined to provide stockholders with the opportunity to cast a non-binding advisory vote on executive compensation through the following resolution:

“RESOLVED, that the holders of the Company’s common stock approve the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in the Company’s 2010 proxy statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the Executive Compensation tables and the related footnotes and narrative following the tables).”

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the HRC will take into account the outcome of the vote when considering future executive compensation decisions for named executives.

For the Company’s named executives, the executive compensation restrictions under EESA largely determined the form and structure of compensation the Company would be permitted to pay in 2009 so long as it was a TARP CPP participant. The HRC’s 2009 compensation actions are detailed in the CD&A and the accompanying compensation tables. As described in the CD&A, the HRC believes that the 2009 compensation paid to its named executives appropriately balances the objectives of the regulatory restrictions on compensation imposed on the Company as a participant in the TARP CPP with the Company’s long standing pay for performance philosophy and its need for sustained leadership in the face of the global financial crisis and the largest financial services merger integration in U.S. history.

The compensation decisions while the Company was a TARP CPP participant also reflect the HRC’s Peer Group pay analysis and set the combination of total salary and RSRs for our named executives close to the average of estimated total compensation paid by our Peer Group to their named executives. The HRC further considered the Company’s demonstrated ability to increase revenue, market share, net income and profitability over the short- and long-term as a result of the continued leadership of these named executives. In granting Retention Performance Shares, the HRC evaluated the incentives for superior relative performance represented by these grants and believes these grants will help the Company retain its senior leadership team, compensate them competitively and align their interests with those of the Company’s stockholders.

The HRC believes that the Company’s compensation programs and policies and the compensation decisions for 2009 described in this proxy statement, including the CD&A appropriately reward our named executives for their and the Company’s performance and will assist the Company in retaining our senior leadership team. You are encouraged to read the full details of our executive compensation programs and policies under “Executive Compensation” above.

The Board recommends that stockholders vote FOR approval of the compensation of the Company’s named executives as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, which disclosure includes the CD&A, the Executive Compensation tables and the related footnotes and narrative following the tables (Item 2 on the proxy card).

ITEM 3—APPROVE INCREASE IN AUTHORIZED COMMON STOCK

The Board has adopted, subject to stockholders’ approval, an amendment to the Company’s Certificate of Incorporation to increase the number of shares of our common stock authorized for issuance from 6 billion to 9 billion. The number of authorized shares of preferred stock and preference stock will remain at 20 million and 4 million shares, respectively. If this proposal is approved by the Company’s stockholders, the first sentence of Article Fourth of the Certificate of Incorporation will read as follows:

“FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is Nine Billion Twenty-Four Million (9,024,000,000), consisting of Twenty Million (20,000,000) shares of Preferred Stock without par value, Four Million (4,000,000) shares of Preference Stock without par value, and Nine Billion (9,000,000,000) shares of Common Stock of the par value of $1-2/3 per share.”

The number of shares of the Company’s authorized common stock was last increased in 2001, when the stockholders approved an amendment to the Certificate of Incorporation to increase the authorized common stock from 4 billion to 6 billion shares. On December 31, 2009, the Company had 5.18 billion outstanding shares of common stock, and approximately 734 million shares reserved for issuance for outstanding convertible preferred stock, the warrant issued in connection with the TARP CPP investment, dividend reinvestment, deferred compensation plans, long-term incentive compensation awards, and stock purchases in connection with employee benefit plans.

In August 2006, the Company completed a two-for-one stock split, which doubled the number of common shares outstanding. Also, from November 2008 to December 2009, the Company issued common stock at a higher rate than its historical practice. In that period, the Company issued 422.7 million shares of common stock to complete the Wachovia acquisition and an aggregate of 1.35 billion shares in three public offerings to facilitate the Wachovia acquisition, meet higher regulatory capital expectations under the 2009 SCAP stress test, and repay the TARP CPP investment. Although the Company currently has no definitive plans for the issuance of any additional authorized shares, the authorization of additional shares would permit the issuance of shares for future stock dividends, stock splits, raising capital, stock issuances under stock compensation plans, possible acquisitions, and other appropriate corporate purposes. As the number of outstanding shares of common stock and shares reserved for issuance is approaching the 6 billion current limit in our Certificate of Incorporation, the Board believes that failure to approve this proposal would seriously restrict the Company’s ability to manage its capital needs to the detriment of stockholders’ interests. The Board believes that increasing the total number of shares of authorized common stock will help the Company to meet its future needs, and give it greater flexibility in responding quickly to advantageous business opportunities.

The additional shares of common stock will not be entitled to preemptive rights nor will existing stockholders have any preemptive right to acquire any of those shares when issued. The Company’s issuance of shares of common stock, including the additional shares that will be authorized if the proposal is adopted, may dilute the equity ownership position of current holders of common stock and may be made without stockholder approval, unless otherwise required by applicable laws or NYSE regulations.

The Board believes that approval of this proposal to amend the Certificate of Incorporation to increase the number of shares of common stock authorized for issuance is in the best interests of the Company and its stockholders. Approval requires a vote in favor of the proposal by the holders of a majority of the Company’s outstanding shares of common stock.

The Board recommends that stockholders vote FOR approval of the proposal to amend the Company’s Certificate of Incorporation to increase the authorized shares of common stock (Item 3 on the proxy card).

ITEM 4—APPOINTMENT OF INDEPENDENT AUDITORS

Stockholders will vote at the annual meeting to ratify the appointment by the AEC of KPMG as our independent auditors for the year ending December 31, 2010. KPMG or its predecessors have examined our financial statements each year since 1931. Although we are not required to seek stockholder ratification of this appointment, the Board believes it is sound corporate governance to do so. If stockholders do not ratify the appointment of KPMG, the AEC will consider the stockholders’ action in determining whether to appoint KPMG as our independent auditors for 2011.

Representatives of KPMG will be present at the annual meeting to answer appropriate questions and to make a statement if they wish.

The Board recommends that stockholders vote FOR the proposal to ratify the appointment of KPMG as our independent auditors for 2010 (Item 4 on the proxy card).

KPMG Fees

We incurred the fees shown in the following table for professional services provided by KPMG for 2009 and 2008:

	2009	2008
Audit Fees(1)	$36,184,000	$17,827,000
Audit-Related Fees(2)	4,031,000	1,222,000
Tax Fees(3)	8,644,000	6,612,000
All Other Fees(4)	1,353,000	—

Total	$50,212,000	$25,661,000

2009 fees include the services performed by KPMG for the combined legacy Wells Fargo and Wachovia as a result of the Wachovia merger. 2008 fees represent the services provided for legacy Wells Fargo only and do not include the services provided for Wachovia.

(1)	Audit fees principally relate to the audit of our annual financial statements, the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q, and the audit of our internal control over financial reporting. Audit fees also relate to services such as subsidiary and statutory audits, managed fund audits, registration activities (i.e., comfort letters, consent filings, etc.), and regulatory and compliance attest services.

(2)	Audit-related fees principally relate to audits of employee benefit plans, review of internal controls for selected information systems and business units (SAS 70 audits), and due diligence work.

(3)	Tax fees principally relate to the preparation of tax returns and compliance services, tax planning and consultation services and trust and estate tax compliance services.

(4)	Other fees relate to non-tax related advisory and consulting services, including assistance with Wachovia integration, risk and process assessment.

Audit and Examination Committee Pre-Approval Policies and Procedures

The AEC selects and oversees our independent auditors. AEC policy prohibits KPMG from providing certain non-audit services to us and requires all audit and permissible non-audit services provided by KPMG to be pre-approved by the AEC. There are three methods for pre-approving KPMG services. The AEC may pre-approve, on an annual basis, recurring services such as the audits of our annual financial statements and internal control over financial reporting and the review of our quarterly financial statements. Preliminary fee levels will not exceed the amount pre-approved for these services in the preceding calendar year, and a subsequent refinement of the actual fees incurred as a result of changes in the scope of services will be submitted to the AEC for pre-approval on an annual basis. The AEC must pre-approve changes in the scope of recurring services if they will result in fee increases in excess of a relatively small amount established by the AEC prior to such additional services being provided by KPMG. The AEC may also pre-approve, for a particular fiscal year, specific types of audit, audit-related and tax services, subject to a fee cap for each of the three service type categories. Finally, the AEC may pre-approve, from time to time during the year, services that have neither been pre-approved as recurring services nor pre-approved pursuant to the categorical pre-approval described above. Actual fees incurred for services provided to us by KPMG are reported to the AEC after the services have been fully performed. In determining whether to pre-approve the provision by KPMG of a permissible non-audit service, the AEC considers whether the provision of the service by KPMG could impair the independence of KPMG with respect to us. As part of this process, the AEC considers the facts and circumstances of the proposed engagement, including whether KPMG can provide the service more effectively and economically than other firms because of its familiarity with our businesses and operations. The AEC also considers the proposed engagement in light of any other non-audit services provided to us by KPMG and the fees paid to KPMG for those services. The AEC requires competitive bidding for non-audit services unless it is not warranted because of the facts and circumstances of the proposed engagement.

The AEC has delegated pre-approval authority to designated AEC members. Pre-approval by a designated AEC member is used for time-sensitive engagements. Pre-approval decisions by a designated AEC member are reported to the full AEC at a future meeting.

Audit and Examination Committee Report

The AEC’s charter, a copy of which is available on our website, www.wellsfargo.com (About Us>Corporate Governance), sets forth the AEC’s purposes and responsibilities. The seven members of the AEC are named below. Each member is independent, as independence for audit committee members is defined by NYSE rules. The Board has determined, in its business judgment, that each member of the AEC is financially literate as required by NYSE rules and qualifies as an “audit committee financial expert” as defined by SEC regulations.

Management has primary responsibility for our financial statements and the overall reporting process and, with the assistance of our internal auditors, for maintaining adequate internal control over financial reporting for us and assessing the effectiveness of our internal control over financial reporting. The independent auditors are responsible for performing independent audits of our consolidated financial statements and our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). These audits serve as a basis for the auditors’ opinions included in the annual report to stockholders addressing whether the financial statements fairly present our financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles and whether our internal control over financial reporting was effective as of December 31, 2009. The AEC’s responsibility is to monitor and oversee these processes.

The AEC has reviewed and discussed our 2009 audited financial statements with management. The AEC has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), including matters relating to the conduct of the audit of our financial statements. KPMG has provided to the AEC the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the AEC concerning independence, and the AEC has discussed with KPMG that firm’s independence from us. Based on this review and these discussions, the AEC recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Members of the Audit and Examination Committee:

Nicholas G. Moore, Chair John D. Baker II Lloyd H. Dean Enrique Hernandez, Jr.	Cynthia H. Milligan Philip J. Quigley Susan G. Swenson

STOCKHOLDER PROPOSALS

We expect the following stockholder proposals (Items 5 through 9 on the proxy card) to be presented by certain stockholders at the annual meeting. The text of these proposals and supporting statements appear in the form in which we received them. All statements contained in the proposals and supporting statements are the sole responsibility of the proponents. The names and addresses of the proponents, and the number of shares held by the proponents, appear before their respective proposals.

The Board has carefully considered each of the following stockholder proposals and has concluded the adoption of these proposals would not be in the best interests of the Company or its stockholders. For the reasons stated after each proposal and its supporting statement, the Board recommends a vote AGAINST each of these proposals.

ITEM 5—STOCKHOLDER PROPOSAL REGARDING AN

ADVISORY VOTE ON EXECUTIVE AND DIRECTOR COMPENSATION

Gerald A. Armstrong, 910 Sixteenth Street, No. 412, Denver, CO 80202-2917, who held 38,758 shares of common stock on November 16, 2009, intends to submit a resolution to stockholders for approval at the annual meeting. The proponent’s resolution and supporting statement appear below.

Resolution

That the shareholders of Wells Fargo & Company request its Board of Directors to adopt a policy that provides shareholders the opportunity at each annual meeting to vote on an advisory resolution, prepared by management, to ratify the compensation of named executive officers listed in the proxy statement’s Summary Compensation Table and compensation awarded to members of the Board of Directors as disclosed in the proxy statement.

Supporting Statement

As a shareholder, I am concerned about the levels of compensation afforded our top management and members of the Board of Directors, who are to be independent, when our corporation had significantly reduced its dividend payments in the absence of sufficient profits.

The following table summarizes the compensation paid to our executives:

	2008	2007	2004
Richard M. Kovacevich	$3,749,856	$22,874,952	$11,116,682
John G. Stumpf	13,782,433	12,568,917	3,401,777
Howard I. Atkins	4,617,383	5,115,716	3,351,293
David A. Hoyt	7,932,807	6,381,131	3,808,406
Mark C. Oman	3,580,935	6,420,113	3,694,747

Directors were individually compensated an average of about $250,000 during 2008. Some directors serve on other boards for less compensation—$47,200 in one case.

Warren Buffett, our largest shareholder, reportedly owning 314,632,068 shares who receives $100,000 annually for running Berkshire Hathaway, stated on October 20, 2009, that Wall Street pay needs a “downslide” when profits deteriorate.

The Wall Street Journal reported on August 7, 2009, that “Wells-Fargo Skirts TARP to Raise Pay” and noted it increased annual base salaries for four officers by between four and six times a piece.”

“The increases are based on restricted stock that executives can’t sell until after Wells Fargo repays $25 billion of taxpayer-funded capital. . .” (if only our Directors would plan so well for shareholder dividends.)

Our directors appointed Cook & Co. as compensation consultants for the named executive officers and then appointed Cook & Co. as compensation consultant for directors. Why? As noted by former CEO Jerry Levin of Time Warner, “I think it is time to relook at exactly how CEOs are paid.” He blasted compensation consultants (47 pages of the 2008 proxy statement discuss compensation and much about the consultant) for making salary decisions based on “another CEO who may not be worth the $10,000,000 he or she is getting.”

In annual meetings held in 2003 and 2004, shareholders overwhelmingly supported this proponent’s proposal to “expense” the value of stock options. It was strongly opposed by management and not enacted until regulators required it. Other holding companies successfully implemented it.

If you believe that shareholders should have “Say on Pay,” please vote “FOR” this proposal.

Position of the Board

The Board recommends a vote AGAINST this proposal, which is identified as Item 5 on the proxy card, for the following reasons:

•	This proposal is unnecessary because, as described in Item 2, at this year’s annual meeting the Company’s stockholders will be given the opportunity to cast a non-binding advisory vote to approve executive compensation, similar to what is requested in the proposal;

•	In view of recent legislation and the continuing development of national advisory vote regulation, it is premature and not prudent to adopt this proposal as a permanent policy at this time; and

•	An advisory vote on director compensation is unprecedented and would provide more confusion than clarity.

The Board believes that the proposal is not necessary because, as described in Item 2, at this year’s annual meeting the Company’s stockholders will be given the opportunity to cast a non-binding advisory vote to approve executive compensation, similar to what is requested in the proposal. The Board has decided to provide stockholders with this opportunity in light of the Board’s review of recent corporate governance trends, potential federal legislation, best practices and stockholder input on this topic. The non-binding advisory vote included in Item 2 is identical to the separate non-binding stockholder vote the Company was required to provide to stockholders in 2009 as a then participant in TARP under ESSA.

The Board will continue to monitor legislative and regulatory developments regarding advisory vote regulation and legislation, as well as best practices for companies both inside and outside the financial services industry. The Board believes, however, that given recent legislative developments, it is premature and not prudent at this time to adopt this proposal as a permanent policy. It is not clear if the proposal would be compliant with legislative provisions or any future SEC rules regarding implementation of an advisory vote requirement. It is also possible that, even if not legally required, public companies may adopt alternative advisory vote policies in the future and adopting this proposal as a permanent policy could impair the ability of the Company to react to such future developments.

The requirement to subject director compensation to an advisory stockholder vote is unprecedented and would neither provide clarity nor effective guidance. Directors are compensated for their time and in exchange for the fiduciary obligations they incur. Director compensation for non-employee directors is uniform (with differences for lead directors and committee chairs and adjusted for meetings attended). Unlike named executive officers, directors do not directly manage the Company and are not compensated for achieving individual performance metrics. Furthermore, stockholders have a direct mechanism for expressing their views on individual director performance since they have the opportunity to vote for or against each director on an annual basis. As discussed in “Director Compensation,” the Governance and Nominating Committee of the Board reviews the individual components and total amount of director compensation annually and reviews competitive pay data for companies in our peer group. The “yes/no” nature of the vote would force members of the Board of Directors to speculate about which director or specific component of director compensation is of concern, which would generate needless confusion for the Board and stockholders.

Accordingly, the Board recommends that stockholders vote AGAINST this proposal.

ITEM 6—STOCKHOLDER PROPOSAL REGARDING AN

AMENDMENT TO THE COMPANY’S PERFORMANCE-BASED COMPENSATION POLICY

The AFSCME Employees Pension Plan, 1625 L Street, NW, Washington, DC 20036, which held 45,573 shares of common stock on November 18, 2009, intends to submit a resolution to stockholders for approval at the annual meeting. The proponent’s resolution and supporting statement appear below.

Resolution

RESOLVED, that stockholders of Wells Fargo & Company (“Wells Fargo”) urge the Human Resources Committee (“Committee”) to make the following changes to the Performance Policy (“PP”) as applied to named executive officers and the 100 most highly-compensated employees:

1.	An award under the PP (a “Bonus”) that is based on financial measurements (a “Financial Metric”) whose performance measurement period (“PMP”) is one year or shorter shall not be paid in full for a period of three years (“Deferral Period”) following the end of the PMP;

2.	The Committee shall develop a methodology for (a) determining what proportion of a Bonus should be paid immediately, (b) adjusting the remainder of the Bonus over the Deferral Period to reflect performance on the Financial Metric(s) during the Deferral Period and (c) paying out the remainder of the Bonus during and at the end of the Deferral Period; and

3.	The adjustment(s) described above should not require achievement of new performance goals but should focus on the quality and sustainability of the performance on the Financial Metric(s) during the Deferral Period.

The changes should not violate any existing contractual obligation of Wells Fargo or terms of any compensation or benefit plan currently in effect and should not have the effect of reducing amounts already awarded or earned.

Supporting Statement

As long-term stockholders, we are concerned that short-term incentive plans can encourage employees to manage for the short-term and take on excessive risk. The PP is based upon return on equity for the fiscal year. The current financial crisis illustrates what can happen when key employees are rewarded without any effort to ensure that short-term performance is sustainable.

We think incentives matter not only for senior executives, but also for other highly-compensated employees such as traders, whose decisions can have a large impact on the company. Our focus on the 100 most highly-compensated employees is based on the Treasury Department’s requirement that companies receiving “exceptional financial assistance” seek approval for the compensation structures of executive officers and the 100 most highly-compensated employees.

This proposal urges that PP be changed to encourage a longer-term orientation. The proposal asks that the Committee develop a system for holding back some portion of each bonus based on short-term financial metrics for three years and adjusting the unpaid portion to account for performance during that period. The Committee would have discretion to set the terms and mechanics of this process.

A bonus deferral system is gaining significant support internationally. In September 2009, the G-20 endorsed the Principles for Sound Compensation Practices, which recommend that a substantial portion of variable compensation be deferred over a period of at least three years.

France already requires that at least 50% of bankers’ bonuses be deferred for three years. The U.K.’s Financial Services Authority has adopted a remuneration code [that] mandates that two-thirds of senior employees’ bonuses be deferred over three years.

We urge support FOR this proposal.

Position of the Board

The Board recommends a vote AGAINST this proposal, which is identified as Item 6 on the proxy card, for the following reasons:

•	This proposal would limit the Board’s discretion to determine the appropriate mix of incentive compensation by effectively eliminating the ability to pay annual cash incentives;

•	The proposal would negatively affect the Company’s ability to attract, motivate and retain key employees; and

•	The Company’s existing compensation programs already provide safeguards against the concerns outlined in the proposal.

The Board believes this proposal would limit its discretion to determine the appropriate mix of incentive compensation by effectively eliminating its ability to pay annual cash incentives. Our incentive compensation program for executives and other key team members includes both a cash component in the form of an annual bonus opportunity and an equity component in the form of a long-term equity-based award that vests over a period of years. The annual bonus opportunity is designed to reward superior corporate, business line and individual performance for a particular year. The long-term equity award is designed to reward executives and other key team members for increases in stockholder value from superior corporate-level financial performance over the vesting period.

These equity and non-equity components work in tandem to encourage sustained performance over a multi-year period and across a number of quantitative and qualitative measures, consistent with the long-term interests of the Company and its stockholders. The effectiveness of this complimentary relationship would be compromised if cash incentive payments were withheld after annual performance objectives had been met. In addition, by effectively requiring the Company to implement a formulaic approach to paying cash incentive compensation, the proposal could limit the Board’s ability to tie the payment of cash incentives to equally important but more subjective measures such as individual accountability for the establishment and observation of effective controls and risk management practices for the executive’s business line or group.

The Board believes that it would be difficult to attract, motivate and retain key executives if the Company were not able to provide annual cash incentive compensation at the conclusion of an annual performance period. The proposal, if adopted, would go beyond the compensation of executive officers that determine the strategic policies of the Company and also would apply to certain line and staff employees, which would further negatively affect the recruitment and retention of employees important to the success of the Company’s business.

As described in the CD&A, the Company’s existing compensation program for executives and other key team members provides safeguards against the concerns outlined in the stockholder proposal. The program uses equity-based awards, coupled with stock ownership retention guidelines, to promote management focus on sustained, long-term performance rather than on maximizing short-term performance at the expense of long-term performance. The Company’s stock-based awards vest over multiple years and, therefore, align the executive’s interests with stockholders over the long-term. As an example, the RSRs and Retention Performance Shares granted in 2009 vest over three years, or vest subject to achievement of specific performance criteria measured over three years, and require the executives to hold, while employed by the Company and for at least one year after retirement, a significant portion of the shares they receive on vesting of the award. The Company also has a compensation recoupment or “clawback” policy to deter compensation-related misconduct by executives. This policy allows for the recovery of incentive compensation where an executive officer engages in fraud or intentional misconduct that causes a material restatement of financial results if the amount of incentive compensation would have been lower had the financial results been properly stated. In addition, the Board has adopted an overlapping clawback policy that requires an executive officer or any of the next 20 most highly compensated employees to forfeit previously awarded compensation if the payments were based on materially inaccurate financial statements or any other performance-metric criteria that are later proven to be materially inaccurate. As a result, the Board believes that based on the Company’s existing incentive compensation programs and practices, as well as the safeguards we have already put in place, the mandatory deferral requirements of the proposal are unnecessary and not in the best interests of the Company and its stockholders.

Accordingly, the Board recommends that stockholders vote AGAINST this proposal.

ITEM 7—STOCKHOLDER PROPOSAL REGARDING A POLICY

TO REQUIRE AN INDEPENDENT CHAIRMAN

SEIU Master Trust, 11 Dupont Circle, Washington, DC 20036-1202, which held 28,200 shares of common stock on November 17, 2008, intends to submit a resolution to stockholders for approval at the annual meeting. The proponent’s resolution and supporting statement appear below.

Resolution

RESOLVED, that stockholders of Wells Fargo & Company (“Wells Fargo” or the “Company”) urge the board of directors (the “Board”) to adopt a policy that a director who is independent from Wells Fargo shall serve as Chairman of the Board. The policy’s definition of independence should provide that a director is “independent” if the board determines that he or she has no material relationship with Wells Fargo apart from his or her directorship. The policy should specifically provide that the following relationships disqualify a director from being considered independent:

(a)	prior employment by Wells Fargo;

(b)	provision of consulting or other personal services to Wells Fargo or any of its executive officers;

(c)	employment by, service as a director of or ownership of a five percent or greater equity interest in, an entity that makes payments to or receives payments from Wells Fargo and either: (i) such payments account for one percent or more of the entity’s or the Company’s consolidated gross revenues in any single fiscal year; or (ii) if the entity is a debtor or creditor of Wells Fargo, the amount owed exceeds one percent of the Company’s or entity’s assets;

(d)	service as an employee or director of a foundation, university or other non-profit organization that receives donations from the Company, or direct benefit from any donations to such an organization;

(e)	being part of an interlocking directorate in which the CEO or other employee of the Company serves on the board of an entity employing the director.

The policy should also provide that a director is not independent if any of his or her immediate family members fall into any of the categories set forth above. An “immediate family member” should be defined to include a spouse, parent, child, sibling, parent-in-law, son-in-law, daughter-in-law, aunt, uncle or anyone sharing the director’s home (other than a domestic worker).

The policy should provide that, if the Board determines that a Chairman who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within 60 days of such determination. Compliance with the policy should be excused if no director who qualifies as independent is elected by the stockholders or if no director who is independent is willing to serve as Chairman. The policy should apply prospectively so as not to violate any existing contractual obligation.

Supporting Statement

Wells Fargo’s former CEO, Richard Kovacevich, currently serves as chairman of the Company’s board of directors. On January 1, 2010, CEO and President John Stumpf is slated to take over the chairman role, which Kovacevich had held on an interim basis.

In our view, truly independent board leadership is necessary to ensure that the board provides robust oversight of management. Such monitoring is especially important at financial firms in light of the increased importance of risk oversight.

We urge stockholders to vote for this proposal.

Position of the Board

The Board recommends a vote AGAINST this proposal, which is identified as Item 7 on the proxy card, for the following reasons:

•	Our stockholders rejected a similar independent chairman proposal for the fifth consecutive year in 2009;

•

The Company’s corporate governance structure, including the composition of the Board, its committees, and a position of Lead Director, already provides effective independent oversight of management; and

•

If adopted, the proposal would unnecessarily restrict the Board’s ability to select the director best suited to serve as Chairman of the Board based on criteria the Board deems to be in the best interests of the Company and its stockholders.

This proposal, if adopted, would require the Chairman of the Board to be an independent director. Our stockholders have rejected similar independent chairman proposals in 2009, 2008, 2007, 2006, and 2005.

As described under “Board Leadership Structure and Lead Director,” the Board believes that combining its CEO with the Chairman of the Board position is the most appropriate structure for the Company at this time and is in the best interests of stockholders. The Board believes the Company’s corporate governance structure, with its strong emphasis on Board independence, makes an absolute independent chairman requirement unnecessary. Fifteen of the sixteen director nominees are independent under NYSE rules and the Company’s Director Independence Standards, and each of the five standing Board committees is comprised solely of independent directors. The Board and its committees each meet in executive session on a regular basis without the presence of management, and all Board members have complete access to management and outside advisors.

In order to more effectively manage governance, the Board created a new position of Lead Director, effective January 1, 2009. The Lead Director must be an independent director under the Company’s Director Independence Standards, which include the NYSE rules. The Lead Director has clearly defined responsibilities, including approving with the Chairman of the Board and CEO meeting agendas and meeting schedules to assure there is sufficient time for discussion of all agenda items, calling and chairing meetings of non-management directors, working with committee chairs to ensure coordinated coverage of Board responsibilities, chairing executive sessions of the Board and advising the Chairman and CEO of actions or deliberations at such sessions, serving as a liaison between non-management directors and the Chairman, facilitating communication between the Board and senior management, advising the Chairman and CEO on the informational needs of the Board and approving the types and forms of information provided to the Board, and being available for consultation and direct communication if requested by a major stockholder of the Company. The Board’s effective committee structure and full Board operations, including the addition of an independent Lead Director, allow the non-management directors to carry out their fiduciary responsibilities to provide proper oversight of management. As a result, the Board does not believe that a policy mandating an independent Chairman is necessary to achieve effective independent oversight.

The Board also values its flexibility to select, on a case-by-case basis, the style of leadership best able to meet the Company’s and stockholders’ needs based on the qualifications of the individuals available and circumstances existing at the time. For the reasons described in “Board Leadership Structure and Lead Director,” the Board believes that the Company and stockholders are currently best served by combining the CEO and Chairman of the Board positions. Moreover, the Board believes that maintaining the flexibility to select the right leadership structure for the Board and the Company is especially important during the current difficult economic environment and as the Company continues the important task of integrating the acquisition of Wachovia. The adoption of the proposed policy mandating an independent Chairman of the Board would rigidly limit the Board’s ability to select the director best suited to serve as Chairman based on then relevant, Company-specific facts, circumstances and criteria. The Board continues to believe the proposed policy would impose an unnecessary and potentially harmful restriction on the Board that is not in the best interests of the Company and its stockholders.

Accordingly, the Board recommends that stockholders vote AGAINST this proposal.

ITEM 8—STOCKHOLDER PROPOSAL

REGARDING A REPORT ON CHARITABLE CONTRIBUTIONS

Human Life International, Inc., 4 Family Life Lane, Front Royal, VA 22630, which held 100 shares of our common stock on October 23, 2009, intends to submit a resolution to stockholders for approval at the annual meeting. The proponents’ resolution and supporting statement appear below.

Resolution

RESOLVED, that the shareholders request the Company to list the recipients of corporate charitable contributions of $5,000 or more on the company website.

Supporting Statement

Current disclosure is insufficient to allow the Company’s Board and shareholders to evaluate the proper use of corporate assets by outside organizations and how those assets should be used, especially for controversial causes. For example, while our company has given money to such seemingly non-controversial groups like Habitat for Humanity, it has also given money to Planned Parenthood, which performs over 300,000 abortions every year. Whether one approves or disapproves of abortion, most would acknowledge that it is a controversial issue. Similarly, our Company has given millions of dollars to Gay, Lesbian, Bisexual and Transgender organizations like Human Rights Campaign and the Gay and Lesbian Alliance Against Defamation. These organizations are very active in attempting to change the laws of California and other states to allow marriages between people of the same sex. While same sex marriage has its supporters, who could voice their support for the Company’s funding decision, it also has its detractors. Homosexual relations have been proscribed by Christian, Jewish, Muslim and other religious traditions for hundreds, if not thousands of years. Other charities, too numerous to mention, present their own unique challenges. Fuller disclosures would provide enhanced feedback opportunities from which our Company could make more fruitful decisions. Unlike personal giving which can be done anonymously, corporate philanthropy should be quite visible to better serve the interests of the shareholders.

Position of the Board

The Board recommends a vote AGAINST this proposal, which is identified as Item 8 on the enclosed proxy card, for the following reasons:

•	The Company already provides detailed information about its corporate giving on its website; and

•	Maintaining a complete and up-to-date website listing of each and every contribution in excess of $5,000 made by our more than 80 businesses would not be an effective use of the Company’s resources.

The Company takes seriously its corporate responsibility to reinvest in the diverse communities in which we do business. We believe that such investments can help our local communities prosper and our customers succeed financially which, in turn, will help us achieve our goal of being one of America’s great companies. Investing in our local communities is fundamental to our vision and values and for over 150 years we have played a vital role in our local communities. For example, in 2009 alone Wells Fargo and Wachovia businesses, as well as the Wells Fargo Foundation and the Wachovia Wells Fargo Foundation (which are private foundations funded by contributions from the Company), contributed $202 million to approximately 18,000 non-profit organizations and schools nationwide. The Company has a long history of supporting communities and we are proud to be recognized as one of the Top 10 Biggest Givers in Corporate Philanthropy by BusinessWeek.

We also appreciate that while many non-profit organizations and causes are worthy of financial support we must invest the Company’s resources wisely. Therefore, we direct our corporate giving to areas that we consider important to the future of our communities’ vitality and success: community development, education, human services, civic projects, arts and culture, and the environment. We also firmly believe in local decision making. As a result, our corporate giving programs work in close partnership with local team members and stakeholders on the ground—who know their communities best—to see that our grants and contributions are directed to local organizations that address specific needs in the many diverse communities in which we live and work. Specific information about the

Company’s philosophy, guidelines and procedures for making grants is already available on our website at www.wellsfargo.com (About Us>Giving Locally and Nationally) under the caption “Corporate Giving.”

To better communicate our progress in these areas, for several years we have published our social responsibility reports which describe how we serve our communities and report on our achievements in corporate citizenship. These reports further highlight some of the Company’s significant contributions and are publicly available on our website at www.wellsfargo.com (About Us>Corporate Citizenship). Additional information about the Wells Fargo Foundation and the Wachovia Wells Fargo Foundation is also available in each foundation’s Form 990-PF filed with the Internal Revenue Service, copies of which are available upon written request to Cynthia Ishigaki, Vice President, Wells Fargo Foundation, 550 California St., MAC A0112-073, San Francisco, California 94104.

Our Board does not believe the detailed website disclosure sought by this proposal would provide significantly greater insight or serve the best interests of the Company or its stockholders. Furthermore, the added administrative efforts to maintain a complete and up-to-date website listing of the thousands of local contributions made by all of our businesses on a daily basis would be burdensome and not an effective use of the Company’s resources.

The Board believes our social responsibility reports, together with the additional information about our community giving programs already available on our website, give our stockholders and other stakeholders meaningful disclosure about how the Company is investing in our communities and is the most efficient and effective use of the Company’s resources.

Accordingly, the Board recommends that stockholders vote AGAINST this proposal.

ITEM 9—STOCKHOLDER PROPOSAL REGARDING A REPORT

ON POLITICAL CONTRIBUTIONS

Miami Firefighters’ Relief and Pension Fund, 2980 N.W. South River Drive, Miami, FL 33125, which held 15,070 shares of common stock on November 17, 2009 intends to submit a resolution to stockholders for approval at the annual meeting. The proponent’s resolution and supporting statement appear below.

Resolution

RESOLVED, that the shareholders of Wells Fargo (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.

Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1) (B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Supporting Statement

As long-term shareholders of Wells Fargo, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications of behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

Wells Fargo contributed at least $2.1 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http:/www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asked the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Position of the Board

The Board recommends a vote AGAINST this proposal, which is identified as Item 9 on the proxy card, for the following reasons:

•	The proposal is unnecessary because our policy is not to use corporate funds to make contributions to political candidates, political parties or committees;

•	We already provide the extensive disclosure required by federal and state election laws and provide much of this information on our website; and

•	The proposal would result in unnecessary expense and may be misleading.

As a large financial services company involved in many different businesses, including consumer and commercial lending, securities brokerage, asset and wealth management and insurance, the Company is subject to significant federal, state and local regulation. We recognize that these regulations can have a profound impact on the way we operate our business, deliver value to our stockholders, support our employees and serve our customers and communities. To increase the likelihood that our views on legislative and regulatory developments affecting the Company and its various constituencies are considered in the legislative process, the Board believes that it is in our best interests to participate actively in the legislative process; provided that we can do so in an ethical manner consistent with good corporate governance and in compliance with all applicable laws and regulations. This is reflected in our long standing policy that prohibits the use of corporate funds to make contributions to political candidates, political parties or committees. Our corporate policy on political contributions can be found on our website at www.wellsfargo.com (About Us>Corporate Governance>Political Contributions—Government Relations).

Our political activities consist primarily of sponsorship of political action committees, known as PACs, which solicit and accept voluntary contributions from eligible employees and make political contributions to federal, state and local candidates and candidate committees that promote responsible government and support effective financial legislation important to the Company. Decisions regarding political contributions by the PACs are subject to the oversight of the board of trustees for each PAC based upon the best interests of the Company, the recommendations made voluntarily by contributing employees and in consultation with our Government Relations staff. Any eligible employee who contributes to a PAC may request a PAC contribution for a candidate and/or candidate committee. As required by law, all PAC contributions are reported on a periodic basis to the Federal Election Commission and to the appropriate state election authorities. Reports made to those agencies are a matter of public record, and the Company’s PACs and their political contributions are also subject to annual internal audits.

In furtherance of our business interests, we also participate in certain trade associations. Trade associations, however, are independent organizations that may have many positions and views relating to the financial services industry, not all of which are necessarily shared or supported by the Company. Thus disclosure of contributions to trade associations beyond what is legally required risks misrepresenting the Company’s political activities and positions. The Company also complies with federal and state laws regarding the disclosure of its lobbying activities, and these disclosures are publicly available and can be accessed from our website.

The Board believes that the legally required disclosures currently being made by the Company, our PACs, and the recipients of political contributions from the PACs, as well as our internal oversight procedures and policies and the disclosures on our website are more than adequate to alleviate the concerns raised in the proposal. Furthermore, in light of the Company’s policy described above prohibiting the use of corporate funds for political contributions, any additional disclosure would serve no useful purpose and would result in an unnecessary duplication and expense for the Company.

Accordingly, the Board recommends that stockholders vote AGAINST this proposal.

STOCKHOLDER INFORMATION

FOR FUTURE ANNUAL MEETINGS

Stockholder Proposals for 2011 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy statement for the Company’s annual meeting of stockholders in 2011 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by our Chairman, President and CEO, John G. Stumpf, at 420 Montgomery Street, San Francisco, California 94104 or by our Corporate Secretary, Laurel A. Holschuh, at MAC #N9305-173, Sixth and Marquette, Minneapolis, Minnesota 55479 no later than November [•], 2010.

Advance Notice Procedures

Under our By-Laws, a stockholder who wishes to nominate an individual for election to the Board directly, or to propose any business to be considered at an annual meeting must deliver advance notice of such nomination or business to the Company following the procedures in the By-Laws. The stockholder must be a stockholder of record as of the date the notice is delivered and at the time of the annual meeting. The notice must be in writing and contain the information specified in the By-Laws for a director nomination or other business. The notice must be delivered not earlier than 120 days, and not later than 90 days, before the first anniversary of the preceding year’s annual meeting to our CEO and Corporate Secretary as follows: John G. Stumpf, Chairman, President and CEO, Wells Fargo & Company, 420 Montgomery Street, San Francisco, California 94104; and Laurel A. Holschuh, Corporate Secretary, MAC #N9305-173, Wells Fargo Center, Sixth and Marquette, Minneapolis, Minnesota 55479. The Chairman or other officer presiding at the annual meeting has the sole authority to determine whether any nomination or other business has been properly brought before the meeting in accordance with our By-Laws. Management and any other person duly named as proxy by a stockholder will have the authority to vote in their discretion on any nomination for director or any other business at an annual meeting if the Company does not receive notice of the nomination or other business matter within the time frames described above.

The requirements described above are separate from the procedures you must follow to submit a nominee for consideration by the GNC for recommendation to the Board for election as a director as described under “Director Nomination Process” and from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement pursuant to SEC Rule 14a-8.

GLOSSARY OF COMMONLY USED TERMS

The following provides the definitions and abbreviations for terms that are frequently used in this proxy statement:

Term/Abbreviation	Definition
2003 SIP	The amended and restated Wachovia Corporation 2003 Stock Incentive Plan

2009 financial statements	The audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC

AEC	The Audit and Examination Committee of the Board of Directors

Annual meeting	The 2010 annual meeting of stockholders of Wells Fargo & Company to be held on April 27, 2010

Board or Board of Directors	The Board of Directors of Wells Fargo & Company

By-Laws	The By-Laws of Wells Fargo & Company, as amended through September 23, 2008

CD&A	The Compensation Discussion and Analysis section of the proxy statement

CEO	The Chief Executive Officer of Wells Fargo & Company

CFO	The Chief Financial Officer of Wells Fargo & Company

Certificate of Incorporation	Wells Fargo & Company Restated Certificate of Incorporation, as amended, as filed with the Secretary of State for the State of Delaware

Code or IRC	U.S. Internal Revenue Code, as amended

Combined Plans	The Wells Fargo & Company Cash Balance Plan and Supplemental Cash Balance Plan

Company	Wells Fargo & Company and its subsidiaries

Company 401(k) Plans	Wells Fargo & Company 401(k) Plan and A.G. Edwards, Inc. Retirement and Profit Sharing Plan

Company common stock or our common stock	Wells Fargo & Company Common Stock, $1-2/3 par value per share

Company Plans	Company 401(k) Plans and Company SPP

Company SPP	Wells Fargo & Company Stock Purchase Plan

Cook & Co.	Frederic W. Cook & Co., Inc., a compensation consulting firm retained by the HRC and GNC, and George B. Paulin, Frederic W. Cook & Co., Inc.’s designated representative to the HRC and GNC

Corporate Governance Guidelines	The guidelines the Board adopted to provide the framework for the governance of the Company

Term/Abbreviation	Definition
CPP	The Capital Purchase Program established by the Treasury Department as part of EESA

Credit Committee	The Credit Committee of the Board of Directors

Deferred Compensation Plan	Wells Fargo & Company Deferred Compensation Plan

Directors Plan	Wells Fargo & Company Directors Stock Compensation and Deferral Plan

EESA	The Emergency Economic Stabilization Act of 2008, as amended

ERISA	The Employee Retirement Income Security Act of 1974, as amended

Exchange Act	The Securities Exchange Act of 1934, as amended

Finance Committee	The Finance Committee of the Board of Directors

Former Norwest	Norwest Corporation and its subsidiaries as such entities existed before the merger of the former Wells Fargo into a wholly owned subsidiary of Norwest Corporation in November 1998

Former Wells Fargo	Wells Fargo & Company and its subsidiaries as such entities existed before Wells Fargo & Company was merged into a subsidiary of Norwest Corporation in November 1998

GAAP	Generally accepted accounting principles as applied in the United States

GNC	The Governance and Nominating Committee of the Board of Directors

HRC	The Human Resources Committee of the Board of Directors

Independent directors	The directors whom the Board has determined are independent under the Company’s Director Independence Standards

IRC	The Internal Revenue Code of 1986, as amended

KPMG	KPMG LLP, the Company’s outside independent auditors

Lead Director	The lead independent director of the Board of Directors

LTICP	Wells Fargo & Company Long-Term Incentive Compensation Plan

Named executives	The executive officers of Wells Fargo & Company named in the Summary Compensation Table

Non-employee directors	Those members of the Board who do not hold another position with Wells Fargo

Norwest merger	The merger of the Former Wells Fargo into a wholly owned subsidiary of Norwest Corporation in November 1998

Notice of internet availability of proxy materials	A notice sent to most of our stockholders on or about March [•], 2009, which contains instructions on how to access the proxy materials over the internet and vote online

Term/Abbreviation	Definition
NYSE	The New York Stock Exchange

Peer Group	Currently consists of the following large publicly traded companies: Bank of America Corporation, BB&T Corporation, Capital One Corporation, Citigroup Inc., Fifth Third Bancorp, JPMorgan Chase & Co., The PNC Financial Services Group, Inc., Regions Financial Corporation, SunTrust Banks, Inc., and U.S. Bancorp

Performance Policy	Wells Fargo & Company Performance-Based Compensation Policy, which was suspended effective January 1, 2009

Proxy materials	Wells Fargo & Company 2009 proxy statement (including Wells Fargo’s notice of the annual meeting), 2008 annual report, and proxy card/voting instruction form

RSRs	Restricted share rights

Record date	The close of business on February 26, 2009

SARs	Stock appreciation rights

Sarbanes-Oxley or SOX	The Sarbanes-Oxley Act of 2002

S&P 500	Standard & Poor’s 500 Index

SEC	The U.S. Securities and Exchange Commission

Section 162(m)	Section 162(m) of the Internal Revenue Code, as amended

Securities Act	The Securities Act of 1933, as amended

SPP	Stock Purchase Plan

Supplemental 401(k) Plan	Wells Fargo & Company Supplemental 401(k) Plan

TARP	The Troubled Asset Relief Program of the U.S. government, which allows the Treasury Department to purchase assets and equity from financial institutions

Team member	A person who is an employee of Wells Fargo

Treasury Department	The United States Department of the Treasury

Wachovia or Wachovia Corporation	Wachovia Corporation as such entity existed before the merger of Wachovia Corporation into Wells Fargo & Company on December 31, 2008

Wachovia Deferred Compensation Plans	The Wachovia Corporation Executive Deferred Compensation Plan I, the Wachovia Corporation Executive Deferred Compensation Plan II, and the Wachovia Corporation Elective Deferral Plan

Wachovia merger	The merger of Wachovia Corporation into Wells Fargo & Company on December 31, 2008

We, our, or us	Wells Fargo

Wells Fargo	Wells Fargo & Company and one or more of its subsidiaries

Wells Fargo & Company	A corporation organized under the laws of Delaware and a financial holding company and a bank holding company registered under the Bank Holding Company Act of 1956, as amended

Term/Abbreviation	Definition
Wells Fargo Bank	Wells Fargo Bank, National Association, a wholly owned subsidiary of Wells Fargo & Company

WFFI	Wells Fargo Financial, Inc.

CCM4521

Company #

WELLS  FARGO  &  COMPANY

2010 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for

the Stockholders Meeting to be Held on April 27, 2010

The Wells Fargo & Company 2010 Annual Meeting of Stockholders will be held on Tuesday, April 27, 2010 at 1:00 p.m., Pacific time, in The Julia Morgan Ballroom, Merchants Exchange Building, 465 California Street, San Francisco, California. Under Securities and Exchange Commission rules, we are notifying you that our proxy materials for the Annual Meeting and access to a proxy voting website are available to you over the internet. Please follow the instructions on the reverse side of this Notice to view these proxy materials and vote online or request printed copies of the materials. This Notice also serves as notice of the 2010 Annual Meeting of Stockholders of Wells Fargo & Company.

The purpose of the Annual Meeting is to:

1.	Elect the 16 nominees named in the Company’s 2010 proxy statement to the Board of Directors;
2.	Vote on a non-binding advisory resolution to approve the compensation of the Company’s named executives;
3.	Vote on an amendment to the Company’s Certificate of Incorporation to increase the Company’s authorized shares of common stock from 6 billion to 9 billion;
4.	Ratify the appointment of KPMG LLP as independent auditors for 2010;
5.	Vote on a stockholder proposal regarding an advisory vote on executive and director compensation;
6.	Vote on a stockholder proposal regarding an amendment to the Company’s performance-based compensation policy;
7.	Vote on a stockholder proposal regarding a policy to require an independent chairman;
8.	Vote on a stockholder proposal regarding a report on charitable contributions;
9.	Vote on a stockholder proposal regarding a report on political contributions; and
10.	Consider any other business properly brought before the meeting.

The Board of Directors recommends you vote:

•	FOR each of the nominees for director as named in the proxy statement (Item 1);
•	FOR the proposals in Items 2 through 4; and
•	AGAINST each of the stockholder proposals in Items 5 through 9.

This communication presents only an overview of the more complete proxy materials that are available to you over the internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Wells Fargo’s 2010 Proxy Statement (which includes the Notice of the 2010 Annual Meeting of Stockholders) and Annual Report to Stockholders for the year ended December 31, 2009 are available at:

www.ematerials.com/wfc

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 15, 2010 to facilitate timely delivery.

To request paper or e-mail copies of the proxy materials, please contact us via:

Internet: Visit www.ematerials.com/wfc and follow the instructions for requesting meeting materials.

Telephone: Call 1-866-697-9377 and follow the recorded instructions.

E-mail: Send us an e-mail at ep@ematerials.com. Please write “WFC Materials Request” in the subject line and include the following in the e-mail:

(1)	The 3-digit company # and the 11-digit control # located in the box in the upper right hand corner on the front of this Notice;
(2)	Your preference to receive printed materials by mail or to receive an e-mail with links to the electronic materials (please include the e-mail address if you choose e-mail delivery); and
(3)	If you would like this election to apply to delivery of materials for all future stockholders meetings, write the word “Permanent” and include the last 4 digits of your social security number or tax identification number.

Only stockholders who owned stock at the close of business on the record date, February 26, 2010, may vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting that may take place. You may choose to attend the Annual Meeting and vote in person at the meeting. For directions to attend the Annual Meeting and to vote in person, please call Investor Relations at 1-415-396-3668.

To vote now by internet, go to www.eproxy.com/wfc

Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12 noon (CT) on April 26, 2010. Please have this Notice and the last four digits of your social security number or tax identification number available and follow the instructions.

PLEASE MAKE SURE YOU HAVE THIS NOTICE AVAILABLE WHEN YOU:

•	Request a paper copy of the proxy materials; or

•	Want to vote electronically.

WELLS FARGO & COMPANY 420 MONTGOMERY STREET SAN FRANCISCO, CALIFORNIA 94104

2010 ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, APRIL 27, 2010

1:00 p.m., Pacific time

ACCESS PROXY MATERIALS BY INTERNET

You can access our proxy materials over the internet. Please have this proxy card available and go to the following internet address: www.ematerials.com/wfc to access the materials.

Please help the environment by signing up at the following internet address: www.ematerials.com/wfc to receive all your future annual meeting materials electronically.

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VOTE BY INTERNET, TELEPHONE, OR MAIL

TO VOTE BY INTERNET:	GO TO THE INTERNET ADDRESS: www.eproxy.com/wfc

•	Use the internet to vote by proxy 24 hours a day, 7 days a week, until 12 noon (CDT) on April 26, 2010.

•	Please have your proxy card and the last four digits of your social security number or tax identification number available. Follow the simple instructions when prompted.

•	Do not mail back your proxy card.

TO VOTE BY TELEPHONE:	CALL TOLL FREE ON A TOUCH-TONE TELEPHONE: 1-800-560-1965.

•	Use any touch-tone telephone to vote by proxy 24 hours a day, 7 days a week, until 12 noon (CDT) on April 26, 2010.

•	Please have your proxy card and the last four digits of your social security number or tax identification number available. Follow the simple instructions when prompted.

•	Do not mail back your proxy card.

TO VOTE BY MAIL:	PLEASE SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE RETURN THE ENTIRE PROXY CARD—DO NOT SEPARATE IT—IN THE ENVELOPE.

WELLS FARGO & COMPANY

WELLS FARGO & COMPANY
Shareowner ServicesSM	COMPANY #
P.O. Box 64945, St. Paul, MN 55164-0945

Address Change? Mark Box, sign, and Indicate changes below: ☐

This proxy is solicited by the Board of Directors of Wells Fargo & Company (the “Company”) for use at the Annual Meeting of Stockholders on Tuesday, April 27, 2010, at 1:00 p.m., Pacific time, in The Julia Morgan Ballroom, Merchants Exchange Building, 465 California Street, San Francisco, California 94104.

TO VOTE BY INTERNET OR TELEPHONE SEE REVERSE SIDE OF THIS PROXY CARD

ADDRESS BLOCK

TO VOTE BY MAIL, COMPLETE THIS PROXY CARD AND RETURN THE ENTIRE PROXY CARD—DO NOT SEPARATE IT—IN THE ENCLOSED ENVELOPE

By signing this proxy, the undersigned hereby revokes all prior proxies, and appoints Patricia R. Callahan, Michael J. Loughlin, and James M. Strother, and each of them, with full power of substitution, as proxies to vote all shares of the Company’s common stock held of record by the undersigned at the close of business on February 26, 2010, which the undersigned would be entitled to vote if personally present at the Annual Meeting or at any adjournments or postponements thereof, as specified on this proxy card. If properly executed, this proxy will be voted as you direct below. If this proxy is executed but no direction is indicated, this proxy will be voted FOR Items 1, 2, 3 and 4, AGAINST Items 5, 6, 7, 8 and 9, and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. The Board recommends a vote “FOR” Items 1, 2, 3 and 4 and a vote “AGAINST” Items 5, 6, 7, 8 and 9.

☐	TO VOTE AS THE BOARD RECOMMENDS ON ALL ITEMS BELOW, CHECK THIS BOX, DATE, SIGN AND RETURN THIS PROXY CARD.

				ñ Please fold here - Do not separate ñ					`	For	Against	Abstain

1.	Election of directors:	For	Against	Abstain		For	Against	Abstain	1(k) Philip J. Quigley	☐	☐	☐

1(a) John D. Baker II		☐	☐	☐	1(f) Donald M. James	☐	☐	☐	1(l) Judith M. Runstad	☐	☐	☐

1(b) John S. Chen		☐	☐	☐	1(g) Richard D. McCormick	☐	☐	☐	1(m) Stephen W. Sanger	☐	☐	☐

1(c) Lloyd H. Dean		☐	☐	☐	1(h) Mackey J. McDonald	☐	☐	☐	1(n) Robert K. Steel	☐	☐	☐

1(d) Susan E. Engel		☐	☐	☐	1(i) Cynthia H. Milligan	☐	☐	☐	1(o) John G. Stumpf	☐	☐	☐

1(e) Enrique Hernandez, Jr.		☐	☐	☐	1(j) Nicholas G. Moore	☐	☐	☐	1(p) Susan G. Swenson	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Proposal to approve a non-binding advisory resolution regarding the compensation of the Company’s named executives.	☐	☐	☐	7.	Stockholder proposal regarding a policy to require an independent chairman.	☐	☐	☐

3.	Proposal to approve an amendment to the Company’s Certificate of Incorporation to increase the Company’s authorized shares of common stock from 6 billion to 9 billion.	☐	☐	☐	8.	Stockholder proposal regarding a report on charitable contributions.	☐	☐	☐

4.	Proposal to ratify the appointment of KPMG LLP as independent auditors for 2010.	☐	☐	☐	9.	Stockholder proposal regarding a report on political contributions.	☐	☐	☐

5.	Stockholder proposal regarding an advisory vote on executive and director compensation.	☐	☐	☐	This proxy will be valid until the first of the following two dates to occur: the date that is one year from the date shown below or the date the Annual Meeting is completed.

6.	Stockholder proposal regarding an amendment to the Company’s performance-based compensation policy.	☐	☐	☐		If you plan on attending the Annual Meeting, please check the box: ☐

Date:

Signature(s) in Box
Please sign exactly as your name(s) appears on proxy card. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.